      As filed with the Securities and Exchange Commission on May 7, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                       FOCAL COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

                               ----------------

   Delaware                          4813                         36-4167094
(State or other
jurisdiction of
incorporation or
organization)
           (Primary Standard Industrial Classification Code Number)
                                                             (I.R.S. Employer
                                                              Identification
                                                                 Number)

         200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601
                                (312) 895-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               JOSEPH A. BEATTY
             Executive Vice President and Chief Financial Officer
                       Focal Communications Corporation
                     200 North LaSalle Street, Suite 1100
                            Chicago, Illinois 60601
                                (312) 895-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
      Elizabeth C. Kitslaar, Esq.                Leigh P. Ryan, Esq.
      Jones, Day, Reavis & Pogue        Paul, Hastings, Janofsky & Walker LLP
         77 West Wacker Drive                      399 Park Avenue
              Suite 3500                             31st Floor
     Chicago, Illinois 60601-1692           New York, New York 10022-4697
            (312) 782-3939                         (212) 318-6000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                Proposed maximum
          Title of each class of                   aggregate                Amount of
        securities to be registered            offering price (1)        registration fee
-----------------------------------------------------------------------------------------
Common Stock (par value $0.01 per share)...       $115,000,000               $31,970
-----------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
                               ----------------


-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities where the offer or sale is not permitted.                          +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 7, 1999

PROSPECTUS

                                          Shares

                                  [Focal Logo]

                        Focal Communications Corporation

                                  Common Stock
                                 $   per share

                                   --------

  Focal Communications Corporation is selling      shares of common stock. The
underwriters named in this prospectus may purchase up to     additional shares
of our common stock from us under certain circumstances.

  This is an initial public offering of common stock. We currently expect the
initial public offering price to be between $   and $   per share, and have
applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "FCOM."

                                   --------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                      Per Share      Total
                                     ------------ ------------
Public Offering Price                $            $
Underwriting Discount                $            $
Proceeds to Focal (before expenses)  $            $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about     , 1999.

                                   --------

Salomon Smith Barney
         Credit Suisse First Boston
                   Donaldson, Lufkin & Jenrette
                                                      Morgan Stanley Dean Witter

          , 1999

      [MAP OF UNITED STATES SHOWING OPERATIONAL MARKETS AND MARKETS UNDER DEVELOPMENT; MAP OF NEW YORK METROPOLITAN AREA ILLUSTRATINGLOCAL NETWORK
     CONFIGURATION; INSET OF MANHATTAN DETAILINGLOCAL FIBER LAYOUT, SWITCH
                      CONNECTIONS, AND DSLAM COLOCATIONS]



   We have applied to register the following trademarks which may appear in this prospectus: Focal(TM), Focal and Design(TM), Focal Communications Corporation(TM) and FocaLINC(TM).

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of the prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    6
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Consolidated Financial and Operating Data........................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   28
Management................................................................   46
Security Ownership of Certain Beneficial Owners and Management............   59
Certain Transactions......................................................   61
Description of Capital Stock..............................................   63
Dividend Policy...........................................................   65
Description of Notes......................................................   66
Shares Eligible for Future Sale...........................................   68
United States Federal Tax Considerations for Non-U.S. Holders of Common
 Stock....................................................................   69
Underwriting..............................................................   73
Legal Matters.............................................................   75
Experts...................................................................   75
Where You Can Find More Information.......................................   75
Glossary..................................................................   76
Index to Consolidated Financial Statements................................  F-1

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   We make statements in this prospectus that are not historical facts. These "forward-looking statements" can be identified by the use of terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or comparable terminology. These forward-looking statements include, among others, statements concerning:

  .  Our business strategy and competitive advantages

  .  Our anticipation of potential revenues from designated markets

  . Statements regarding the growth of the telecommunications industry and our business

  .  The markets for our services and products

  . Forecasts of when we will enter particular markets or begin offering particular services

  .  Our anticipated capital expenditures and funding requirements

  .  Anticipated regulatory developments

   These statements are only predictions. You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial and regulatory developments and industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

  . Prevail in legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls or changes to laws and regulations that govern reciprocal compensation

  . Successfully expand our operations into new geographic markets on a timely and cost-effective basis

  . Successfully introduce and expand our data and voice service offerings on a timely and cost-effective basis

  .  Respond to competitors in our existing and planned markets

  . Execute and renew interconnection agreements with incumbent carriers on terms satisfactory to us

  .  Maintain our agreements for transport facilities

  .  Maintain acceptance of our services by new and existing customers

  .  Attract and retain talented employees

  . Obtain and maintain any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions

  .  Respond effectively to regulatory, legislative and judicial developments

  . Manage administrative, technical and operational issues presented by our expansion plans

  .  Address Year 2000 remediation issues

   For a discussion of some of these factors, see "Risk Factors" beginning on page 6.

                               PROSPECTUS SUMMARY

   This summary highlights information that we believe is especially important concerning our business and the offering. As a summary, it is necessarily incomplete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Except as otherwise required by the context, references in this prospectus to "Focal," "we," "us," or "our" refer to the combined businesses of Focal Communications Corporation and all of its subsidiaries. For a description of some of the industry terminology used in this prospectus, you should refer to the "Glossary." You should also read and consider the information in the "Risk Factors" section of this prospectus before making an investment in shares of our common stock.

   Unless otherwise indicated, the information in this prospectus gives effect to a recapitalization pursuant to which our Class A common stock, Class B common stock and Class C common stock will be converted into a single class of
common stock but does not give effect to a          -for- 1 stock split. Both
the recapitalization and the stock split will be completed immediately before the offering is completed.

                                    BUSINESS

   Focal is a rapidly growing competitive local exchange carrier, or CLEC. We provide data, voice and colocation services to large, communications-intensive users in major cities. Our target customers include large corporations, Internet service providers and value-added resellers. We offer our customers an attractive alternative to incumbent local exchange carriers, or ILECs. Since other CLECs have chosen to compete in smaller cities or target smaller customers, we believe we have a unique strategy.

   We began operations in 1996, initiated service first in Chicago in May 1997 and currently offer service in 12 large, metropolitan markets nationwide. As of April 30, 1999, we had sold 99,826 access lines, of which 80,218 were installed and in service. We estimate that at least 70% of these lines are utilized by our customers to carry data traffic.

   A majority of our revenue is currently derived from the provision of switched data services for our targeted customers. Due to customer demand, we are deploying additional services such as digital subscriber line, or DSL, access and nationwide networking using asynchronous transfer mode, or ATM, technology. Once these services are deployed, we believe we will have an advantage over other data and voice CLECs offering these services due to our established relationships with some of the largest corporate and Internet service provider customers in the nation, our highly reliable network, and our ability to package switched and high-speed data connections. We also believe that by providing these data services, we will appeal to a broader customer base.

   We believe we were the first CLEC to employ the "smart-build" approach to designing networks. As such, we own and operate our switches, and initially lease, rather than own, transport capacity. Currently, we use leased facilities for 100% of our transport requirements. However, based on the increase in volume of customer traffic in some of our markets, we now believe it is economically attractive for us to own a portion of our transport capacity. We have signed an agreement with Level 3 Communications and are negotiating with another company to acquire a combined minimum of 10,800 fiber miles of our own local fiber transport capacity in 16 markets. By combining leased fiber transport facilities with owned fiber capacity, we expect to be better able to control these assets and generate stronger operating results.

   To further develop our long distance service offerings, we have signed agreements with a number of carriers under which we plan to lease approximately 10,000 DS-3 miles of fiber transport capacity connecting each of our existing and planned markets. Using these facilities, we are developing a nationwide ATM network to carry data and voice traffic. For example, we expect to be able to price long distance voice calls that remain on the Focal network as if they were local calls--a service we call FocaLINC(TM). In addition, we expect to offer our corporate customers nationwide toll-free access to their local area networks--a service we call Virtual Office.

   We also offer colocation services. Many of our Internet service provider customers house their equipment in colocation space we operate within our switching centers. We provide equipment management services to some of these customers. We currently have over 64,000 square feet of secure and environmentally conditioned colocation space available to our customers or under development. We believe the proximity of existing and future colocation customers to our network as well as the concentration of Internet traffic within our space will provide us with an advantage in marketing additional services in the future.

   In order to increase our coverage of major U.S. cities, we plan to provide our services in four additional markets in 1999 and another four markets in 2000. When we complete our planned expansion, we will provide service in 20 markets, which encompass a total of 50 metropolitan statistical areas. We estimate there will be approximately 20 million business access lines in these markets by the end of 1999, which will represent about 36% of the total business access lines in the nation. We estimate that in 1999 these lines will generate approximately $18 billion in annual local switched service revenue. In addition to our local switched service opportunity, Frost & Sullivan projects that the total U.S. market for high-speed and switched data services will grow from $18 billion in 1997 to approximately $40 billion by 2002. We estimate that the addressable market for high-speed and switched data services in our targeted markets will be approximately $9 billion by the end of 1999.

   We believe that our management and operations team has been critical to our initial success and will continue to differentiate Focal from its competitors. We have built a skilled and experienced management team with extensive prior work experience at major telecommunications companies, such as MFS Communications, Sprint, MCI WorldCom, AT&T and Ameritech.

                                    STRATEGY

   Our objective is to become the provider of choice for data and voice communications services to large, communications-intensive customers in our target markets. The key elements of our strategy are as follows:

  . Leverage Current Customer Relationships--Our customer base includes a substantial number of large companies and Internet service providers such as:

        IBM              Sony                      Citigroup            United Airlines
        E*Trade          Merrill Lynch             Mindspring           PSINet
        CompuServe       Nortel Networks           Sears                Motorola

    We believe that this customer base of communications-intensive users gives us an advantage in successfully marketing additional services. Consequently, we plan to leverage the relationships we have built with our customers and increase our share of their total communications expenditures by expanding our service offerings and market coverage.

  . Expand Data Service Offerings--The majority of our access lines are utilized for switched data services. We believe a significant opportunity exists with our existing and targeted customers to successfully offer a wider array of data services. As a result, we are currently developing high-speed local area network and Internet access using DSL technology as well as private line data services.

  . Connect our Local Networks Nationally--We believe that the number and types of services we can provide to communications-intensive customers in major markets will be greatly enhanced if our networks in these markets are interconnected. Therefore, we are developing a seamless, nationwide network based on ATM technology that will interconnect our switching and colocation centers in the U.S. We expect this will give us the necessary network platform to offer additional services such as virtual private network and private line data and voice services.

  . Design and Install a Highly Capital-Efficient Network--We believe we have optimized our return on invested capital by initially leasing fiber capacity and by making most of our capital expenditures in switching facilities and information systems. Going forward, we believe that our hybrid network, which will combine leased and owned transport capacity, is the best way to balance capital efficiency and control of network assets.

  . Maximize Network Utilization through Value Added Resellers--We provide service to value added resellers, or VARs, such as managers of large multi-dwelling units and companies that market bundled telecommunications services to small- and medium-sized businesses. This VAR distribution channel allows us to increase the number of access lines served by our networks, which further maximizes network utilization.

   Our principal executive offices are located at 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601. Our phone number is (312) 895-8400.

                                  THE OFFERING

   The following information assumes that the underwriters will not exercise their over-allotment option. See "Underwriting." The number of shares of common stock outstanding after the offering excludes a total of 16,970 shares of common stock reserved for issuance under our equity incentive plans, of which 9,388 shares are reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $1,247 per share.

 Common stock offered....................             shares

 Common stock outstanding after the
  offering...............................             shares

 Proposed Nasdaq National Market symbol..  FCOM

 Use of proceeds.........................  We intend to use the net proceeds from the offering to fund capital
                                           expenditures and operating losses,
                                           working capital and potential
                                           acquisitions, and for general
                                           corporate purposes.

 Risk factors............................  Investing in shares of our common stock involves risks. See "Risk
                                           Factors" for a discussion of matters
                                           you should consider before investing
                                           in shares of our common stock.

               Summary Consolidated Financial and Operating Data

   The summary consolidated financial data presented below for the seven month period ended December 31, 1996, for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, have been derived from Focal's Consolidated Financial Statements and the notes related thereto, which begin on page F-3. The summary financial data for the three month periods ended March 31, 1998 and March 31, 1999 have been derived from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations for these interim periods are not necessarily indicative of full year results. You should not assume that the results of operations below are indicative of the financial results we can achieve in the future.

                             Period From
                           Commencement of         Years Ended          Three Months Ended March
                             Operations           December 31,                     31,
                          (May 31, 1996) to --------------------------  --------------------------
                          December 31, 1996     1997          1998          1998          1999
                          ----------------- ------------  ------------  ------------  ------------
                                                                               (Unaudited)
Statement of Operations
 Data:
Revenues................     $      --      $  4,023,690  $ 43,531,846  $  5,102,448  $ 26,003,897
Expenses:
 Customer service and
  network operations....            --         2,154,980    15,284,641     1,826,893    10,369,319
 Selling, general and
  administrative........        421,777        2,887,372    12,209,821     1,307,625     5,665,896
 Depreciation and
  amortization..........          1,150          615,817     6,670,986       890,871     4,026,750
 Non-cash compensation
  expense...............        108,333        1,300,000     3,069,553       325,000       397,410
                             ----------     ------------  ------------  ------------  ------------
Operating income (loss).       (531,260)      (2,934,479)    6,296,845       752,059     5,544,522
Interest income
 (expense), net.........         17,626           67,626    (9,605,832)   (1,093,250)   (4,097,502)
Provision for income
 taxes..................            --               --     (4,660,000)          --            --
Accretion to redemption
 value of Class A common
 stock..................            --          (103,565)          --            --            --
                             ----------     ------------  ------------  ------------  ------------
Net income (loss)
 applicable to common
 stockholders...........     $ (513,634)    $ (2,970,418) $ (7,968,987) $   (341,191) $  1,447,020
                             ==========     ============  ============  ============  ============
Basic net income (loss)
 per share..............     $   (30.22)    $     (35.21) $     (91.05) $      (3.86) $      16.46
                             ==========     ============  ============  ============  ============
Diluted net income
 (loss) per share.......     $   (30.22)    $     (35.21) $     (91.05) $      (3.86) $      14.44
                             ==========     ============  ============  ============  ============
Basic weighted average
 common stock
 outstanding............         16,996           84,373        87,526        88,307        87,922
                             ==========     ============  ============  ============  ============
Diluted weighted average
 common stock
 outstanding............         16,996           84,373        87,526        88,307       100,208
                             ==========     ============  ============  ============  ============
Other Financial Data:
EBITDA..................     $ (421,777)    $ (1,018,662) $ 16,037,384  $  1,967,930  $  9,968,682
Capital expenditures....         82,303       11,655,524    64,229,247     7,593,061    24,476,209

Summary Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.............     $ (152,576)    $ (1,634,017) $ 22,596,957  $  3,745,255  $ (1,304,626)
Net cash used in
 investing activities...        (82,303)     (11,655,524)  (72,189,187)   (7,593,061)  (23,977,119)
Net cash provided by
 financing activities...      4,025,000       11,755,972   173,376,679   154,350,198     5,839,625

Operating Data:
Access lines in service.            --             7,394        52,011        14,528        70,572
Minutes of use
 (millions).............            --               282         3,568           402         2,033

                                                         As of March 31, 1999
                                                       -------------------------
                                                                    As Adjusted
                                                                      for the
                                                          Actual      Offering
                                                       ------------ ------------
                                                              (Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments..... $114,059,731 $206,059,731
Total assets..........................................  226,571,111  318,571,111
Long-term debt, including current portion.............  195,545,892  195,545,892
Stockholders' equity..................................   21,714,695  113,714,695

   You should keep the following matters in mind when you read the information in the tables above:

  . Non-cash compensation expense is a result of two different transactions and consists of:

    --charges totaling $0.1 million for 1996, $1.3 million for each of 1997 and 1998, and $0.3 million for each three-month period ended March 31, 1998 and 1999, which resulted from the vesting over time of shares of common stock issued to some of our executive officers in November 1996

    --charges of $1.8 million for 1998 and $0.1 million for the three months ended March 31, 1999, which resulted from the vesting and cancellation of shares of common stock in connection with the September 30, 1998 amendment of vesting agreements with some of our executive officers

  . EBITDA represents earnings before interest, income taxes, depreciation and amortization and other non-cash charges, including non-cash compensation expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to net loss applicable to common stockholders as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable to similarly titled measures for other companies. See "Consolidated Financial Statements--Consolidated Statements of Cash Flows" on page F-6.

  . We count access lines as of the end of the period indicated and on a one-for-one basis using DS-0 equivalents.

  .  The "As Adjusted" column in the balance sheet data table assumes that we
     will sell        shares of our common stock at $     per share and
     receive net proceeds of $92 million.

                                  RISK FACTORS

   In addition to the other information in this prospectus, you should consider carefully the following risk factors in evaluating our company and its business before you invest in our common stock.

Limited Operating History--We have a limited history of operations and you therefore have limited information on which to base your investment decision.

   We were incorporated in May 1996 and began providing service in our first market, Chicago, in May 1997. Therefore, you have limited historical financial and operating information with which to evaluate our performance.

Probable Future Losses--We expect negative operating cash flows and substantial operating losses for the foreseeable future.

   The development of our business requires significant capital and operational expenditures to expand our networks, services and customer base. Many of these expenditures must be completed before any revenue can be realized in a particular market. These expenditures are expected to increase as we grow our customer base in existing markets, expand into new markets and diversify our service offerings.

   Reciprocal compensation has historically represented a substantial portion of our revenues. Reciprocal compensation payments are amounts we receive when we send local calls to another carrier's network. These payments represented approximately 75% of our 1998 revenues and 73% of our revenues for the first quarter of 1999. We expect current rates for reciprocal compensation to decrease substantially beginning in the fourth quarter of 1999 and to be potentially eliminated entirely for certain types of calls. As a result, revenues attributable to reciprocal compensation will decrease substantially.

   We expect negative operating cash flow and substantial operating losses until these trends stabilize, our newer markets and service offerings are established and mature, and we establish an adequate revenue base. Although we had operating income in fiscal 1998 and for the three months ended March 31, 1999 of $6.3 million and $5.5 million, respectively, we expect substantial operating losses for fiscal 1999 and 2000. We may continue to sustain negative operating cash flow and operating losses as a result of low prices, including reduced rates attributable to reciprocal compensation, and/or higher costs, including cash interest costs.

Significant Capital Requirements--Our future growth will require significant capital.

   Our business plan requires us to expand our existing networks and services, acquire and develop new networks and services in additional markets, deploy our own fiber capacity in a majority of our markets and fund our initial operating losses. These activities will require significant capital for the foreseeable future. Capital required from April 1, 1999 through the third quarter of 2000 for our current business plan is estimated to be approximately $230 million. We currently plan to fund these requirements with the net proceeds of this offering, together with:

  .  Our existing cash balances, cash equivalents and short-term investments

  .  Borrowing capacity under our $50 million equipment term loan facility

  .  Future cash flow from ongoing operations

   Our expectations of our future capital requirements and cash flows from operations are based on current estimates. Our actual capital expenditures and cash flows could differ significantly from these estimates. If we require additional capital to complete our budgeted expansion or if customer demand significantly differs from our current expectations, our funding needs may increase. In addition, we may be unable to produce sufficient cash flow from ongoing operations to fund our business plan and future growth. This would require us to alter our business plan, including delaying or abandoning our expansion or spending plans, which could have a material adverse effect on our business. In addition, we may elect to pursue other attractive business opportunities that could require additional capital investments in our networks. If any of these events were to happen, we could be required to borrow more money, issue additional debt or equity securities or enter into joint ventures.

Substantial Debt--We have a substantial amount of debt that could impact our future prospects and we may not have sufficient cash flow to service our debt.

   We currently have a substantial amount of debt in relation to our stockholders' equity. At March 31, 1999 we had total debt outstanding of $195.5 million and total stockholders' equity of $21.7 million. Interest on our original issue discount Notes will increase this indebtedness by an additional $98.9 million by February 15, 2003. The indenture related to our Notes also permits us to incur additional indebtedness, which we plan to do.

   Our high level of debt could adversely affect our future prospects by:

  .  Impairing our ability to borrow additional money

  . Requiring us to use a substantial portion of our cash flow from operations to pay interest or repay debt which will reduce the funds available to us for our operations, acquisition opportunities and capital expenditures

  . Placing us at a competitive disadvantage with companies that are less restricted by their debt agreements

  . Making us more vulnerable in the event of a downturn in general economic conditions

   We cannot assure you that we will be able to meet our debt obligations. If we are unable to generate sufficient cash to meet our obligations or if we fail to satisfy the requirements of our debt agreements, we will be in default. A default would permit the debtholders to require payment before the scheduled due date of the debt, resulting in further financial strain on us and causing additional defaults under our other indebtedness.

   In order to repay our debt and fund our capital expenditures, we must successfully implement our business strategy. If we are unable to do so, we may have to reduce or delay our planned capital expenditures, sell assets, sell additional equity or debt securities or refinance or restructure our debt. Any delay in our planned capital expenditures could materially and adversely affect our future revenue prospects. Any sale of assets to raise money to meet our financial obligations could also occur on unfavorable terms.

   Focal Communications Corporation is a holding company which receives all its revenues from its subsidiaries. Its ability to obtain payments from its subsidiaries may be restricted by the profitability and cash flows of its subsidiaries and laws regulating the payment of dividends by a subsidiary to its parent company. If its subsidiaries are unable to pay dividends, the holding company may be unable to service its debt. In this situation, creditors of its subsidiaries and future holders of preferred stock, if any, of its subsidiaries, would have prior claims on the assets of the subsidiaries over the claims of the holding company and its stockholders.

Network Expansion--Difficulties in expanding our networks could increase our estimated costs and delay scheduled completion.

   The expansion of our existing networks and the construction of networks in new markets is a significant undertaking. This will require that we install and operate additional facilities, switches and related equipment and develop, introduce and market new products and services, including data services. In addition, the deployment of additional data services, such as high-speed LAN and Internet access, will require modifications to our network architecture. The development and expansion of some of our data services offerings will also require us to obtain, and install our equipment in the ILECs' central office colocation space. Administrative, technical, operational, regulatory and other problems that could arise may be more difficult to address and solve due to the scope and complexity of our planned expansion. We are also dependent on timely performance by third-party suppliers and contractors, including suppliers of network equipment. Many of these factors and problems are beyond our control. As a result, our network build-out may not be completed as planned, for the costs and in the time frame that we currently estimate. We may be materially adversely affected as a result of any significant increase in the estimated cost of the network build-out or any significant delay in its anticipated completion.

Management of Growth--An inability to effectively manage our planned rapid growth could adversely affect our operations.

   Our business plan contemplates rapid expansion of our business for the foreseeable future. This growth will increase our operating complexity and require that we, among other things:

  .  Accurately assess our markets

  .  Expand our employee base with highly-skilled personnel

  .  Develop additional financial and management controls and systems

  .  Control expenses related to our business plan

  .  Integrate any acquired operations and joint ventures

  .  Obtain and maintain necessary regulatory approvals

A failure to satisfy any of these requirements or manage our growth effectively could have a material adverse effect on us.

Internet-Related Reciprocal Compensation--Our entitlement to reciprocal compensation for Internet traffic is subject to uncertainties that could adversely affect us.

   Several of the ILECs continue to challenge, through legal proceedings, the CLECs' entitlement to reciprocal compensation payments under existing interconnection agreements for calls made to ISPs on the grounds that these calls should be considered interstate in nature. Several of these legal challenges seek a refund of reciprocal compensation previously paid by the ILECs. Some ILECs have refused to pay or have indicated they will escrow reciprocal compensation for inbound Internet service provider, or ISP, traffic.

   We have recorded all revenues from reciprocal compensation and related accounts receivable and have not established any reserve for disputed amounts. There is a risk that courts and regulatory authorities that previously ordered payment for reciprocal compensation will revisit this issue and revise their prior decisions, including possibly permitting the ILECs to recoup reciprocal compensation payments. A judicial or regulatory determination that we are not entitled to the reciprocal compensation we have historically recognized, or an order that we refund reciprocal compensation paid to date, may have a material adverse effect on us and our results of operations.

Information Support Systems--Any failure to develop and enhance effective information support systems could have a material adverse effect on us.

   Our business plan depends on our ability to develop and enhance sophisticated information support systems. This is a complicated undertaking requiring significant resources and expertise, and support from third-party vendors. Since our business plan provides for growth in the volume and types of services we offer, we need to develop and enhance these information support systems on a schedule sufficient to meet our proposed service roll-out dates. In addition, we will require these information support systems to expand and adapt with our rapid growth. The failure to develop and timely enhance effective information support systems could have a material adverse effect on us and our ability to implement our growth strategy.

Regulation--We are subject to significant regulation that could change in a manner adverse to us.

   Communications services are subject to significant regulation at the federal, state and local levels. The following factors may have a material adverse effect on us:

  . Delays in receiving required regulatory approvals or onerous conditions imposed on these approvals

  .  Difficulties completing interconnection agreements with ILECs

  . The enactment of new and adverse legislation or regulatory requirements or changes in the interpretation of existing legislation and/or changes in regulatory requirements

   Recent federal legislation governing the U.S. telecommunications industry remains subject to judicial review and additional FCC rule-making. As a result, we cannot predict the legislation's effect on our future operations or results. Many regulatory actions regarding important items that impact us are underway or are being contemplated by federal and state authorities. Changes in current or future regulations adopted by federal, state or local regulators, or other legislative or judicial initiatives relating to the telecommunications industry, could have a material adverse effect on us.

   Unlike some of our competitors, particularly the ILECs, we are not currently subject to some of the burdensome regulations imposed by federal legislation. Our ability to compete in the local exchange market will depend upon a continued favorable, pro-competitive regulatory environment, and could be adversely affected by new regulations or legislation affording greater flexibility and regulatory relief to our competitors.

   In August 1998, the FCC requested comments on new rules that would allow ILECs to provide their own DSL services free from ILEC regulation through a separate affiliate. The provision of DSL services by an affiliate of an ILEC not subject to ILEC regulation could have a material adverse effect on us.

   We are currently required to publicly file with governmental authorities our tariffs describing the prices we charge our customers and the terms and conditions for some intrastate, interstate and international services. Challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

   Federal and state regulatory agencies also have the right to impose sanctions and forfeitures, mandate refunds or impose other penalties for regulatory non-compliance.

Reliance on Leased Transport Facilities--Our reliance on leased transport facilities could materially and adversely affect our business.

   Our network design strategy contemplates us owning and operating our own switches but initially leasing a substantial portion of our transport facilities, or network lines, from third parties. Currently, we use leased facilities for 100% of our transport requirements. Although we have begun to selectively acquire our own fiber transport capacity in some of our markets, we expect, for the foreseeable future, to continue to lease a substantial portion of our transport capacity from other carriers, some of which are competitors in our service territories.

   We are also dependent on third-party suppliers for substantial amounts of fiber, conduit, computers, software, switches, routers and related components that we use to expand and upgrade our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment, and we are unable to reach suitable alternative arrangements quickly or on favorable terms, we may experience significant delays and additional costs. If that happens, it could have a material adverse effect on us.

   We currently lease a majority of our transport facilities from one carrier. Although we believe that adequate alternative sources of transport facilities exist, if this carrier's facilities become unavailable, our business could be disrupted. In addition, although we believe we have protection against unexpected increases in the costs of our leased transport facilities, an unexpected material increase in these costs could have a material adverse effect on our results.

Relationship with ILECs--Our reliance on ILEC interconnections and changes to our agreements with the ILECs could have a material adverse effect on us.

   In addition to agreements with transport providers, we are dependent upon our agreements with the ILECs operating in our existing and targeted markets. These agreements, called interconnection agreements, specify how we connect our networks with the network of the ILEC in each of our markets. Federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the ILECs to provide access to their networks through interconnection agreements and to offer unbundled elements of their network and retail services at prescribed rates to other telecommunications carriers. A failure to negotiate required interconnection agreements or renew existing interconnection agreements on favorable terms could have a material adverse effect on our business.

   Our interconnection agreements also require the ILECs to provide sufficient transmission capacity to keep blocked calls between our networks within industry limits. Accordingly, we are partially dependent on the ILECs in our efforts to provide our customers with superior service and avoid blocked calls. The failure by the ILECs to comply with their obligations under our interconnection agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements may be too high to permit us to offer usage rates that are low enough to attract a sufficient number of customers and permit us to operate profitably.

   The pace at which we are able to add new customers and services could be adversely affected if the ILECs do not provide us with necessary network elements, colocation space, intercompany connections and the means to share information about customer accounts, service orders and repairs on a timely basis. In addition, our ability to provide high-speed data services will be dependent on our obtaining space from the various ILECs for physical colocation of our equipment in the ILECs' central offices and elsewhere. In many instances the ILECs do not timely or fully comply with these requirements. Also, the rules governing which elements the ILECs must provide and the cost methodology for providing these elements are currently under FCC and judicial review.

   Interconnection agreements are subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings, or any modified agreements, could have a material adverse effect on us. In addition, certain aspects of interconnection agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. See "Business--Regulation" for a more complete description of these developments.

Competition--We compete in the telecommunications industry with participants that have greater resources, a more established network and a broader customer base than we do.

   Portions of the telecommunications industry are highly competitive. Many of our existing and potential competitors, including the ILECs and some CLECs, have financial, personnel, marketing and other resources significantly greater than ours. Many of these competitors have the added competitive advantage of an established network and an existing customer base.

   Our principal competitor in each of our markets is the ILEC. Although recent federal legislation and rule-making have afforded us increased opportunities, they also provide the ILECs with some advantages which could adversely affect our business. In addition, current competitive advantages afforded to CLECs may also be adversely affected by changes in existing regulation of telecommunications services. These changes include permitting ILECs to:

  .  Reduce their prices because of fewer regulatory restrictions

  .  Offer selective discount pricing to their customers

  . Provide advanced data networks through less-regulated separate subsidiaries that may be used for voice traffic

  .  Eliminate the resale of advanced services

  .  Provide out-of-region long distance service

   In addition, significant new competitors in the local exchange market could arise as a result of:

  .  Consolidation and strategic alliances in the industry

  .  Foreign carriers being allowed to compete in the U.S. market

  .  Further technological advances

  .  Further deregulation and other regulatory initiatives

Other competitors and potential market entrants include long distance companies, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, data service companies and operators of private networks.

Quarterly Operating Results--Our quarterly operating results may vary significantly.

   We anticipate that our operating results could vary greatly from quarter to quarter due to:

  . The significant expenses associated with the expansion and development of our networks and services

  . The variability of the level of revenues generated through sales of our services

   This type of variability could have a material adverse effect on us.

Reliance on Key Personnel--We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could materially adversely affect us.

   We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. To implement our business plan and manage our planned growth successfully, we will need to add a substantial number of additional employees. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this competition, we may experience a shortage of qualified personnel.

   Our business is managed by a relatively small number of senior management and operating personnel. Losing some members of the senior management team or key operating personnel could have a material adverse effect on us. We may be unable to retain our senior management or other key employees, or retain other skilled personnel in the future.

Limited Number of Stockholders--A limited number of stockholders controls us and their interests may be different from the interests of public stockholders.

   Madison Dearborn Capital Partners, L.P., Frontenac VI, L.P. and Battery Ventures III, L.P., our three principal institutional investors, will control
approximately    % of our total voting power after the offering.

As a result, these institutional investors and our management will have the ability to control our future operations and strategy. Conflicts of interest between these institutional investors and our public stockholders may arise with respect to sales of shares of common stock owned by these institutional investors or other matters. For example, sales of shares by these institutional investors could result in a "Change of Control" under our Notes indenture, which would require us to offer to repurchase our Notes. In addition, the interests of our institutional investors and other existing stockholders regarding any proposed merger or sale of Focal may differ from the interests of our new public stockholders, especially if the consideration to be paid for the common stock is less than the price paid by public stockholders.

Potential Conflicts of Interest--Our institutional investors invest in other telecommunications companies and conflicts of interest may arise from these investments.

   Madison Dearborn, Frontenac and Battery Ventures or their affiliates currently have significant investments in telecommunications services companies other than Focal. These institutional investors may in the future invest in other entities that compete with us. In addition, four of our directors, each of whom is a principal of one of these institutional investors, serve as directors of other public telecommunications services companies. As a result, these four directors may be subject to conflicts of interest during their tenure as directors of Focal. Because of these potential conflicts, these four directors may be required to periodically disclose financial or business opportunities to us and to the other companies to which they owe fiduciary duties. Following completion of the offering, the Audit Committee of our Board of Directors will resolve all conflict of interest issues. A majority of the members of the Audit Committee will be independent directors.

Franchises and Rights-of-Way--Our ability to develop networks will be adversely affected if we cannot obtain necessary permits and rights-of-way.

   We plan to selectively develop our own fiber transport facilities where it makes economic sense to do so. To do this, we may need to obtain local rights to utilize underground conduit and pole space, franchises, permits and other rights-of-way from various public and private entities. The process of obtaining these franchises, permits and rights-of-way is time consuming and burdensome. The failure to enter into and maintain these arrangements for a particular network on acceptable terms and on a timely basis may adversely affect our ability to develop that network. In addition, the cancellation or non-renewal of the rights, franchises or permits we do obtain could have a material adverse affect on us.

Acquisitions--A failure to manage risks associated with acquisitions could have a material adverse effect on our business and results of operations.

   A portion of our future growth may come from acquisitions of other businesses. The acquisition of businesses will expose us to additional risks. In order to make successful acquisitions, we must be able to:

  . Identify suitable acquisition candidates, negotiate acceptable terms for their acquisition and arrange suitable financing

  . Integrate the operations, including networks and services, of an acquired company into our operations

  . Avoid the potential disruption of our existing business if our management focuses on any acquisition or its integration at the expense of our existing business

  . Successfully capitalize on any opportunities presented by the acquisition

   We cannot be certain that we will make any acquisitions in the future. Any acquisitions we do make may not be done in a timely manner or on terms favorable to us. In addition, we cannot be certain that any acquisition we may make would be successfully integrated with our existing business.

Technological Changes--Our business could be adversely affected if we do not keep pace with rapid technological changes.

   The telecommunications industry is subject to rapid and significant changes in technology. We believe that for the foreseeable future we will be able to acquire necessary technologies. We cannot, however, predict the effect of technological changes on our business. In addition, the introduction of new products or technologies may reduce the cost or increase the supply of services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the communications services industry. These new entrants may not be burdened by an installed base of outdated equipment. Technological changes and the resulting competition could have a material adverse effect on us.

Dividends--We do not intend to pay dividends and our indenture restricts our ability to do so.

   We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt facilities and other factors our Board of Directors considers appropriate. Our ability to declare and pay dividends on our common stock is also currently restricted by covenants in our Notes indenture.

No Trading Market and Volatility--There is no trading market for our common stock; our stock price may be volatile.

   This is the initial public offering of our common stock, and no public market for our common stock currently exists. We cannot assure you that an active trading market will develop or be sustained after the offering is completed. The initial public offering price will be determined through negotiations between us and the underwriters based on several factors and may not be indicative of the market price of the common stock after the offering. The market price of our shares may be significantly affected by factors including:

  .  An actual or anticipated fluctuation in our operating results

  .  New products or services or new contracts by us or our competitors

  .  Legislative and regulatory developments

  . Conditions and trends in the telecommunications industry, general market conditions and other factors beyond our control

   In addition, the stock market has periodically experienced significant price and volume fluctuations that have particularly affected the market prices of common stock of telecommunications companies. These changes have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of our shares.

Future Stock Sales--Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

   After this offering, our existing stockholders will own    % of the
outstanding shares of our common stock. In addition, immediately prior to the offering, there were 9,388 shares of our common stock reserved for issuance upon exercise of outstanding options granted under our equity incentive plans. Focal, each of our significant institutional investors, our directors, officers and some of our employees will, with limited exceptions, be prohibited from selling shares of our common stock for 180 days after the date of this prospectus. However, almost all of the shares of our common stock outstanding prior to this offering are subject to a registration rights agreement that grants holders of these shares the right to have their shares registered either on demand or together with shares we intend to sell. We also intend to register under the Securities Act of 1933 up to approximately 16,970 shares of our common stock reserved for issuance under our equity incentive plans.

   The market price of our common stock could drop as a result of sales of a large number of our shares in the public market after the offering. The perception that sales may occur could also have the same result.

Anti-Takeover Provisions--Provisions of our charter, applicable law and our Notes indenture may delay or prevent a change in control.

   Our certificate of incorporation and bylaws, the Delaware corporations statute and our Notes indenture may make it difficult or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. These provisions, among other things:

  . Divide our Board of Directors into three classes, with members of each class to be elected in staggered three-year terms

  .  Limit the right of stockholders to remove directors

  .  Prohibit stockholder action by written consent in place of a meeting

  .  Limit the right of stockholders to call special meetings of stockholders

  . Regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders

  . Authorize our Board of Directors to issue preferred stock in one or more series without any action on the part of stockholders

   These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, may discourage third party bidders from bidding for us and could significantly impede the ability of the holders of our common stock to change our management.

   Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval to own such securities from the FCC or the state commission.

Dilution--You will experience immediate and substantial dilution in your investment.

   The initial public offering price is substantially higher than the net tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution in net tangible book value when you buy shares of our common stock in the offering. This means that you are paying a higher price per share than the amount of our total assets, minus our total liabilities, divided by the number of outstanding shares. To the extent that outstanding options to purchase our common stock are exercised or we issue additional shares of our common stock at prices lower than the then-current net tangible book value, there will be further dilution to the holders of our common stock.

Year 2000 Compliance--The Year 2000 issue may cause system failure or disruption of our services.

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of our operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities or interruptions of customer service. If we fail to achieve Year 2000 readiness with respect to our systems and hardware, we may be adversely affected.

   We have performed an internal assessment of our own material information systems, including our DMS-500 SuperNode central office switches, and hardware to determine whether our systems and hardware are Year 2000 compliant. However, we have not, nor do we plan to, identify, validate as compliant or remediate integrated circuits in any other systems or hardware. We have received assurances from all of our major software and hardware vendors that the products we are currently using are Year 2000 compliant in all material respects and will function adequately after December 31, 1999.

   Our services are also dependent on network systems and transport facilities maintained by other carriers, including the ILECs and inter-exchange carriers, or IXCs. The risks associated with the failure of these carriers' systems or transport facilities include potential interruption of service, blocked calls and delayed call completion. Interruptions of this type, if prolonged, could have a material adverse effect on us.

Investment Company Act--We may be required to register as an investment company, which would adversely affect us.

   We now have and after the offering will continue to have substantial cash balances and short-term investments. As a result, we may be considered an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires companies that are engaged primarily in the business of investing, reinvesting, holding or trading in securities, or that fail numerical tests regarding composition of assets and sources of income and that are not primarily engaged in a business other than investing, reinvesting holding or trading in securities, to register as "investment companies." Various substantive restrictions are imposed on these "investment companies" by the Investment Company Act.

   Because we are primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities, we do not believe that we are an investment company within the meaning of the Investment Company Act. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with "affiliated persons," as defined in the Investment Company Act, and other matters. To avoid having to register as an investment company, we may have to hold a portion of our liquid assets as cash or government securities instead of as investment securities. Having to register as an investment company or holding a material portion of our liquid assets as cash or government securities to avoid registration could have a material adverse effect on us.

                                USE OF PROCEEDS

   After deducting estimated underwriter discounts and offering expenses, we expect to receive net proceeds from the offering of approximately $92 million, or approximately $106 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds, together with amounts available from our existing cash balances, our equipment term loan and future cash flow from ongoing operations, to fund capital expenditures and operating losses, working capital and potential acquisitions, and for general corporate purposes. We will have broad discretion in determining the uses and exact amounts for each use of the net proceeds. Pending these uses, we will invest the net proceeds in short-term money market and other market-rate, investment-grade instruments. See "Risk Factors--Investment Company Act" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                 CAPITALIZATION

   The following table sets forth our total cash, cash equivalents and short-term investments and capitalization as of March 31, 1999 on an actual basis and on an as adjusted basis to give effect to:

  .  the   -for-1 stock split and recapitalization of our common stock into a single class that will occur immediately before this offering is completed

  . the offering and our receipt of net proceeds from the sale of common stock in this offering, based on an assumed public offering price of
     $     per share

You should read the information in this table in conjunction with our Consolidated Financial Statements and the notes related thereto included elsewhere in this prospectus. See also "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                            As of March 31, 1999
                                ----------------------------------------------
                                                                  As Adjusted
                                              As Adjusted for the   for the
                                   Actual      Recapitalization     Offering
                                ------------  ------------------- ------------
Total cash, cash equivalents
 and short-term investments.... $114,059,731     $114,059,731     $206,059,731
                                ============     ============     ============
Long-term debt, including
 current portion............... $195,545,892     $195,545,892     $195,545,892
Stockholders' equity:
  Common stock, Class A, $.01
   par value; 100,000 shares
   authorized actual and no
   shares authorized as
   adjusted for the
   recapitalization and as
   adjusted for the offering;
   75,746, 0 and 0 shares
   issued and outstanding
   actual, as adjusted for the
   recapitalization and as
   adjusted for the offering,
   respectively................          757              --               --
  Common stock, Class B, $.01
   par value; 35,000 shares
   authorized actual and no
   shares authorized as
   adjusted for the
   recapitalization and as
   adjusted for the offering;
   22,000, 0 and 0 shares
   issued and outstanding
   actual, as adjusted for the
   recapitalization and as
   adjusted for the offering,
   respectively................          220              --               --
  Common stock, Class C, $.01
   par value; 15,000 shares
   authorized actual and no
   shares authorized as
   adjusted for the
   recapitalization and as
   adjusted for the offering;
   no shares issued and
   outstanding actual, as
   adjusted for the
   recapitalization and as
   adjusted for the offering...          --               --               --
  Preferred stock, $.01 par
   value; no shares authorized
   actual and 2,000,000 shares
   authorized as adjusted for
   the recapitalization and as
   adjusted for the offering;
   no shares issued and
   outstanding actual, as
   adjusted for the
   recapitalization and as
   adjusted for the offering...          --               --               --
  Common stock, $.01 par value;
   no shares authorized actual
   and 100,000,000 shares
   authorized as adjusted for
   the recapitalization and as
   adjusted for the offering;
   0,    and    shares issued
   and outstanding actual, as
   adjusted for the
   recapitalization and as
   adjusted for the offering,
   respectively................          --               977
Additional paid-in capital.....   35,955,194       35,955,194
Deferred compensation..........   (4,339,022)      (4,339,022)      (4,339,022)
Accumulated deficit............   (9,902,454)      (9,902,454)      (9,902,454)
                                ------------     ------------     ------------
  Total stockholders' equity...   21,714,695       21,714,695      113,714,695
                                ------------     ------------     ------------
    Total capitalization....... $217,260,587     $217,260,587     $309,260,587
                                ============     ============     ============

                                    DILUTION

   The net tangible book value of our common stock as of March 31, 1999 was $21.7 million or approximately $222 per share. Net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by the number of shares of common stock outstanding.

   Net tangible book value dilution per share represents the difference between the following:

  (1) the amount paid per share by purchasers of common stock in the offering

  (2) the adjusted net tangible book value per share of purchasers of common stock in the offering immediately after completion of the offering

   After giving effect to our sale of       shares of common stock in the
offering, our adjusted net tangible book value as of March 31, 1999, based on
an assumed initial public offering price of $   per share would have been $
or $   per share of common stock. This represents an immediate increase in net
tangible book value of $   per share to existing stockholders and an immediate
dilution of net tangible book value of $   per share to you. The following
table illustrates this dilution:

   Assumed initial public offering price per share of common stock..       $
   Net tangible book value per share of common stock as of March 31,
    1999............................................................  $
   Decrease per share of common stock attributable to vesting upon consummation of the offering....................................
   Increase per share of common stock attributable to new investors.
                                                                      ----

   Pro forma net tangible book value per share as of March 31, 1999 after giving effect to the offering.............................
                                                                           -----

   Immediate dilution per share to new investors....................       $
                                                                           =====

   The table below summarizes on a pro forma basis as of March 31, 1999, after giving effect to the stock split and recapitalization and based on an assumed
initial public offering price of $   per share, the difference between our
existing stockholders and the new investors in the offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

                                               Shares         Total       Average
                                             Purchased    Consideration    Price
                                           -------------- ---------------   Per
                                           Number Percent Amount  Percent  Share
                                           ------ ------- ------  ------- -------
   Existing shareholders..................              % $    %        %  $
   New investors..........................
                                           -----   -----  -----    -----   -----
     Total................................         100.0% $        100.0%  $
                                           =====   =====  =====    =====   =====

   The tables above assume no exercise of outstanding options. As of April 1, 1999, there were 9,388 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $1,247 per share. The tables above also assume no exercise of the underwriters' over-allotment option. To the extent that any shares are issued in connection with outstanding options or the underwriters' over-allotment option, you will experience further dilution. See "Management" and "Underwriting."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   The selected consolidated financial data presented below for the seven month period ended December 31, 1996, and as of and for the years ended December 31, 1997 and 1998, have been derived from our Consolidated Financial Statements and the notes related thereto, which begin on page F-3 of this prospectus. Our Consolidated Financial Statements for the seven-month period ended December 31, 1996 and as of and for the years ended December 31, 1997 and 1998 have been audited by Arthur Andersen LLP, our independent auditors. The balance sheet data as of December 31, 1996 has been derived from our audited consolidated financial statements not included in this prospectus. The selected financial data as of and for the three-month periods ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of full year results. You should read the information in this table in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business" and our Consolidated Financial Statements and the notes related thereto, and the other financial data appearing elsewhere in this prospectus.

                             Period from
                            Commencement                                   Three Months Ended
                            of Operations   Years Ended December 31,            March 31,
                          (May 31, 1996) to --------------------------  --------------------------
                          December 31, 1996     1997          1998          1998          1999
                          ----------------- ------------  ------------  ------------  ------------
                                                                               (Unaudited)
Statement of Operations
 Data:
Revenues................     $      --      $  4,023,690  $ 43,531,846  $  5,102,448  $ 26,003,897
Expenses:
  Customer service and
   network operations...            --         2,154,980    15,284,641     1,826,893    10,369,319
  Selling, general and
   administrative.......        421,777        2,887,372    12,209,821     1,307,625     5,665,896
  Depreciation and
   amortization.........          1,150          615,817     6,670,986       890,871     4,026,750
  Non-cash compensation
   expense..............        108,333        1,300,000     3,069,553       325,000       397,410
                             ----------     ------------  ------------  ------------  ------------
Operating income (loss).       (531,260)      (2,934,479)    6,296,845       752,059     5,544,522
Interest income
 (expense), net.........         17,626           67,626    (9,605,832)   (1,093,250)   (4,097,502)
Provision for income
 taxes..................            --               --     (4,660,000)          --            --
Accretion to redemption
 value of Class A common
 stock..................            --          (103,565)          --            --            --
                             ----------     ------------  ------------  ------------  ------------
Net income (loss)
 applicable to common
 stockholders...........     $ (513,634)    $ (2,970,418) $ (7,968,987) $   (341,191) $  1,447,020
                             ==========     ============  ============  ============  ============
Basic net income (loss)
 per share..............     $   (30.22)    $     (35.21) $     (91.05) $      (3.86) $      16.46
                             ==========     ============  ============  ============  ============
Diluted net income
 (loss) per share.......     $   (30.22)    $     (35.21) $     (91.05) $      (3.86) $      14.44
                             ==========     ============  ============  ============  ============
Basic weighted average
 common stock
 outstanding............         16,996           84,373        87,526        88,307        87,922
                             ==========     ============  ============  ============  ============
Diluted weighted average
 common stock
 outstanding............         16,996           84,373        87,526        88,307       100,208
                             ==========     ============  ============  ============  ============
Other Financial Data:
EBITDA..................     $ (421,777)    $ (1,018,662) $ 16,037,384  $  1,967,930  $  9,968,682
Capital expenditures....         82,303       11,655,524    64,229,247     7,593,061    24,476,209
Summary Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.............     $ (152,576)    $ (1,634,017) $ 22,596,957  $  3,745,255  $ (1,304,626)
Net cash used in
 investing activities...        (82,303)     (11,655,524)  (72,189,187)   (7,593,061)  (23,977,119)
Net cash provided by
 financing activities...      4,025,000       11,755,972   173,376,679   154,350,198     5,839,625
Operating Data:
Access lines in service.            --             7,394        52,011        14,528        70,572
Minutes of use
 (millions).............            --               282         3,568           402         2,033


                                 As of December 31,                 As of March 31,
                         ------------------------------------- -------------------------
                            1996        1997          1998         1998         1999
                         ----------  -----------  ------------ ------------ ------------
                                                                      (Unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $3,790,121  $ 2,256,552  $134,000,941 $152,758,944 $114,059,731
Current assets..........  3,807,004    4,737,808   144,637,266  158,404,803  131,184,638
Fixed assets, net.......     81,153   11,176,774    69,973,120   18,125,851   90,723,762
Total assets............  3,888,157   15,914,582   219,574,280  182,228,022  226,571,111
Long-term debt,
 including current
 portion................        --     3,536,886   185,295,793  152,093,513  195,545,892
Total stockholders'
 equity (deficit).......   (404,954)  (2,075,372)   19,328,412   24,111,655   21,714,695

   You should not assume that the results of operations above are indicative of the financial results we can achieve in the future. You should also keep the following matters in mind when you read this information:

  . Non-cash compensation expense is a result of two different transactions and consists of:

    --charges totaling $0.1 million for 1996, $1.3 million for each of 1997 and 1998 and $0.3 million for each three-month period ended March 31, 1998 and 1999, which resulted from the vesting over time of shares of common stock issued to some of our executive officers in November 1996

    --charges of $1.8 million for 1998 and $0.1 million for the three months ended March 31, 1999, which resulted from the vesting and cancellation of shares of common stock in connection with the September 30, 1998 amendment of vesting agreements with some of our executive officers

  . EBITDA represents earnings before interest, income taxes, depreciation and amortization and other non-cash charges, including non-cash compensation expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss applicable to common stockholders as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable to similarly titled measures for other companies. See "Consolidated Financial Statements--Consolidated Statements of Cash Flows," on page F-6.

  . We count access lines as of the end of the period indicated and on a one-for-one basis using DS-0 equivalents.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   General. We provide data, voice and colocation services to large, communications-intensive users in major cities. We began operations in 1996 and initiated service first in Chicago in May 1997. We currently serve a total of 12 markets, which encompass a total of 31 metropolitan statistical areas, or MSAs, and plan to serve 16 markets, or 42 MSAs, by the end of 1999 and 20 markets, or 50 MSAs, by the end of 2000. We believe our market expansion will allow us to reach a critical mass of geographic coverage and service capability for our target customer base of communications-intensive users. As of April 30, 1999, we had sold 99,826 access lines, of which 80,218 were installed and in service.

   Our operating results are expected to change over the next 15 months as a result of several trends in our business and in the regulatory environment. First, we anticipate that the mix of lines we sell will shift from being dominated by ISP customer lines to being more evenly balanced among ISP, corporate and VAR customer lines due to expanded marketing efforts. Second, we expect our revenue from and margin on ISP lines to decline as our interconnection agreements in each state in which we operate come up for renewal. In response to these trends, we intend to emphasize the sale of new products that leverage our network to maximize revenues per line and operating margins. These products include high-speed access to the Internet and LANs using DSL technology. Third, our continued expansion may result in negative operating cash flow and operating losses for a period of time. If this occurs, we expect to again produce positive operating cash flows once these trends stabilize and operating activities in our newer markets are established and mature. If, however, these trends do not stabilize or our operating activities are not established or do not mature as expected, we may continue to sustain negative operating cash flow and net losses.

   Revenue. Our revenue is comprised of monthly recurring charges, usage charges and initial, non-recurring charges. Monthly recurring charges include the fees paid by our customers for lines in service, additional features on those lines, and colocation space. Monthly recurring charges are derived only from end user customers. Usage charges consist of fees paid by end users for each call made, fees paid by the ILEC and other CLECs as reciprocal compensation, and access charges paid by the IXCs for long distance traffic that we originate and terminate. Non-recurring revenues are typically derived from fees charged to install new customer lines.

   We earn reciprocal compensation revenue for calls made by customers of another local exchange carrier to our customers. Conversely, we incur reciprocal compensation expense to other local exchange carriers for calls by our customers to their customers. Reciprocal compensation has historically been a significant component of our total revenue due to the preponderance of inbound applications utilized by our customers. Reciprocal compensation represented approximately 81% of total revenues in 1997, approximately 75% of total revenues in 1998 and approximately 73% of total revenues in the first quarter of 1999.

   We expect the proportion of revenues represented by reciprocal compensation to substantially decrease in the future as a result of the expiration and subsequent renegotiation of our existing interconnection agreements with the ILECs and as a result of our focus on increasing the percentage of our lines that are sold to non-ISP customers. We expect the most significant impact of the reduction in reciprocal compensation to occur when our existing interconnection agreement with Ameritech Illinois, which expires during the fourth quarter of 1999, is renegotiated. Although we expect to renew our existing interconnection agreements on satisfactory terms, we expect that the new agreements will result in lower negotiated interconnection rates for future reciprocal compensation. Revenues from reciprocal compensation could also decline as a result of adverse judicial or regulatory determinations. See "Business--Regulation."

   We believe we can produce a positive return on capital despite a substantial reduction in reciprocal compensation revenue resulting from lower rates for reciprocal compensation. The table below represents 1998 fourth quarter historical selected financial data for the Chicago market reflecting:

  .  actual results

  . pro forma results with the reciprocal compensation rate adjusted downward to $0.003 per minute from the current rate of $0.009 per minute

   We cannot predict new rates at which reciprocal compensation payments will be made or the types of traffic eligible for reciprocal compensation. These rates may be more or less than the rates described in the table below. You should not assume that the following results are indicative of results we can achieve in the future.

                                                  Pro Forma Results for the
                                  Actual Results Fourth Quarter of 1998 with
                                  For the Fourth       the Reciprocal
                                    Quarter of      Compensation Rate of
Chicago                                1998       $0.003 per Minute of Use
-------                           -------------- ---------------------------
                                              (dollars in millions)
Revenues.........................     $12.9                 $ 7.3
EBITDA(1)........................     $ 9.2                 $ 3.6
EBITDA Margin....................      71.4%                 49.8%

--------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization and other non-cash charges, including non-cash compensation expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss applicable to common stockholders as an indicator of our operating performance or to cash flows as a measure of our liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable to similarly titled measures for other companies. See "Consolidated Financial Statements--Consolidated Statements of Cash Flows."

   Operating Expenses. Our operating expenses are categorized as customer service and network operations, selling, general and administrative, depreciation and amortization, and non-cash compensation expense. Settlement costs are a significant portion of customer service and network operations expense and are comprised of leased transport charges and reciprocal compensation payments. Leased transport charges are the lease payments we make for the use of fiber transport facilities connecting our customers to our switches and for our connection to the ILECs' and other CLECs' networks. Our strategy of initially leasing rather than building our own fiber transport facilities has resulted in our cost of service being a significant component of total costs. To date, we have been successful in negotiating lease agreements that match the duration of our customer contracts, thereby allowing us to avoid the risk of incurring expenses associated with transport facilities that are not being used by revenue generating customers.

   Historically leasing rather than building our transport network has resulted in capital expenditures which we believe are lower than those of CLECs of similar size that own their fiber networks. Our capital expenditures have been driven by customer service demands and projected near-term revenue streams from our established markets. In addition, we believe that the percentage of these "success-based" capital expenditures is higher than those of fiber-based CLECs. In contrast, we incur operating expenses for leased facilities that are proportionately higher than those incurred by fiber-based CLECs. The margin impact of these higher, anticipated operating expenses is expected to be mitigated, in part, by a higher revenue per line, which we anticipate as a result of our focus on communications-intensive users. In April and May 1999, we entered into a number of agreements to use fiber transport facilities for a combined minimum commitment of $87.9 million over five years. These commitments will result in increased operating expenses for future periods, which we believe should be more than offset by future revenues associated with new services made possible, in part, by these agreements.

   Our business plan contemplates selected purchases of our own local fiber transport capacity to further support our customer network and service demands. We expect that our purchase of local fiber transport capacity as part of developing our hybrid network will partially mitigate the increase in transport expense previously discussed.

   Other customer service and network operations expense consists of the costs of operating our network and the costs of providing customer care activities. Major components include wages, rent, power, equipment maintenance, supplies and contract employees.

   Selling, general and administrative expense consists of sales force compensation and promotional expenses as well as the cost of corporate activities related to regulatory, finance, human resources, legal, executive, and other administrative activities. We expect our selling, general and administrative expense to be lower as a percentage of revenue than that of our competitors because we have relatively high sales productivity associated with our strategy of serving communications-intensive customers. These customers generally utilize a large number of switched access lines relative to the average business customer, resulting in more revenue per sale. Further, fewer sales representatives are required to service the relatively smaller number of communications-intensive customers in a given region.

   We record monthly non-cash compensation expense related to shares issued to some of our executive officers in November 1996, and in connection with the September 30, 1998 amendments to vesting agreements with some of our executive officers. We will continue to record non-cash compensation expense in future periods relating to these events through the third quarter of 2002. See Note 10 to our Consolidated Financial Statements.

Quarterly Results

   The following table sets forth unaudited financial, operating and statistical data for each of the specified quarters of 1998 and 1999. The unaudited quarterly financial information has been prepared on the same basis as our Consolidated Financial Statements and, in our opinion, contains all normal recurring adjustments necessary to fairly state this information. The operating results for any quarter are not necessarily indicative of results for any future period.

                                              1998                             1999
                          ------------------------------------------------  -----------
                            First       Second       Third       Fourth        First
                           Quarter     Quarter      Quarter      Quarter      Quarter
                          ----------  ----------  -----------  -----------  -----------
Revenues................  $5,102,448  $8,078,043  $12,755,293  $17,596,062  $26,003,897
EBITDA..................  $1,967,930  $3,326,828   $4,348,713  $ 6,393,913  $ 9,968,682
Lines sold to date......      21,082      30,385       41,316       68,184       85,329
Lines in service to
 date(1)................      14,528      24,357       33,188       52,011       70,572
Estimated data lines (%
 of installed lines)....          83%         81%          69%          71%          71%
Lines on switch (%).....         100%        100%         100%         100%         100%
Customer lines colocated
 (%)....................         N/A         N/A          N/A          N/A           48%
ILEC central offices
 interconnected.........         N/A         249          297          340          443
ILEC central office
 colocations in service
 and under development..           0           0            0            0           23
Average monthly revenue
 per line...............        $155        $139         $148         $138         $141
Quarterly minutes of use
 switched (in millions).         402         683        1,039        1,444        2,033
Markets in operation....           2           2            6           10           12
MSAs served.............           6           6           13           29           31
Switches operational....           2           2            4            6            7
Focal customer
 colocation space in
 service (square feet)..         N/A       2,938        9,882       23,302       29,282
Capital expenditures (in
 millions)..............          $8         $13          $24          $21          $24
Employees...............          82         131          186          233          312

--------
(1) Does not include approximately 12,000 access lines in Boston that are being managed by us on behalf of Level 3 Communications as a result of our purchase of Level 3's switch in January of 1999. These lines are expected to eventually migrate to Level 3's network.

   Although we have generated positive EBITDA in the most recent six quarters, we anticipate that as a result of the recent operating and regulatory trends described above, we may experience negative EBITDA for a period of time until these trends stabilize and operating activities in our newer markets mature.

 Three Months Ended March 31, 1999 Compared to Three Months Ended March 31,
 1998

   Total revenues for the three months ended March 31, 1999 were $26.0 million compared to $5.1 million for the three months ended March 31, 1998. This $20.9 million increase is primarily due to our rapid growth in our Chicago and New York markets. Customer service and network operations expenses totaled $10.4 million for the first quarter of 1999 compared to $1.8 million for the first quarter of 1998. This increase resulted from our rapid expansion and related costs for leased facilities, usage settlements, customer care and operational personnel, equipment maintenance and other operating expenses. Selling, general and administrative expense also increased due to our expansion from $1.3 million during the three months ended March 31, 1998 to $5.7 million during the most recent three month period. Similarly, depreciation and amortization increased from $0.9 million to $4.0 million in the comparative periods as a result of a significant increase in the level of fixed assets we put into service between April 1, 1998 and March 31, 1999. Non-cash compensation expense was $0.4 million for the first quarter of 1999 compared to $0.3 million for the first quarter of 1998. The increase in non-cash compensation expense is the result of the September 30, 1998 amendments of vesting agreements with some of our executive officers.

   Interest income increased from $1.0 million in the three months ended March 31, 1998, to $1.3 million in the three months ended March 31, 1999 due to our receiving interest income from the Notes proceeds for only half of the first quarter of 1998. Interest expense increased from $2.1 million in the first quarter of 1998 to $5.4 million in the first quarter of 1999. This increase is due to an additional $2.9 million of amortization of our Notes and $0.4 million of interest expense on our secured equipment term loan that was entered into during December 1998. Interest on the Notes is not payable in cash until August 2003.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Total revenues for 1998 were $43.5 million compared to $4.0 million for 1997. The significant increase is due to the rapid growth in our Chicago and New York markets during 1998 and the fact that service was first initiated in Chicago in May 1997. Customer service and network operations expense was $15.3 million in 1998 compared to $2.2 million during 1997. The increase resulted from our rapid expansion and the related costs of leased facilities, usage settlements, customer care and operations personnel, equipment maintenance and other operating expenses. Selling, general and administrative expense also increased from $2.9 million for 1997 to $12.2 million for 1998 due to our expansion. Similarly, depreciation and amortization increased from $0.6 million in 1997 to $6.7 million in 1998 as a result of a significant increase in the level of fixed assets put into service. Non-cash compensation expense associated with the vesting over time of shares of common stock issued to some of our executive officers in November 1996, and the vesting and cancellation of shares of common stock in connection with the September 30, 1998 amendments to vesting agreements with some of our executive officers, was $3.1 million for 1998 compared to $1.3 million for 1997. The increase of $1.8 million is due to the September 30, 1998 amendment to these vesting agreements.

   Interest income increased from $0.2 million in 1997 to $6.5 million for 1998 due primarily to the investment of the proceeds received in February 1998 from the sale of the Notes. Interest expense for 1998 was $16.1 million compared to $0.1 million for 1997. The increase is primarily due to the amortization of the discount on the Notes.

 Year Ended December 31, 1997 Compared to Seven-Month Period Ended December 31, 1996

   We had total revenues of $4.0 million in 1997. We had no revenues in 1996. The increase is due to the recording of our first revenue during May 1997. Prior to May 1997, we incurred start-up and operating expenses in advance of revenue as we prepared to launch our network services in the Chicago market. Customer service and network operations expense increased from zero in 1996 to $2.2 million in 1997. There were no customer service or network activities during 1996. Such activities began as we initiated construction of our first network in January 1997 and as we began to provide service in May 1997. Selling, general and administrative expense increased from $0.4 million in 1996 to $2.9 million in 1997, largely due to a rapid increase in sales and administrative personnel in 1997. Depreciation and amortization increased from near zero in 1996 to $0.6 million in 1997 due to the increase in assets put into service during 1997. Non-cash compensation expense associated with certain shares issued to some of our executive officers in November 1996 increased from $0.1 million in 1996 to $1.3 million in 1997 based on a full year's impact of this expense during 1997 as compared to one month of non-cash compensation expense during 1996.

   Interest income increased from $0.02 million in 1996 to $0.2 million in 1997 as a result of significantly greater cash balances we maintained after receiving additional equity contributions during 1997. Interest expense was $0.1 million in 1997 due to debt financing incurred by one of our subsidiaries. We did not have any interest expense during 1996.

Liquidity and Capital Resources

   We intend to continue to increase our coverage of major U.S. cities by expanding our services to four additional markets in 1999 and another four markets in 2000. This business plan will require that we expand our existing networks and services, deploy our own fiber capacity in a majority of our markets and fund our initial operating losses. We will require significant capital to fund the purchase and installation of telecommunications switches, equipment, infrastructure and fiber facilities and/or long-term rights to use fiber transport capacity. The implementation of this plan requires significant capital expenditures, a substantial portion of which will be incurred before significant related revenues from our new markets are expected to be realized. These expenditures, together with associated early operating expenses, may result in our having substantial negative operating cash flow and substantial net operating losses for the foreseeable future, including in 1999 and 2000. Although we believe that our cost estimates and the scope and timing of our build-out are reasonable, we cannot assure you that actual costs or the timing of the expenditures, or that the scope and timing of our build-out, will be consistent with current estimates.

   Our capital expenditures were approximately $11.7 million in 1997, $64.2 million in 1998 and $24.5 million for the first quarter of 1999, primarily reflecting capital spending for the build-out of 17 of 20 of our markets, including the $7.7 million acquisition of network assets and associated infrastructure from Level 3 Communications for our Boston market. We estimate that our capital expenditures in connection with our business plan will be approximately $125 million for the remainder of 1999. The 1999 expenditures are expected to be made primarily for the build-out of additional markets, the expansion of our existing markets and services, including high-speed data services, and the purchase of local fiber transport capacity in a majority of our markets.

   We estimate that the implementation of our business plan, as currently contemplated, including the remaining 1999 capital expenditures previously described, operating losses in newer markets and working capital needs, will require approximately $230 million from April 1, 1999 through the third quarter of 2000. Upon completion of this offering, we will have pre-funded these capital requirements with cash, cash equivalents and short-term investments currently on hand, borrowing capacity under our $50 million equipment term loan facility (described below), anticipated cash flows from future operations and the net proceeds from this offering.

   Our expectations of our future capital requirements and cash flows from operations are based on current estimates. If our plans or assumptions change or prove to be inaccurate, we may be required to seek additional sources of capital or seek additional capital sooner than currently anticipated. We may also choose to raise additional capital to take advantage of favorable conditions in the capital markets. See "Risk Factors--Significant Capital Requirements" and "--Substantial Debt."

   Net cash used in operating activities was $0.2 million for the seven months ended December 31, 1996 and $1.6 million for 1997. Net cash provided by operations was $22.6 million in 1998, an increase of $24.2 million from 1997. The increase is primarily due to an increase in non-cash reconciling items for depreciation and amortization, non-cash compensation expense, amortization of discount on the Notes and an increase in accounts payable and accrued liabilities. Net cash used in operating activities for the three months ended March 31, 1999 was $1.3 million, a decrease of $5.0 million from the same period in 1998. This decrease is primarily the result of the $3.7 million in income taxes we paid during the first quarter of 1999 and the increase in the change in accounts receivable between comparable periods totaling $3.3 million, which was offset by increased depreciation and amortization of $3.1 million during the first quarter of 1999. Net cash used in investing activities was $0.1 million for the seven months ended December 31, 1996, $11.7 million for 1997 and $72.2 million for 1998. The increase of $60.5 million from 1997 represents a $52.6 million increase in capital expenditures due to our 1998 expansion into new markets and the purchase of short-term investments of $8.0 million. Short-term investments primarily consist of debt securities, which typically mature between three months and one year. Net cash used in investing activities for the first quarter of 1999 was $24.0 million compared to $7.6 million in the first quarter of 1998. This increase of $16.4 million from the first quarter of 1998 is primarily due to our build-out of additional markets and includes the $7.7 million acquisition of network assets and associated infrastructure from Level 3 Communications for our Boston market. Net cash provided by financing activities consisted of $4.0 million for the seven months ended December 31, 1996, $11.8 million in 1997 and $173.4 million in 1998. The increase of $161.6 million from 1997 to 1998 is mainly the result of net proceeds from the Notes offering of $143.9 million after $6.1 million in issuance costs and $19.2 million in borrowings under a secured equipment term loan facility (the "Credit Agreement") during 1998. Net cash provided by financing activities for the first quarter of 1999 was $5.8 million, a decrease of $148.5 million from the first quarter of 1998. This decrease is primarily the result of our receipt of $144.1 million in net proceeds from the issuance of Notes during the first quarter of 1998.

   The Credit Agreement provides that NTFC Capital Corporation will make term loans to us in an aggregate principal amount of up to $50 million. These loans are to be used solely for the purchase of telecommunications equipment and related software licenses. To secure the loans, we have granted NTFC a security interest in the assets acquired with the loans. Loans must be repaid over a five-year period from the date of the borrowing, which must be on or prior to December 31, 1999. Principal and interest payments are due monthly, and interest accrues based on the five-year swap rate, plus additional basis points. Interest will accrue at a lower rate if we meet specified financial tests. As of March 31, 1999, we had $24.5 million outstanding under this term loan facility.

   We have historically incurred net losses and have an accumulated deficit of $11.3 million as of December 31, 1998 and $9.9 million as of March 31, 1999. Most recently, we funded a large portion of our future operating losses and capital expenditures through the 1998 offering of the Notes and by other financings. On February 18, 1998, we received $150 million in gross proceeds from the sale of the Notes. The Notes will accrete to an aggregate stated principal amount of $270 million by February 15, 2003. As of March 31, 1999, the principal amount of the Notes had accreted to approximately $171.1 million. No interest is payable on the Notes prior to August 15, 2003. Thereafter, cash interest will be payable semiannually on August 15 and February 15 of each year.

   Prior to the issuance of the Notes in February 1998, a substantial portion of our funding needs was met through the private sale of equity securities. In November 1996, we entered into a stock purchase agreement that provided for the contribution over time of approximately $26.1 million of equity funding by a group of investors. As of February 13, 1998, we had received the entire $26.1 million. In addition, in 1997, our Illinois subsidiary borrowed approximately $3.5 million under a bank credit facility. We used a portion of the net proceeds from the issuance of the Notes to repay this indebtedness and cancel this facility.

Impact of the Year 2000 Issue

   The year 2000 issue results from computer programs being written using two digits rather than four to define the year. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of operations, including, among other things:

  .  A temporary inability to process transactions

  .  A temporary inability to send invoices

  .  A temporary inability to engage in normal business activities

  .  Interruptions of customer service

   Our Year 2000 compliance program can be divided into several phases. These phases include:

  . Assessing our material information systems and hardware for Year 2000 readiness

  . Assessing the Year 2000 readiness of third parties with whom we have significant business relationships and on whose systems and hardware we rely

  .  Contingency planning

   As part of our internal assessment phase, we examined our material information systems, including our DMS-500 SuperNode central office switches, and hardware to determine whether these systems and hardware are Year 2000 compliant. However, we have not nor do we plan to identify, validate as compliant or remediate integrated circuits in any other systems or hardware. We have received assurances from all of our major software and hardware vendors that the products we use are Year 2000 compliant in all material respects and will function adequately after December 31, 1999.

   Our services are also dependent on network systems and transport facilities maintained by other carriers, including ILECs and IXCs. We are in the process of assessing the Year 2000 compliance status of other carriers with whom we have material relationships. Our assessment relies, without any independent verification, on the statements and assumptions underlying the statements these carriers have made in their periodic reports filed with the Securities and Exchange Commission. The risks associated with the failure of these carriers' systems or transport facilities include potential interruption of service, including blocked calls and delayed call completion. Interruptions of this type would heavily impact our customers and, if prolonged, could have a material adverse effect on our business, financial condition or results of operations.

   Because we currently lease 100% of our transport facilities, we are dependent on the availability of fiber transport facilities owned by other carriers. There are few, if any, contingency measures we can take if Year 2000 problems cause these carriers' facilities to fail. We lease transport facilities from multiple carriers in each market in which we operate in an attempt to provide redundancy and diversity in service. However, we cannot assure you that there will not be multiple network failures in a particular market. If our transport vendors experience facilities failures, our business may be disrupted and we may suffer a material adverse effect.

   To date, we have spent approximately $0.2 million on our Year 2000 compliance program. We expect future Year 2000 remediation expenditures to total approximately $0.3 million. All of these costs will be expensed as they are incurred.

   We intend to continue our Year 2000 compliance assessment of our software. If it comes to our attention that any of our software is not Year 2000 compliant, we intend to develop an action plan and further assess the risks of non-compliance and the resources that would be required to resolve the problem. We also intend to develop contingency plans to the extent we believe those plans would be useful.

   Based on our current schedule for completion of our Year 2000 compliance program, we believe that our planning is adequate to secure Year 2000 readiness of our critical systems. Nevertheless, Year 2000 readiness is subject to a number of risks and uncertainties, some of which, like the readiness of other carriers upon whom we rely, are out of our control. We are not able to predict all the factors that could cause actual results to differ materially from our current expectations about Year 2000 readiness. The cost of our Year 2000 compliance program is based upon our management's best estimate. At this time, we believe that the major risks associated with an inability of our systems or software to process Year 2000 data correctly are a system failure or miscalculation causing a disruption of business activities or interruptions in customer service. If we, or third parties with whom we have significant business relationships, fail to achieve Year 2000 readiness with respect to critical systems, there could be a material adverse effect on our business, financial condition or results of operations. See "Risk Factors--Reliance on Leased Transport Facilities," "-- Relationship with ILECs" and
"--Year 2000 Compliance."

   The discussions under "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain forward-looking statements. Our future performance is subject to a number of risks and uncertainties that could cause actual results to differ substantially from our projections. Factors that could impact the variability of future results include those described under "Risk Factors."

Quantitative and Qualitative Disclosures about Market Risk

   We are exposed to minimal market risks. We manage sensitivity of our results of operations to these risks by maintaining a conservative investment portfolio, which primarily consists of debt securities, typically maturing within one year, and entering into long-term debt obligations with appropriate pricing and terms. We do not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. Financial instruments held for other than trading purposes do not impose a material market risk on us.

   We are exposed to interest rate risk, as additional financing is periodically needed due to the large operating losses and capital expenditures associated with establishing and expanding our network coverage. The interest rate that we will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt.

                                    BUSINESS

Introduction

   We are a rapidly growing CLEC that provides data, voice and colocation services to large corporations, ISPs and VARs in large metropolitan markets. We began operations in 1996, initiated service first in Chicago in May 1997 and currently offer service in the following 12 markets:

     Chicago                       New York             Philadelphia
     San Francisco                 San Jose             Oakland
     Orange County, California     Los Angeles          Northern Virginia
     Washington, D.C.              Boston               Northern New Jersey

As part of our expansion, we plan to offer services in the following eight additional markets:

      By
      December
      31, 1999:   By December 31, 2000:
      ---------   ---------------------
      Dallas      Atlanta
      Fort Worth  Houston
      Detroit     Minneapolis
      Seattle     Cleveland


   When we complete our planned expansion, we will provide service in 20 markets, which encompass a total of 50 metropolitan statistical areas. As of April 30, 1999, we had sold 99,826 access lines, of which 80,218 were installed and in service. This compares to 68,184 lines sold and 52,011 lines installed and in service as of December 31, 1998 and 13,411 lines sold and 7,394 lines installed and in service as of December 31, 1997. Our primary objective is to become the provider of choice of data and voice services to communications-intensive customers in our markets.

   A majority of our revenue is currently derived from the provision of switched data services for our targeted customers. Due to customer demand, we are deploying additional services such as high-speed data access using DSL technology and nationwide networking using ATM technology. Once these services are deployed, we believe we will have an advantage over other data and voice CLECs offering these services due to our established relationships with some of the largest corporate and ISP customers in the nation, our highly reliable network, and our ability to package switched and high-speed data connections. We also believe that by providing these data services, we will appeal to a broader customer base.

   We believe we were the first CLEC to employ the "smart-build" approach to designing networks. As such, we own and operate our switches, and initially lease, rather than own, transport capacity. Currently, we use leased facilities for 100% of our transport requirements. However, based on the increase in volume of customer traffic in some of our markets, we now believe it is economically attractive for us to own a portion of our transport capacity. We have signed an agreement with Level 3 Communications and are negotiating with another company to acquire a combined minimum of 10,800 fiber miles of our own local fiber transport capacity in 16 markets. By combining leased fiber transport facilities with owned fiber capacity, we expect to be better able to control these assets and generate stronger operating results.

   To further develop our long distance service offerings, we have signed agreements with a number of carriers under which we plan to lease approximately 10,000 DS-3 miles of fiber transport capacity connecting each of our existing and planned markets. Using these facilities, we are developing a nationwide ATM network to carry data and voice traffic. This will allow us to provide virtual private network services for both data and voice. We also expect to price long distance voice calls that remain on the Focal network as if they were local calls using our FocaLINC service.

   We also offer colocation services. Many of our ISP customers house their equipment in colocation space we operate within our switching centers, and we provide equipment management services to some of these customers. We currently have over 64,000 square feet of secure and environmentally conditioned colocation space available to our customers or under development. We believe the proximity of existing and future colocation customers to our network as well as the concentration of Internet traffic within our space will provide us with an advantage in marketing additional services in the future.

   We believe that our management and operations team has been critical to our initial success and will continue to differentiate Focal from its competitors. We have built a skilled and experienced management team with extensive prior work experience at major telecommunications companies, such as MFS Communications, Sprint, MCI WorldCom, AT&T and Ameritech.

   We were incorporated in Delaware in June 1997 in connection with a Plan of Reorganization and Agreement dated June 12, 1997, whereby we became the holding company of Focal Communications Corporation of Illinois and each of its subsidiaries.

Market Potential

   We believe communications-intensive users in large metropolitan markets are inadequately supplied with highly reliable, local data and voice services. We also believe that these types of users will increasingly demand diversity in local communications providers as they do in long distance and private-line communications services.

   As a result, we have chosen to initially do business only in large metropolitan markets with a high concentration of communications-intensive customers. We select our target geographical markets using several criteria:

  .  Sufficient market size

  .  Favorable state regulatory environment

  . The existence of multiple fiber transport providers with extensive networks

  . The existence of, or ability to obtain, attractive interconnection agreements with the ILEC

   The market potential for CLECs is large and growing for both local switched services and data communications. According to data published by the FCC, local communications services in the United States in 1997 generated total revenues of approximately $102 billion. While this represents total local service from both residential and business customers, we estimate that approximately $44 billion, or 43%, of this revenue represented local switched service by businesses. We also estimate that business usage will grow to $50 billion in 1999. A market study done by our management estimates that the total local switched service from the business segment in the 20 large, metropolitan markets in which we intend to offer service represents approximately 36% of total business access lines in the nation and will generate approximately $18 billion in 1999.

   Data communications is one of the fastest growing areas of the telecommunications industry. According to Frost & Sullivan, the total U.S. market for high-speed and switched data services will grow at an annual rate of approximately 17% from $18 billion in 1997 to approximately $40 billion by 2002. The DSL portion of this market alone is expected to grow at an annual rate of approximately 44% over the same time period. Much of the growth is expected to result from increased demand for e-mail, web hosting services, e-commerce, collaborative workflow and real-time video services and applications. We estimate that the addressable market for high-speed and switched data services in our targeted markets will be approximately $9 billion by the end of 1999.

   The table below summarizes estimates from our market study regarding our current and planned markets. You should be aware that, with the exception of the "Operational Markets," the launch period shown in the second column is our current estimate of when we will begin providing services in our planned markets. These estimates are subject to change based upon numerous factors, including timely performance by third party suppliers, receipt of required regulatory approvals and financing, including completion of this offering. See "Risk Factors--Management of Growth," "--Regulation," "--Reliance on Leased Transport Facilities" and "--Relationship with ILECs."

                                               Estimated Addressable 1999 Market
                                                            Data(1)
                                             --------------------------------------
                                                 Number of
                                             Business Switched     Revenue from
                            Launch Period      Access Lines    Local Business Calls
                         ------------------- ----------------- --------------------
                                                                   (dollars in
                                              (in thousands)        millions)
Operational Markets:
Chicago, IL.............            May 1997       1,899             $ 1,709
New York, NY............        January 1998       2,420               2,178
Philadelphia, PA........      September 1998       1,324               1,191
San Francisco, CA.......      September 1998         589                 530
San Jose, CA............      September 1998         361                 325
Oakland, CA.............      September 1998         521                 469
Washington, D.C. .......       December 1998       1,481(2)            1,333(2)
Northern Virginia, VA...       December 1998         -- (2)              -- (2)
Los Angeles, CA.........       December 1998       1,778               1,600
Orange County, CA.......       December 1998       1,002                 902
Northern New Jersey.....        January 1999       1,275               1,147
Boston, MA..............        January 1999       1,306               1,176

Planned Markets:
Detroit, MI............. Second Quarter 1999       1,059                 953
Seattle, WA.............  Third Quarter 1999         699                 629
Dallas, TX.............. Fourth Quarter 1999         774                 697
Fort Worth, TX.......... Fourth Quarter 1999         299                 269
Atlanta, GA.............  First Quarter 2000         886                 798
Houston, TX.............  First Quarter 2000         935                 841
Cleveland, OH........... Second Quarter 2000         786                 707
Minneapolis, MN.........  Third Quarter 2000         674                 607
                                                  ------             -------
  Total:................                          20,068             $18,061
                                                  ======             =======

--------
(1) This addressable market data does not include information for non-switched data and voice services.
(2) Data for Northern Virginia is included in the data for Washington, D.C.

Strategy

   Our objective is to become the provider of choice for data and voice communications services to large, communications-intensive customers in our target markets. The key elements of our strategy to achieve this objective are discussed below.

  . Leverage Current Customer Relationships--We orient the profile of our sales teams and customer care processes to meet the very stringent requirements of our target customer base of communications-intensive users. As a result, we have built a customer base that includes a substantial number of large, sophisticated companies and ISPs such as:

       IBM              Sony                      Citigroup            United Airlines
       E*Trade          Merrill Lynch             Mindspring           PSINet
       CompuServe       Nortel Networks           Sears                Motorola

    We believe that this customer base of communications-intensive users gives us an advantage in successfully marketing additional services. Consequently, we plan to leverage the relationships we have built with our customers and increase our share of their total communications expenditures by expanding our service offerings and market coverage.

  . Expand Data Service Offerings--The majority of our access lines are utilized for switched data services. These typically involve dial-up data calls utilizing modems for access to a corporate customer's LAN or an ISP customer's remote access server. We believe we have developed an excellent reputation among our customers as a provider of reliable switched data services. Moreover, we believe a significant opportunity exists with our targeted customers to successfully offer a wider array of data services. We expect that home workers and Internet users will increasingly seek higher speed access to their corporate LANs and the Internet. As a result, we are currently developing high-speed LAN and Internet access using DSL technology as well as private line data services.

  . Connect our Local Networks Nationally--We believe that the number and types of services we can provide to communications-intensive customers in major markets will be greatly enhanced if our networks in these markets are interconnected. For example, we expect to sell long distance calling between our markets for the price of a local phone call to those customers who utilize our network in each market. In order to facilitate this connectivity, we are developing a seamless, nationwide backbone network based on ATM technology that will interconnect our switching and colocation centers in the U.S. We expect this will give us the necessary network platform to offer additional services such as virtual private network and private line data and voice services.

  . Design and Install a Highly Capital-Efficient Network. We believe we have optimized our return on invested capital by initially leasing fiber capacity and by making most of our capital expenditures in switching facilities and information systems. Currently, we lease fiber from multiple vendors in each of our markets. We believe that this strategy has resulted in a lower, less risky capital investment than that of other CLECs that build their own fiber facilities right away. Compared to these other CLECs, a greater proportion of our ultimate capital requirement is "success-based." As our market penetration and customer base increases, we intend to purchase fiber transport capacity where it is economically attractive, as illustrated by our recent agreement with Level 3 Communications described below. Going forward, we believe that our hybrid network, which will combine leased and owned transport capacity, is the best way to balance capital efficiency and control of network assets.

  . Maximize Network Utilization through VARs. We provide service to VARs such as managers of large multi-dwelling units and companies that market bundled telecommunications services to small- and medium-sized businesses. This VAR distribution channel enables us to increase the number of access lines served by our networks, which further maximizes network utilization.

Networks

   We have installed Northern Telecom DMS-500 SuperNode digital central office switches in each of our existing markets, and currently plan to deploy similar switches in our additional markets. As we add customers in a market, it has generally been cost-effective for us to use leased fiber transport capacity to connect our customers to our network. We have initially leased local network trunking facilities from the ILECs in each of our markets in order to connect our switches to major ILEC central offices serving our central business district and outlying areas of business concentrations. We have chosen to design our networks using this "smart-build" approach, which involves purchasing and maintaining our own switches while leasing our fiber transport facilities on an as-needed basis. This provides us with added negotiating leverage in obtaining favorable terms from transport providers and allows us to offer our customers both redundancy and diversity. In addition, we have designed our networks to maximize call completion and significantly reduce the likelihood of blocked calls, which helps us satisfy the needs of our high-volume customers. This smart-build approach is possible because there are multiple vendors of local fiber transport facilities in each of our large metropolitan markets, both current and planned. Our switch-based, leased transport network architecture has allowed us to:

  .  Reduce the time and money required to launch a new market

  .  Minimize financial risk associated with under-utilized networks

  .  Generate revenue and cash flow more quickly

   We have the flexibility to add or subtract leased local transport capacity on an incremental basis with the addition or loss of customers. We believe that the quantity of existing and planned fiber transport facilities available from numerous carriers will be sufficient to satisfy our need for local leased transport facilities and permit us to obtain these facilities at competitive prices for the foreseeable future. The fiber transport providers in our current and planned markets compete with each other for our business in order to maximize the return on their fixed-asset networks, which enables us to obtain competitive pricing. In addition, because each of our fiber transport capacity providers is a common carrier, they are required to make their transport services available to us on terms no less favorable than those provided to similar customers.

   Although we currently lease 100% of our transport facilities, we believe that it is now economically attractive for us to own a portion of our local transport capacity because of increased volumes of customer traffic between our switches and specific ILEC central offices in some of our markets. We recently signed an agreement with Level 3 Communications and are currently negotiating an agreement with another carrier for the acquisition of indefeasible rights of use, or IRUs, covering a combined minimum of 10,800 fiber miles of our own local fiber transport capacity in 16 markets. Our agreement with Level 3 Communications provides us with an IRU for a specified number of fibers being constructed or acquired by Level 3. The IRU in each covered market has a twenty-year term and covers a total of approximately 8,300 fiber miles in our Chicago, New York, Philadelphia, San Francisco, Los Angeles, Seattle and Detroit markets. Under this agreement, we are required to pay fees totaling approximately $18 million, payable in installments based upon the achievement of construction and installation milestones. The Level 3 agreement also requires us to pay nominal quarterly operations and maintenance fees based upon the number of fiber route miles covered.

We have also employed a "smart-build" approach in developing our inter-city strategy. Initially, we resold long distance transmission service by buying minutes on a wholesale basis. Going forward, we have decided to lease fiber optic transport capacity connecting our switches between each of our existing and planned markets. We will therefore transport our calls from market to market over our own network and terminate the calls either directly at our customer's location or at the ILEC switch. For international calls, we have negotiated agreements with various international carriers for termination of our international calls throughout the world.

To implement our inter-city network, we have signed agreements with a number of carriers under which we plan to lease approximately 10,000 DS-3 miles of fiber transport capacity connecting each of our existing and planned markets. This inter-city, DS-3 backbone network will initially be based on time division multiplexing technology. Early in 2000, we plan to convert the inter-city backbone to ATM technology. We believe the use of ATM switches will provide greater flexibility in creating and managing both data and voice services over the same physical network. Once these network elements are in place, we expect to be able to price inter-city calls that remain on our network as if they were local calls--a service we call FocaLINC. In addition, we expect to offer our corporate customers nationwide, toll-free access to their LAN--a service we call Virtual Office.

We recently executed a five-year private line service agreement with MCI WorldCom providing for the lease of fiber transport capacity that will be used to connect our existing and planned markets. Under this agreement, we have agreed to pay total usage charges for private line services of at least $70 million in the aggregate over the five-year term, including existing private lines used within our markets to provide local service. The usage charges are payable as minimum annual volume commitments of $10 million in the first year, $13.2 million in the second year and $15.6 million in each of the final three years. If we terminate the agreement prior to the end of the five-year term, we are required, with limited exceptions, to pay the difference between the commitment for the relevant year and our actual usage charge, as well as 50% of the commitment for each subsequent year of the five-year term.

   In order to support high-speed access to corporate LANs and the Internet, we are beginning in 1999 to deploy DSL technology in our key markets. We will seek to obtain colocation space from the ILECs and install DSL access multiplexers, or DSLAMs, in colocation cages in ILEC central offices located in densely populated regions. Once installed, the DSLAMs will terminate into an ATM switch. Using either leased transport or

Focal's owned transport capacity, the ATM switches will be connected together to form a wide-area ATM network, which will transport high-speed data from end users to Focal's corporate and ISP customers. These customers will then manage the flow of this traffic onto their corporate LANs or the Internet, as appropriate.

   We are a party to a products purchase agreement with Northern Telecom that expires December 31, 2002. This agreement establishes favorable terms and conditions for our purchase of Northern Telecom products, including switches, related software and services. This contract requires us to place orders for the delivery and installation of Northern Telecom products, including DMS-500 SuperNode central office switches, in a minimum aggregate amount over the term of the agreement of $75 million, at pre-established prices. If we fail to meet our minimum requirements on an annual basis, we are required to pay a specified penalty based on the difference between our requirement and the amount actually purchased.

   We have also entered into a software license agreement with DPI/TFS, Inc. under which we were granted a non-exclusive and non-transferable license to use select DPI/TFS billing software. We paid an initial license fee and are required to pay specified incremental use fees based on the number of access lines for which we use the software. Unless terminated by us or DPI/TFS as permitted by the agreement, the license is perpetual.

Products and Services

 Data Services

   Focal Virtual Office is designed to allow a corporate customer's employees to dial-in to the corporate customer's local area network using a telephone number in the employee's local calling area. This allows the employee to access the local area network for the price of a local call and enables our corporate customer to avoid the higher cost of maintaining region-wide 800 service for local area network access. In addition, our Virtual Office customers are able to use the Focal(TM) Finder service, an interactive tool placed on the customer's web site that automatically provides a telecommuting employee with the local calling number to be used for server access.

   Focal Multi-Exchange Service, a variant of the Focal Virtual Office service marketed to ISPs, allows an ISP's customers to cost-effectively access the ISP's remote access servers. The combination of the multi-exchange service capacity and our high level of customer care has resulted in strong demand for our Multi-Exchange Service from ISPs.

   We also offer our customers the ability to colocate equipment in our switching and operations centers. Equipment colocation benefits the customer by allowing it to inexpensively house its data equipment without having to maintain secure, environmentally controlled space. In addition, customers that colocate are eligible for special discounts on our monthly line rates. We also offer them equipment maintenance services. These services are particularly well-suited to our ISP customers, who frequently operate remote access servers and routers in conjunction with our switched services. Currently, we have over 64,000 square feet of customer colocation space available or under development.

   We are currently in the test phase of offering DSL access service to provide high-speed, dedicated access to corporate LANs and the Internet. This service will be marketed to each of our targeted customer segments-- large corporations, ISPs and VARs. DSL service is or will be available in a variety of speeds ranging from 144 kilobits per second to 52 megabits per second. In addition to data traffic, we plan to offer voice services over DSL access lines in the future. In this way, we can further leverage the investment in DSLAMs and ATM switches to generate additional revenue per DSL line. We believe DSL access service is a natural extension of the switched data services that we have provided since inception.

   With the purchase of our own fiber capacity, we believe we can offer both intra-city and inter-city private line data services at attractive prices. Consequently, we plan to more aggressively market private lines for data applications to new and existing customers.

 Voice Services

   Inbound Services. Our basic, inbound service allows for the completion of calls to a new phone number we supply to our customer. Alternatively, local number portability, or LNP, allows us to provide inbound services using a customer's existing phone number. While LNP is occasionally unavailable and cumbersome to implement, it permits us to serve customers without altering their existing phone numbers. Consequently, we expect LNP to become increasingly useful to us in taking existing business from our primary competitors, the ILECs.

   Direct inward dial service allows inbound calls to reach a particular station on a customer's phone system without operator intervention. We market direct inward dial service to our corporate customers as both a primary and backup service. As a primary service, the customer uses Focal numbers where a new line and number are needed, as when a customer hires a new employee. As a backup service, we can implement an alternative numbering plan for the customer in case the customer's primary service from the ILEC or another CLEC is interrupted.

   Outbound Services. Our basic outbound services allow local and toll calls to be completed within a metropolitan region and long distance calls to be completed worldwide. This direct outward dial service is utilized by end users in several ways. As a primary service, a customer uses Focal as a replacement for the ILEC in placing calls to destinations within the region. In our least cost routing application, a customer can utilize our service in conjunction with its existing ILEC service to route calls using whichever carrier is least expensive for that particular type of call or time of day.

   Other outbound applications include outbound 800 calling and long distance overflow service. In order to encourage customers to use our service, we offer customers an incentive for letting us provide their outbound 800 calls. In the case of long distance overflow service, we act as a backup to the customer's existing long distance carrier in order to optimize the number of direct, special access lines installed from the customer's premises to the long distance carrier's network.

   Our FocaLINC service is designed to price inter-city calls that remain on our network as if they were local calls. This product will provide a cost-effective way for our customers in one market to make calls to their offices in other Focal markets. We believe that FocaLINC will redefine local calling. This service is still under development, and will not be commercially viable until we have linked our various city networks with long-haul fiber capacity. We have, however, signed agreements under which we plan to lease approximately 10,000 DS-3 miles of fiber transport capacity connecting each of our current and planned markets.

   All of the services described above are commonly provisioned over a high-speed digital communications circuit called a T-1 facility and interface directly with our customers' private branch exchange or other customer-owned equipment. Direct interfacing averts our need to provide multiplexing equipment, which combines a number of communications paths onto one path, at the customer's location. This is possible due to the high call volume generated by the large communications-intensive customers we target. Our ability to directly interface with existing customer equipment further minimizes our capital investment and maximizes our overall return on capital. We believe our installation of DSL technology will allow us to more cost-effectively provision T-1 facilities.

 Advanced Services

   CDR Express provides our VAR customers with automated delivery of daily call detail records, or CDRs, via the Internet. This system enables these customers to accurately bill their customers in a secure environment. CDR Express, as well as some other Focal products, are located in Your Domain--a section of our web site specifically dedicated to each customer. Your Domain enables our customers to access their most recent invoices, call detail records and the customer order entry forms. Your Domain is protected by a customer's user name and password. Your Domain can also inform customers of new product offerings being developed by us. Our Form View product, located in Your Domain, allows our customers to download order forms and other important documents through the Internet at their convenience.

   Focal FLOW is an outbound service marketed to VARs that need to be able to switch outbound traffic among multiple long distance or international carriers. We partition our central office switch so VARs can utilize the core switching capability of our equipment at reasonable per minute or per port cost.

Sales and Marketing

   Our primary objective is to satisfy the need for highly reliable communications services for communications-intensive users in the large metropolitan markets in which we operate by providing diverse, reliable and sophisticated services. We believe that we have a competitive advantage in satisfying this need since we are focused on delivering a specific set of innovative services to our target customers.

   Diversity. Focal provides diversity to communications-intensive users by delivering highly reliable, local communications services as an alternative to the ILEC. This type of diversity already exists in other areas of communications services, such as long distance. Communications-intensive customers clearly embrace the benefits of diversity, particularly because redundancy minimizes the effects of facilities failures and maximizes competitive pricing. As a result, most of our target customers typically have multiple long distance providers, multiple equipment vendors and multiple local private-line providers. Because of our focused strategy, we believe that we are uniquely positioned to become the provider of choice for data and voice communications services for large, communications-intensive corporate users, VARs and ISPs. Our focused strategy is based on our ability to deliver the superior level of diverse, reliable and sophisticated services that our customers require.

   Reliability. We provide reliable service to communications-intensive users, who are highly sensitive to the potential effects of facilities failures, by designing our networks around the same theme of diversity that we advocate for our customers. Although local services are perceived as simple, basic services, the delivery of highly reliable, local services requires sophisticated systems. We have engineered our switching and transport networks to meet the demanding traffic and reliability requirements of our target customers. Our network strategy is based on developing and operating a robust, reliable, high-throughput local network relative to the ILECs and other CLECs. Because we are a relatively new entrant to the markets we serve, we must meet or exceed the performance quality of the existing local networks in order to attract communications-intensive users to our networks. Unlike smaller users that tend to pre-qualify vendors based on price, we believe that communications-intensive users choose vendors based on the performance of their networks, and specifically, their reliability. As a result, the design and operation of our network are key success factors in our business development process.

   In choosing our equipment, we conducted extensive research to identify the best hardware for the high-volume users that we serve. As a result of this research, we selected Northern Telecom's DMS-500 SuperNode central office switches, which we have engineered to reduce significantly the likelihood of blocked calls and to maximize call completion. As such, our customers are unlikely to find themselves unable to complete or receive calls due to limitations inherent in our switches. We typically connect to a large number of switches in the ILEC's network. As of March 31, 1999, we had connected to a total of 443 ILEC switches. We believe this is a competitive advantage because it increases call completion even if a portion of the ILEC's trunking network becomes blocked. We optimize the configuration of our network by implementing overflow routing between the ILEC's network and ours, where available. Because the customer base of the ILECs and other CLECs is not typically as communications-intensive as ours, we specifically engineered our network to accommodate traffic volumes per customer far in excess of that which the ILECs or other CLECs typically experience. We believe that our design is unique among ILECs and CLECs and is attractive to our target customer base of communications-intensive users. In addition, we enhance our reliability by delivering service from our switches to customers over multiple fiber transport systems.

   We have also implemented safeguards in our network design to maximize reliability. The DMS-500 SuperNode switch allows us to distribute customer traffic across multiple bays of equipment, thus minimizing the effects of any customer outage. In addition, these switches were engineered by Northern Telecom with fully redundant processors and memory in the event of a temporary failure. Our disaster prevention strategy includes service from multiple power sources where available, on-site battery backup and diesel generator power at each switching facility to protect against failures of our electrical service.

   Sophistication. Our target customers are knowledgeable, sophisticated buyers of communications services that demand a high level of professionalism throughout a vendor's organization. We believe that the technical sophistication of our management and operations team has been a critical factor in our initial success and will continue to differentiate us from our competitors. Execution of our strategy of penetrating communications-intensive accounts requires a well-experienced team of sales professionals. As a result, attracting and retaining experienced sales professionals is important to our overall success. Our sales professionals' compensation is structured to retain these valuable employees through the grant of stock options and cash compensation incentives based on our revenue and operating cash flow objectives.

   We divide our direct sales force into three groups:

  .  The data services group

  .  The corporate services group

  .  The telecom services group

   The data services group is responsible for selling to information services providers, including ISPs. We are able to offer several innovative services to ISPs, such as environmentally conditioned colocation space, virtually non-blocking switching and transport facilities and firm installation times. In addition, our data services group emphasizes the fact that we do not offer our own Internet access service, which makes us an attractive, non-competitive service provider for ISPs. Servicing ISPs also maximizes our network utilization by bringing traffic onto our network during periods, such as evenings or weekends, when the network would otherwise be under-utilized.

   The corporate services group is responsible for selling to large corporate users. Our sales strategy for these corporate customers is to complement the customer's service from the ILEC. Our initial sale to a corporate customer typically involves installing incremental lines for specialized inbound services, such as Virtual Office, or replacing only a limited number of outbound lines. After we build the service relationship, we anticipate increasing our overall penetration of the customer's local service. Over a period of time, we hope to dominate a corporate customer's local switched traffic. We emphasize the diversity, reliability and sophistication of our services in order to earn our place as the local provider of choice for our corporate customers.

   The telecom services group markets directly to VARs and other carriers by positioning us as a highly-reliable, responsive and cost-effective source of wholesale local communications services. We believe a wide array of communications service providers, including long distance companies, will seek to provide bundled communications services in the large metropolitan markets we target. We are well-positioned to be the provider of choice for re-bundled local service. Because we do not intend to directly distribute our services to residential or small- and medium-sized business customers, we believe that VARs and other carriers looking to purchase the local service portion of their bundled service offerings are more likely to purchase service from us rather than from other ILECs or CLECs that compete with them.

   Superior customer service is critical to achieving our goal of capturing market share. We are continually enhancing our service approach, which utilizes a trained team of customer sales and service representatives to coordinate customer installation, billing and service. Comprehensive support systems are also a critical component of our service delivery. We have installed systems designed to address all aspects of our business, including service order, network provisioning, end-user and carrier billing, and trouble reporting. The efficiency of our operating processes contributes to our ability to rapidly initiate service to new accounts. Our installation desk follows a customer's order, ensuring the installation date is met. Additionally, our customer sales representatives respond to all other customer service inquiries, including billing questions and repair calls.

   We believe automation of internal processes contributes to the overall success of a service provider and that billing is a critical element of any telephone company's operation. We deliver billing information in a number of media besides paper, including electronic files and Internet inquiry. Our Invoice Domain service allows customers to securely access and view their monthly invoices over the Internet. In addition, this service allows customers to download call detail records. Similarly, our VAR customers can download call records on a daily basis through our secure web site. This allows them to efficiently process invoices for their end-user customers.

Significant Relationships

   Ameritech Illinois accounted for approximately 81% of our consolidated revenues in 1997. Ameritech Illinois and Bell Atlantic New York accounted for approximately 59% and 16%, and 51% and 22%, of our consolidated revenues in 1998 and for the three months ended March 31, 1999, respectively. The revenues from these carriers in 1997, 1998 and the three months ended March 31, 1999 are the result of interconnection agreements we have entered into with them that provide for reciprocal compensation relating to the transport and termination of communications traffic. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion regarding reciprocal compensation. No other entities accounted for more than 10% of 1997 or 1998 revenues.

Competition

   Portions of our industry are highly competitive. We face a variety of existing and potential competitors, including:

  .  The ILECs in our current and target markets

  .  Other voice and data CLECs

  .  Long distance carriers

  . Potential market entrants, including cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users

   Our primary competitor in each of our existing and planned markets is the ILEC. Examples include BellSouth, Bell Atlantic, Ameritech, U S WEST, SBC and GTE. These ILECs are generally required to file their prices with the state regulatory agencies in their service areas. Any price changes must be reflected in these filings. The ILECs have also generally been given the flexibility to respond to competition with lower pricing. In most cases, proposals for lower pricing must also be filed with the state utility commissions and the pricing must be made available to similarly situated customers. We believe this provides a disincentive for the ILECs to significantly vary or discount prices even in competitive situations. However, as a CLEC, similar obligations apply to us. See "--Regulation--State Regulation."

   Some of the Regional Bell Operating Companies recently requested, among other things, that the FCC relax regulation of their provision of advanced data networks, which may also be used for voice traffic. While the FCC has denied those requests, it has initiated a rule-making that is intended to establish the procedures and safeguards necessary before these ILECs could, through separate subsidiary companies, provide these services on a largely deregulated basis. If adopted, these rules may provide additional opportunities for competition from these ILECs. The FCC recently released an order addressing, among other things, colocation rights of carriers offering advanced data services, but deferred action on the separate subsidiary issue.

   The ILECs offer a wider variety of services in a broader geographic area than ours and have much greater resources than we do. This may encourage an ILEC to subsidize the pricing for services with which we compete with the profits of other services in which the ILEC remains the dominant provider. We believe competition has limited the number of services dominated by ILECs. In addition, state regulators have exercised their enforcement powers in a way that makes it unlikely the ILECs would be able to successfully pursue this type of protective pricing strategy for an extended period.

   In addition to competition from ILECs, we also face competition from a growing number of other CLECs. Although CLECs overall have only captured approximately 5% of total revenue of the U.S. local telecommunications market, we nevertheless compete to some extent with other CLECs in our customer segments. There are typically several other CLECs competing in each metropolitan market we serve or plan to enter. Examples of data and voice CLECs in our markets include Allegiance Telecom, Covad Communications Group, MCI WorldCom, NEXTLINK Communications, NorthPoint Communications Group, Rhythms NetConnections and Teleport Communications Group, now a part of AT&T. In some instances, these CLECs have resources greater than ours and offer a wider range of services. Many of the CLECs in our markets target small- and medium-sized business customers, which differs from our target customer base of large, communications-intensive users.

   In addition to ILECs and other CLECs, we are increasingly competing with long distance carriers. A number of long distance carriers have introduced local telecommunications services to compete with us and the ILECs. These services include toll calling and other local calling services, which are often packaged with the carrier's long distance service. While we do not believe the packaging aspect of the service is particularly attractive to the communications-intensive customers we target, large long distance carriers enjoy certain competitive advantages due to their vast financial resources and brand name recognition. In addition, we believe there is a risk the long distance carriers may subsidize the pricing of their local services with profits from long distance services. We anticipate that the entry of the Regional Bell Operating Companies into the long distance market will reduce the risk of this type of activity by reducing the profitability of the long distance carrier's long distance minutes. Further, to the extent the long distance carrier purchases our service on a wholesale basis and rebundles it at a subsidized rate, we may benefit as the subsidized, wholesale service could result in higher market penetration than we would otherwise have achieved. In addition, we have displaced long distance carriers where the customer was dissatisfied with the quality of the long distance carrier's local service. We expect our reputation for exceptional service quality and customer care will continue to result in us displacing the long distance carrier as the primary alternative to the ILEC in competitive situations. In addition, we expect that some of our recent and proposed service offerings, which enable long distance calls to be priced like local calls, will increase our competitiveness.

   For a description of how we compete, see "--Sales and Marketing."

Regulation

   The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state and local regulation and legislation affecting the telecommunications industry. Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which our industry operates. We cannot predict the outcome of these proceedings or their impact on the telecommunications industry or us.

   Overview. Our services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all the facilities of, and services offered by, telecommunications common carriers like us to the extent we use our facilities to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to provide, originate or terminate intrastate communications. The decisions of these regulatory bodies are often subject to judicial review, which makes it difficult for us to predict outcomes in this area.

   Federal Regulation. We must comply with the requirements of common carriage under the Communications Act of 1934. Comprehensive amendments to the Communications Act of 1934 were made by the Telecommunications Act of 1996, referred to as the Telecom Act, which substantially altered both federal and state regulation of the telecommunications industry. The purpose of this legislation was to deregulate the telecommunications industry to a significant degree, thereby fostering increased competition among carriers. Because implementation of the Telecom Act is subject to numerous federal and state policy rule-making and judicial review, we cannot predict with certainty what its ultimate effect on us will be.

   Under the Telecom Act, any entity may enter a telecommunications market, subject to reasonable state safety, quality and consumer protection regulations. The Telecom Act makes local markets accessible by requiring the ILEC to permit interconnection to its network and establishing ILEC obligations with respect to:

  . Colocation of equipment. This allows companies like us to install and maintain our own network equipment, including DSLAMs, ATM switches, and fiber optic equipment, in ILEC central offices.

  . Reciprocal compensation. This requires the ILECs and CLECs to compensate each other for telecommunications traffic that originates on the network of one carrier and is sent to the network of the other.

  . Resale of service offerings. This requires the ILEC to establish wholesale rates for services it provides to end-users at retail rates to promote resale by CLECs.

  . Interconnection. This requires the ILECs to permit their competitors to interconnect with ILEC facilities at any technically feasible point in the ILECs' networks.

  . Access to unbundled network elements. This requires the ILECs to unbundle and provide access to some components of their local service network to other local service providers. Unbundled network elements are portions of an ILEC's network, such as copper lines or "loops", that CLECs can lease in order to build their own facilities networks.

  . Number portability. This requires the ILECs and CLECs to allow a customer to retain an existing phone number within the same local area even if the customer changes telecommunications services providers. All telecommunications carriers will be required to contribute to the shared industry costs of number portability, with the first payments being due in the fourth quarter of 1999.

  . Dialing parity. This requires the ILECs and CLECs to establish dialing parity so that customers do not perceive a quality difference between networks when dialing.

  . Access to rights-of-way. This requires the ILECs and CLECs to establish non-discriminatory access to telephone poles, ducts, conduits and rights-of-way.

   ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the ILEC within a prescribed time, either carrier may request arbitration by the applicable state commission. If an agreement still cannot be reached, carriers are forced to abide by the obligations established by the FCC and the applicable state commission.

   We have entered into a number of interconnection agreements with the ILECs in our markets and will enter into additional agreements as our build-out progresses. We have existing interconnection agreements in each of our existing markets and in several of our planned markets. Nine of the interconnection agreements covering our existing markets, including the agreement covering Chicago, expire in 1999. Five of the interconnection agreements covering our existing markets, including the agreement covering New York, expire in 2000. The expiration of these agreements will require that we negotiate new interconnection terms with the ILECs. Pending conclusion of these negotiations, the existing interconnection agreements should continue to govern the payment of reciprocal compensation and other interconnection terms. See "Risk Factors--Internet-Related Reciprocal Compensation" and "--Relationship with ILECs."

   The FCC is charged with establishing guidelines to implement the Telecom Act. In August 1996, the FCC released a decision, known as the Interconnection Decision, that established rules for the interconnection requirements outlined above and provided guidelines for interconnection agreements by state commissions. The U.S. Court of Appeals for the Eighth Circuit vacated portions of the Interconnection Decision. On January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC's authority to issue regulations governing pricing of unbundled network elements provided by the ILECs in interconnection agreements, including regulations governing reciprocal compensation, which are discussed in more detail below. In addition, the Supreme Court affirmed an FCC rule that allows requesting carriers to "pick and choose" the most attractive portions of existing interconnection agreements with other carriers. The Supreme Court did not, however, address other challenges raised about the FCC's rules at the Eighth Circuit because those challenges were not decided by the Eighth Circuit. These challenges will have to be addressed by the Eighth Circuit in light of the Supreme Court's decision. In addition, the Supreme Court disagreed with the standard applied by the FCC for determining whether an ILEC should be required to provide a competitor with particular unbundled network elements. This issue will be addressed by the FCC in a new rule-making proceeding that the FCC recently initiated.

   The decisions of the Eighth Circuit and Supreme Court have not resolved the uncertainty about the rules governing the pricing terms and conditions of interconnection agreements. The Supreme Court's actions in particular may give rise to the renegotiation of existing agreements. The ILECs may, as a result of the Supreme Court reversal, seek to stop providing some unbundled elements. Although state commissions continue to implement and enforce interconnection agreements, the Supreme Court ruling and future FCC and court rulings may affect these commissions' authority to implement or enforce interconnection agreements or lead to additional rule-making by the FCC. The resulting uncertainty makes it difficult to predict whether we will be able to continue to rely on our existing interconnection agreements or have the ability to negotiate acceptable interconnection agreements in the future.

   In addition to requiring the ILECs to open their networks to competitors and reducing the level of regulation applicable to CLECs, the Telecom Act also reduces the level of regulation that applies to the ILECs, thereby increasing their ability to respond quickly in a competitive market. For example, the FCC has applied "streamlined" tariff regulation of the ILECs, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the ILECs to change rates more quickly in response to competitive pressures. The FCC has also proposed heightened price flexibility for the ILECs, subject to specified caps. If implemented, this flexibility may decrease our ability to effectively compete with the ILECs in our markets.

   In March 1999, the FCC issued an order requiring ILECs to provide unbundled loops and colocation on more favorable terms than had previously been available. The order permits colocation of equipment that could be used to more efficiently provide advanced data services such as high-speed DSL service, and requires less expensive "cageless" colocation. In the March order, the FCC deferred action on its previous proposal to permit ILECs to offer advanced data services through separate affiliates, free from some of the obligations of the Telecom Act. Permitting ILECs to provision data services through separate affiliates with fewer regulatory requirements could have a material adverse impact on our ability to compete in the data services sector. These areas of regulation are subject to change through additional proceedings at the FCC or judicial challenge.

   The Telecom Act also gives the FCC authority to determine not to regulate carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to CLECs have been and may in the future continue to be eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

   Reciprocal Compensation. We expect that reciprocal compensation payments will make up a significant portion of our initial revenues in each of our markets. Reciprocal compensation is the compensation paid by one carrier to send particular calls to another carrier's network. Because a significant portion of our customers typically receive more calls than they make, we expect to receive more reciprocal compensation than we pay for calls that originate on our networks. As a result of the current regulatory environment and several trends in our business, which are discussed below, we expect our revenues from reciprocal compensation to decline significantly.

   Some ILECs have refused to pay reciprocal compensation charges that they estimate are the result of inbound ISP traffic because they believe that this type of traffic is outside the scope of existing interconnection agreements. For example, Ameritech disputed a portion of the reciprocal compensation charges billed to it by us, which it believes are related to Internet access charges. In March of 1998, the Illinois Commerce Commission ruled in favor of Focal and other CLECs regarding this dispute. In late March 1998, Ameritech filed suit in the U.S. District Court for the Northern District of Illinois seeking reversal of the earlier Commission order. Ameritech was granted a stay of the Commission order while the appeal was considered, but in July 1998, the court affirmed the Commission order. Ameritech then appealed the decision to the U.S. Court of Appeals for the Seventh Circuit and was denied a stay while the appeal is pending. In October 1998, Ameritech complied with the order and we received payment for past reciprocal compensation charges that represent substantially all of the disputed amounts. Reciprocal compensation payments from Ameritech comprised approximately 81% of our revenues for the year ended December 31, 1997 and payments from Ameritech and another ILEC comprised approximately 75% and 73% of our revenues for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. Briefing in the Seventh Circuit has been completed, but we cannot predict when the court will make a final determination or what the outcome will be. Any determination by the Seventh Circuit that Internet traffic is ineligible for reciprocal compensation payments would have a material adverse effect on our business and results of operations.

   Some states in which our current and planned markets are located have ordered the ILECs to pay reciprocal compensation for Internet-related calls. To date, state commissions in the following states have ruled that reciprocal compensation arrangements apply to ISP traffic:

      Alabama            Hawaii                Nevada                     Texas
      Arizona            Idaho                 New York                   Utah
      Arkansas           Illinois              North Carolina             Virginia
      California         Indiana               Ohio                       Washington
      Colorado           Maryland              Oklahoma                   West Virginia
      Connecticut        Michigan              Oregon                     Wisconsin
      Florida            Minnesota             Pennsylvania
      Georgia            Missouri              Tennessee

These rulings are presently on appeal to federal courts in a number of these states. These states and states that have not yet addressed the issue may determine that no reciprocal compensation is due for calls made to ISPs. A finding that reciprocal compensation is not payable for ISP traffic in Illinois, New York or Pennsylvania would have a material adverse effect on us.

   In addition, on February 26, 1999, the FCC issued a declaratory ruling and Notice of Proposed Rulemaking concerning inbound ISP traffic. The FCC concluded in its ruling that ISP traffic is jurisdictionally mixed and largely interstate in nature, and thus within the FCC's jurisdiction. The FCC has requested comment as to what reciprocal compensation rules should govern this traffic upon expiration of existing interconnection agreements. The FCC also determined that no federal rule existed that governed reciprocal compensation for ISP traffic at the time existing interconnection agreements were negotiated and concluded that it should permit states to determine whether reciprocal compensation should be paid for calls to ISPs under existing interconnection agreements. The FCC order has been appealed by several parties. No procedural calendar has been established yet.

   In light of the FCC's order, state commissions, which previously addressed this issue and required reciprocal compensation to be paid for ISP traffic, may reconsider and may modify their prior rulings. Several ILECs, including Ameritech, are seeking to overturn prior orders that they claim are inconsistent with the FCC's February 26, 1999 order. Relief sought could include repayment of reciprocal compensation amounts previously paid by the ILECs. In addition, at least one ILEC has already filed suit seeking a refund from another carrier of reciprocal compensation the ILEC has paid to that carrier. Bell Atlantic sought permission to escrow future reciprocal compensation payments to CLECs in New York, but its request has been denied by the New York Public Service Commission, which has opened an inquiry into this issue that is expected to be completed in August of 1999. Bell Atlantic has also informed us that it intends to unilaterally escrow these payments in two smaller markets, New Jersey and Delaware, where the state agencies have not yet taken final action. In addition, Bell Atlantic has notified us that it will retroactively reduce its reciprocal compensation payments in New York based on a reduction to the Bell Atlantic tariff ordered by the New York Public Service Commission in a proceeding unrelated to the ISP reciprocal compensation issue. We will vigorously challenge this reduction, which amounts to approximately $1 million, dating back to February 1998.

   Upon expiration of our existing interconnection agreements, we must negotiate new rates for reciprocal compensation with each carrier. Pending conclusion of these negotiations, the existing interconnection agreements are expected to continue to govern the payment of reciprocal compensation. Because of the uncertainty surrounding reciprocal compensation in general and the FCC's February 26th ruling and our need to renegotiate our existing interconnection agreements in particular, we expect rates for reciprocal compensation will be lower under new interconnection agreements than under our existing agreements. A reduction in rates payable for reciprocal compensation could have a material adverse effect on us, as could any requirement to refund reciprocal compensation paid to date.

   Tariff and Filing Requirements. Non-dominant carriers, including Focal, must file tariffs with the FCC listing the rates, terms and conditions of interstate and international services provided by the carrier. On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers maintain tariffs on file with the FCC for domestic interstate services. The FCC's order was issued pursuant to authority granted in the Telecom Act to forebear from regulating any telecommunications services provider if specified statutory analyses are satisfied. The FCC's order, however, has been stayed by a federal court. Accordingly, non-dominant interstate carriers, including Focal, currently must continue to file interstate tariffs with the FCC until final determination of the issue. Any challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

   In addition, periodic reports concerning carriers' interstate circuits and deployment of network facilities also are required to be filed with the FCC. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. The FCC may also impose prior approval requirements on transfers of control and assignments of operating authorizations. Fines or other penalties also may be imposed for violations of FCC rules or regulations. The FCC also requires that certified carriers like Focal notify the FCC of foreign carrier affiliations and secure a determination that such affiliations, if in excess of a specified amount, are in the public interest.

   State Regulation. Most states regulate entry into the markets for local exchange and other intrastate services, and states' regulation of CLECs vary in their regulatory intensity. The majority of states require that companies seeking to provide local exchange and other intrastate services to apply for and obtain the requisite authorization from a state regulatory body, such as a state commission. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capabilities and that granting the authorization will serve the public interest. As of May 1, 1999, we had obtained local exchange certification or were otherwise authorized to provide local exchange service in:

     California              Illinois          Michigan        Texas
     Delaware                Indiana           New Jersey      Virginia
     District of Columbia    Maryland          New York        Washington
     Florida                 Massachusetts     Pennsylvania

We also had applications pending for local exchange certification or other authorization in Georgia and Missouri. To the extent that an area within a state in which we provide service is served by a small or rural exchange carrier not currently subject to competition, we may not currently have authority to provide service in those areas at this time.

   As a CLEC, we are and will continue to be subject to the regulatory directives of each state in which we are and will be certified. Most states require that CLECs charge just and reasonable rates and not discriminate among similarly situated customers. Some other state requirements include:

  .  The filing of periodic reports

  .  The payment of various regulatory fees and surcharges

  .  Compliance with service standards and consumer protection rules

States also often require prior approvals or notifications for certain transfers of assets, customers, or ownership of a CLEC and for issuances by certified carriers of equity securities, notes or indebtedness, although the terms of this offering do not require any prior approval. States generally retain the right to sanction a carrier or to revoke certifications if a carrier violates relevant laws and/or regulations. Delays in receiving required regulatory approvals could also have a material adverse effect on us. We cannot assure you that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable laws or regulations.

   In most states, certificated carriers like us are required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate. In some states, the required tariff may list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. We may, however, be required to file tariff addenda of the contract terms.

   Under the Telecom Act, implementation of our plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The states in which we operate or intend to operate have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition.

   Local Regulation. We are also subject to numerous local regulations, such as building code requirements. These regulations may vary greatly from state to state and from city to city.

Employees

   As of April 30, 1999, we employed 327 full-time employees, none of whom were covered by a collective bargaining agreement. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We believe that our relations with our employees are good.

Properties

   We lease office space in a number of locations, primarily for network equipment installations and sales and administrative offices. Our material leased switching and network properties are listed below:

                      Square
Location               Feet                     Lease Term
--------              ------                    ----------
Chicago, Illinois     57,511 June 2004
Chicago, Illinois     10,236 January 2006, with two five-year renewal options
New York, New York    15,196 May 2012, with one five-year renewal option
San Francisco,
 California           20,151 July 2008, with two five-year renewal options
Philadelphia,
 Pennsylvania         17,608 June 2008, with one thirty-month renewal option
Washington, D.C.      19,414 October 2013
Los Angeles,
 California           19,199 January 2009
Southfield, Michigan  22,600 August 2008, with two five-year renewal options
Seattle, Washington   20,000 November 2008, with one five-year renewal option
Cambridge,
 Massachusetts        13,274 December 2008, with two five-year renewal options
Dallas, Texas         19,249 June 2009, with two five-year renewal options
Atlanta, Georgia      23,609 May 2009, with two five-year renewal options
Jersey City, New
 Jersey               18,500 February 2009, with two five-year renewal options

   A number of these locations also house sales and administrative offices. Our corporate headquarters are located in one of our Chicago, Illinois facilities. In addition, we have sales offices in New York and San Jose. We also own approximately 13 acres of real property in Elk Grove Township, Illinois. This property, which includes a 52,000 square foot building, houses our second Chicago switching center, national data center and national network operations center.

Legal and Administrative Proceedings

   With the exception of the matters discussed below, we are not aware of any litigation against us. In the ordinary course of our business, we are involved in a number of regulatory proceedings before various state commissions and the FCC.

   On September 16, 1997, we filed a complaint and request for temporary injunction against Ameritech Illinois with the Illinois Commerce Commission. The complaint claimed breach of the terms of the interconnection agreement between us and Ameritech Illinois because Ameritech Illinois refused to pay reciprocal compensation for our transport and termination of calls to our end-users that Ameritech Illinois believed were ISPs. In the interests of obtaining a more timely judgment, we withdrew our complaint without prejudice on October 17, 1997 and filed to intervene in a consolidated suit that included similar complaints against Ameritech Illinois by several other CLECs. On March 11, 1998, the Illinois Commerce Commission issued an order that required Ameritech Illinois to pay reciprocal compensation for calls made to ISPs. On March 15, 1998, Ameritech Illinois filed a motion with the Illinois Commerce Commission to stay the order pending an appeal, which was denied on March 23, 1998. On March 27, 1998, Ameritech Illinois filed suit in the United States District Court for the Northern District of Illinois seeking reversal of the Illinois Commerce Commission order. Ameritech Illinois also sought a stay of this order from the District Court, which was granted while the case was decided. On July 21, 1998, the District Court upheld the Illinois Commerce Commission's order, finding that calls to ISPs are local calls and therefore subject to the reciprocal compensation rules contained in the Telecom Act. The District Court stayed the decision to permit any party to appeal. Ameritech Illinois then appealed the decision to the U.S. Court of Appeals for the Seventh Circuit on August 25, 1998, and was denied a stay while the appeal is pending. In October 1998, Ameritech Illinois complied with the order and we received payment for past reciprocal compensation charges that represent substantially all of the disputed amounts. Briefing in the Seventh Circuit has been completed, but we cannot predict when the court will make a final determination or the outcome of the Court's decision. Any determination by the Seventh Circuit that Internet traffic is ineligible for reciprocal compensation payments would have a material adverse effect on our business and our results of operations. See "Regulation" for a description of federal rule-making and other developments affecting reciprocal compensation.

   We were named as a defendant, along with other parties, in a case filed in March 1998 in the Supreme Court of the State of New York, County of New York involving the wrongful death of an electrician who died while working at our leased premises in New York. The plaintiffs, the decedent's wife and his estate, are seeking damages from the defendants of $20 million. The decedent was not under contract with us, nor was he working at our request. We tendered the defense of this claim to, and it has been accepted by, our insurance carrier. The aggregate amount of our insurance coverage is $7 million. We do not believe that we were the cause of the injuries and subsequent death that gave rise to this lawsuit.

                                   MANAGEMENT

Executive Officers, Selected Key Employees and Directors

   The table below contains information about the ages and positions of Focal's executive officers, selected key employees, and directors, as of March 31, 1999.

Name                     Age                          Position(s)
----                     ---                          -----------
Robert C. Taylor, Jr....  39 Director, President and Chief Executive Officer

John R. Barnicle........  34 Director, Executive Vice President and Chief Operating Officer

Joseph A. Beatty........  35 Executive Vice President and Chief Financial Officer

Brian F. Addy...........  34 Executive Vice President

Renee M. Martin.........  44 Senior Vice President, General Counsel and Secretary

Robert M. Junkroski.....  35 Vice President and Treasurer

Gregory J. Swanson......  32 Controller

Leonard A. Dedo.........  46 Senior Vice President of Marketing and Alternate Channels

Richard J. Metzger......  50 Vice President of Regulatory Affairs and Public Policy

James E. Crawford, III..  53 Director

John A. Edwardson.......  49 Director

Paul J. Finnegan........  46 Director

Richard D. Frisbie......  49 Director

James N. Perry, Jr......  38 Director

Paul G. Yovovich........  45 Director

   Robert C. Taylor, Jr. Mr. Taylor has been our President and Chief Executive Officer and a director since August 1996 and is a co-founder of Focal. From 1994 to 1996, Mr. Taylor was the Vice President of Global Accounts for MFS Communications Corporation, a telecommunications company. At MFS Communications he was responsible for the operations and management of the Global Services Group, which included MFS Communications' fifty largest customers. He focused on developing all activities in Mexico and Canada. From 1993 to 1994, Mr. Taylor was one of the original senior executives at McLeod Telecommunications Group, a Cedar Rapids, Iowa based CLEC. Mr. Taylor has also held management positions with MCI Communications Corporation (1990-1993) and Ameritech (1985-
1990). Mr. Taylor also serves as the Vice Chairman of the Association for Local Telecommunications Services, the national trade association for facilities-based providers of competitive local telecommunications services. Mr. Taylor received his M.B.A. from the University of Chicago Graduate School of Business and holds a Bachelor of Science degree in Mechanical Engineering.

   John R. Barnicle. Mr. Barnicle has been Executive Vice President and Chief Operating Officer and a director since June 1996. Mr. Barnicle is a co-founder of Focal and is responsible for day-to-day operations, engineering, marketing and long-term planning. In 1996, Mr. Barnicle was Vice President of Marketing for MFS Telecom Companies, a subsidiary of MFS Communications. From 1994 to 1996, Mr. Barnicle was a Vice President of Duff & Phelps Credit Rating Company and before that held various marketing, operations and engineering positions with MFS Telecom (1992-1994) and Centel Corporation, a local exchange carrier (1986-1992). Mr. Barnicle received his M.B.A. with Distinction from DePaul University and holds a Bachelor of Science degree in Electrical Engineering.

   Joseph A. Beatty. Mr. Beatty has been Executive Vice President and Chief Financial Officer since November 1996 and was also Treasurer from November 1996 through January 1999 and Secretary from November 1996 through April 1998. He was also a director from May 1996 to November 1996. Mr. Beatty is a co-founder of Focal and is responsible for all financial operations and information systems. From 1994 to 1996, Mr. Beatty was a Vice President with NationsBanc Capital Markets, where he was responsible for investment research coverage of the telecommunications industry. From 1992 to 1994, Mr. Beatty was a Vice President of

Duff & Phelps Credit Rating Company with responsibility for credit ratings in the telecommunications and electric utility sectors. From 1985 to 1992, Mr. Beatty held various technical management positions with Centel Corporation's local exchange carrier division. Mr. Beatty received his M.B.A. with a concentration in Finance from the University of Chicago Graduate School of Business and is a Chartered Financial Analyst. In addition, Mr. Beatty holds a Bachelor of Science degree in Electrical Engineering.

   Brian F. Addy. Mr. Addy has been Executive Vice President since May 1996. Mr. Addy is a co-founder of Focal and is responsible for our new market evaluation and development opportunities. From 1996 to 1998, he led our sales efforts. He was also a director from May 1996 to November 1996. From 1993 to 1996, Mr. Addy was a Vice President of ProLogis, formerly Security Capital Industrial Trust, a real estate investment trust, where he was responsible for acquisitions, development and national marketing. From 1986 to 1993, Mr. Addy held various management positions with Centel Corporation's cellular, paging, telephone and telephone systems operating units. Mr. Addy holds a Bachelor of Science degree in Electrical Engineering.

   Renee M. Martin. Ms. Martin has been Senior Vice President, General Counsel and Secretary since March 1998. Ms. Martin is responsible for our legal, regulatory, real estate and human resources functions. From 1984 to 1998, Ms. Martin held various executive positions at Ameritech, most recently as Vice President and General Counsel Small Business Services, where she directed corporate legal resources to address contract negotiations, employment issues, regulatory affairs and litigation, and managed outside legal counsel. From 1982 to 1984, Ms. Martin was an attorney at the law firm of Cook and Franke, S.C. where she concentrated on general business and corporate law. Ms. Martin received her J.D. from the University of Wisconsin and holds a Bachelor of Arts degree in Journalism.

   Robert M. Junkroski. Mr. Junkroski has been Vice President and Treasurer since January 1999 and was Controller from January 1997 to January 1999. He is responsible for all our accounting, revenue assurance, audit, cash and risk management and customer credit functions. From 1995 to 1997, Mr. Junkroski was Controller for Brambles Equipment Services, Inc., an equipment leasing company, where he was responsible for establishing and maintaining the divisional accounting, financial reporting and budgeting functions. From 1987 to 1995, Mr. Junkroski was Controller for Focus Leasing Corporation, an equipment leasing company, where he was responsible for the development and implementation of the accounting and financial reporting functions of several emerging companies. Mr. Junkroski is a Certified Public Accountant, received his M.B.A. with honors from Roosevelt University concentrating in Finance and Accounting and holds a Bachelor of Business Administration degree.

   Gregory J. Swanson. Mr. Swanson has been Controller since January 1999 and is our principal accounting officer. He is responsible for all internal and external accounting and reporting functions. From June 1998 to December 1998, Mr. Swanson was Director of External Reporting for Allegiance Corporation, a health care manufacturing and distribution company. Before that he spent approximately nine years at Arthur Andersen LLP, a public accounting firm, where he was responsible for audit and business advisory services to technology and manufacturing companies. Mr. Swanson is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting.

   Leonard A. Dedo. Mr. Dedo has been Senior Vice President of Marketing and Alternate Channels since November of 1998. Mr. Dedo is responsible for marketing, product development, business analysis and public relations activities. From January 1998 through October 1998, Mr. Dedo was Vice President of Marketing for Billing Concepts Corporation, a billing solution provider for the telecommunications industry. In 1997, Mr. Dedo was director of carrier sales for MCI Communications Corporation. From 1985 to 1997, Mr. Dedo held various executive management positions in sales, marketing and strategic planning with MCI. Mr. Dedo received his Masters in Management from Northwestern University. He also holds a Bachelor of Arts degree in Economics.

   Richard J. Metzger. Mr. Metzger has been Vice President of Regulatory Affairs and Public Policy since September 1998. From 1994 to 1998, he served as General Counsel of the Association for Local

Telecommunications Services. From 1984 to 1993, he held various legal positions with Ameritech including serving as Vice President and General Counsel of Wisconsin Bell and Michigan Bell. From 1976 to 1984, he was an attorney at the law firm of Sidley & Austin. Mr. Metzger received his J.D. from the University of Chicago and holds a Bachelor of Arts degree in Philosophy of Science.

   James E. Crawford, III. Mr. Crawford has served as a director of Focal since November 1996. Since August 1992, he has been a general partner of Frontenac Company, a venture capital firm. From February 1984 to August 1992, Mr. Crawford was a general partner of William Blair Venture Management Co., the general partner of William Blair Venture Partners III, a venture capital fund. He was also a general partner of William Blair & Company, an investment bank and brokerage firm affiliated with William Blair Venture Management Co., from January 1987 to August 1992. Mr. Crawford serves as a director of Optika, Inc., Input Software, Inc., Allegiance Telecom and several private companies.

   John A. Edwardson. Mr. Edwardson has served as a director of Focal since February 1999. He has been President and Chief Executive Officer of Borg-Warner Security Corp., a security services company, since March 1999. From 1994 to 1998, Mr. Edwardson was President of UAL Corporation, the holding company for United Airlines and also served as UAL's Chief Operating Officer from April 1995 through September 1998. He previously was Executive Vice President and Chief Financial Officer of Ameritech and held executive positions with Northwest Airlines. Mr. Edwardson also serves as a director of Borg-Warner Security Corp. and Household International, Inc.

   Paul J. Finnegan. Mr. Finnegan has served as a director of Focal since November 1996. Since January 1993, Mr. Finnegan has been Managing Director of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn. Previously, he served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Finnegan currently serves on the Board of Trustees of The Skyline Fund and the Board of Directors or Managers, as applicable, of CompleTel, LLC and Allegiance Telecom.

   Richard D. Frisbie. Mr. Frisbie has served as a director of Focal since November 1996. Mr. Frisbie is a founder and has been Managing Partner of Battery Ventures since 1983. He is responsible for management of the Battery Funds and focuses principally on communications opportunities. Mr. Frisbie serves as a director of Allegiance Telecom and several private companies.

   James N. Perry, Jr. Mr. Perry has been a director of Focal since November 1996. From January 1993 to January 1999, he served as Vice President of Madison Dearborn Partners, Inc., and since January of 1999 has served as Managing Director of Madison Dearborn Partners, Inc. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director or manager, as applicable, of Clearnet Communications, Inc., Omnipoint Corporation, CompleTel, LLC and Allegiance Telecom.

   Paul G. Yovovich. Mr. Yovovich has served as a director of Focal since March 1997. Mr. Yovovich served as President of Advance Ross Corporation, an international transaction services and manufacturing company, from 1993 to 1996. He is a private investor. He served in several executive positions with Centel Corporation from 1982 to 1992, where his last position was that of President of its Central Telephone Company unit. Before joining Centel, he was a Vice President in the investment banking unit of Dean Witter. Mr. Yovovich also serves as a director of 3Com Corporation, APAC TeleServices, Inc., Van Kampen Open End Funds, an investment company, Comarco, Inc. and several private companies.

How Our Directors Are Elected

   The Board of Directors presently consists of eight members. At present all directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. Effective upon completion of the offering, the Board of Directors will be divided into three classes, as nearly equal in number as possible. Each director will serve a three-year term and one class will be elected at each year's annual meeting of stockholders. Mr. Finnegan and Mr. Frisbie will be in the class of directors whose term will expire at our 2000 annual meeting of stockholders. Mr. Barnicle, Mr. Crawford and Mr. Yovovich will be in the class of directors whose term will expire at our 2001 annual meeting of stockholders. Mr. Edwardson, Mr. Perry and Mr. Taylor will be in the class of directors whose term will expire at our 2002 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose terms expire at the meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

   Our existing stockholders are parties to a Stockholders Agreement dated as of November 27, 1996. Each stockholder has agreed to vote all of its shares so that our Board of Directors will consist of:

  .  Two representatives of Madison Dearborn

  .  One representative of Frontenac

  .  One representative of Battery Ventures

  .  Two of Mr. Addy, Mr. Barnicle, Mr. Beatty or Mr. Taylor

  .  Two non-employee directors

Currently, Mr. Finnegan and Mr. Perry serve as the Madison Dearborn representatives, Mr. Crawford serves as the Frontenac representative, Mr. Frisbie serves as the Battery Ventures representative, Mr. Barnicle and Mr. Taylor serve as the executive representatives and Mr. Edwardson and Mr. Yovovich serve as the non-employee directors. The terms of the Stockholders Agreement relating to election of directors will terminate upon completion of the offering. Thereafter, each director will be elected by a plurality vote of our stockholders.

Our Board Committees

   The Board has established three committees. They are the:

  .  Compensation Committee

  .  Audit Committee

  .  Nominating Committee

  The Compensation Committee establishes salaries, incentives and other forms of compensation for our directors, executive officers and key employees and administers our equity incentive plans and other incentive and benefit plans. Upon completion of the offering, the members of the Compensation Committee will be Mr. Crawford, Mr. Edwardson, Mr. Perry and Mr. Yovovich.

   The Audit Committee oversees the work of our independent auditors, reviews internal audit controls and evaluates conflict of interest issues. Upon completion of the offering, the members of the Audit Committee will be Mr. Edwardson, Mr. Finnegan and Mr. Yovovich.

   The Nominating Committee identifies nominees to stand for election to our Board of Directors. Upon completion of the offering, the members of the Nominating Committee will be Mr. Taylor, Mr. Perry, Mr. Crawford and Mr. Yovovich.

Compensation of Our Directors

   Except for Mr. Edwardson and Mr. Yovovich, our directors do not currently receive directors fees or other compensation for serving as directors or for attending meetings of the Board of Directors or its committees. In April 1997, Mr. Yovovich was granted an option to purchase 260 shares of our common stock under our 1997 Plan. Ten percent of the shares covered by the option vested immediately and an additional 15% of the shares vest every six months thereafter. In January 1999, Mr. Yovovich was granted an additional option to purchase

40 shares of common stock under the 1997 Plan, which has the same vesting terms as his earlier grant. In February 1999, Mr. Edwardson was granted an option under our 1997 Plan to purchase 260 shares of our common stock on the same vesting terms as the options previously granted to Mr. Yovovich. We reimburse directors for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or committees of the Board of Directors.

   Following the offering, we intend to pay our non-employee directors, other than designees of our institutional investors, annual director compensation in an amount and form to be determined by the Compensation Committee prior to completion of the offering. All directors will continue to be reimbursed for expenses incurred to attend Board of Directors or committee meetings. In addition, each non-employee director may receive stock options or other equity compensation under the Director Plan. See "--Director Plan."

Potential Conflicts of Interest of Some of Our Directors

   In addition to serving as members of our Board of Directors, Mr. Crawford, Mr. Finnegan, Mr. Frisbie and Mr. Perry each serve as directors of other telecommunications services companies and other private companies. As a result, these four directors may be subject to conflicts of interest during their tenure on our Board of Directors. Accordingly, they may be periodically required to inform us and the other companies to which they owe fiduciary duties of financial or business opportunities. We do not currently have any standard procedures for resolving potential conflicts of interest relating to corporate opportunities or otherwise. Following completion of the offering, conflict of interest issues will be resolved by our Audit Committee. Mr. Perry will serve on the Audit Committee.

Compensation of Our Executive Officers

   The table below presents information about compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers whose combined salary and bonus for 1998 exceeded $100,000 for services rendered in all capacities for our last three fiscal years. The officers listed in the following table are referred to as the Named Executive
Officers:

                           Summary Compensation Table

                                                    Long-term Compensation
                                                    ----------------------
                                                          Awards(1)
                                                          ---------
                               Annual Compensation
Name and Principal             -------------------- Securities Underlying       All Other
Position                  Year Salary ($) Bonus ($)      Options (#)       Compensation (2)($)
------------------        ---- ---------- --------- ---------------------  -------------------
Robert C. Taylor, Jr.
Chief Executive Officer   1996  $ 20,000  $    --            --                  $   --
                          1997   120,000    50,000           --                      --
                          1998   150,000   100,000           --                      --

John R. Barnicle
Chief Operating Officer   1996  $ 20,000  $    --            --                  $   --
                          1997   120,000    47,000           --                      --
                          1998   140,000    75,000           --                      --

Joseph A. Beatty
Chief Financial Officer   1996  $ 20,000  $    --            --                  $   --
                          1997   120,000    45,000           --                   25,000(2)
                          1998   140,000    75,000           --

Brian F. Addy
Executive Vice President
of
 Market Development       1996  $ 20,000  $    --            --                  $   --
                          1997   120,000    38,000           --                      --
                          1998   125,000    50,000           --                      --

Renee M. Martin
Senior Vice President
and  General Counsel      1996  $    --   $    --            --                  $   --
                          1997       --        --            --                      --
                          1998   127,000    45,000           254                     --

--------
(1) Does not include 5,000 shares of common stock issued to each of Mr. Taylor, Mr. Barnicle, Mr. Beatty and Mr. Addy in 1996 that are subject to time-vesting requirements set forth in their Employment Agreements, of which 1,000 shares vested in each of 1996, 1997 and 1998. The remaining 2,000 shares will vest in 1999, assuming completion of the offering. At the
    assumed initial public offering price, these 2,000 shares are worth $     .
    See "--Employment Agreements." Also does not include 3,677.885 shares of common stock issued to each of Mr. Taylor, Mr. Barnicle, Mr. Beatty and Mr. Addy in 1996 that were subject to performance-vesting requirements set forth in their Vesting Agreements with some of our institutional investors. Of these shares, 3,177.885 were canceled in connection with the September 30, 1998 amendments to the Vesting Agreements. The remaining 500 shares are subject to time-vesting requirements set forth in Restricted Stock Agreements signed at the time of the September 30, 1998 amendments to these Vesting Agreements. Of these shares, 400 remain subject to future vesting requirements. At the assumed initial public offering price, these 400
    shares are worth $         . See "--Vesting Agreements." We do not
    anticipate paying any dividends on any of these shares.
(2) Represents reimbursement of moving expenses.

Stock Option Grants

   The table below provides information regarding stock options granted to the Named Executive Officers during the year ended December 31, 1998. None of the Named Executive Officers received stock appreciation rights, or SARs.

                                                                                  Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                  of Stock Price Appreciation
                                           Individual Grants(1)                       for Option Term(2)
                         -------------------------------------------------------- ----------------------------
                                          % of Total
                            Number of      Options
                           Securities     Granted to  Exercise or
                           Underlying    Employees in Base Price
Name                     Options Granted Fiscal Year  (per share) Expiration Date      5%            10%
----                     --------------- ------------ ----------- --------------- ------------- --------------
Robert C. Taylor, Jr....       --             --           --                 --            --            --
John R. Barnicle........       --             --           --                 --            --            --
Joseph A. Beatty........       --             --           --                 --            --            --
Brian F. Addy...........       --             --           --                 --            --            --
Renee M. Martin.........       134            2.2%      $1,050     March 31, 2008 $      88,485 $     224,239
                               120            2.2%      $1,500    August 20, 2008 $     113,200 $     286,874


--------
(1) The options granted to Ms. Martin were granted under the 1997 Plan (as defined below). See "--1997 Plan." No stock option grants were made to any of the Named Executive Officers in years prior to the year ended December 31, 1998. The 134 options were granted on April 1, 1998 and vest 25% on the first anniversary of the date of grant and 12.5% every six months thereafter. The 120 options were granted on August 21, 1998. Of these options, 20% vested immediately and 10%, 15%, 20% and 35%, respectively, will vest on the subsequent four anniversaries of the date of grant.
(2) Based on a ten-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with the rules of the Securities and Exchange Commission. The appreciation calculations do not take into account any appreciation in the price of the common stock to date and are not necessarily indicative of future values of stock options or the common stock.

Exercise of Stock Options and Year-End Values

   The following table sets forth information regarding the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1998. None of the Named Executive Officers exercised stock options in 1998. None of the Named Executive Officers holds SARs.

                                                                    Value of
                                                                Unexercised In-
                                                  Number of        the-Money
                                                 Unexercised     Options ($) at
                                                  Options at      Fiscal Year
                                               Fiscal Year End       End(2)
                                               ---------------- ----------------
                                                 Exercisable/     Exercisable/
Name                                           Unexercisable(1)  Unexercisable
----                                           ---------------- ----------------
Robert C. Taylor, Jr..........................         --       $      --
John R. Barnicle..............................         --              --
Joseph A. Beatty..............................         --              --
Brian F. Addy.................................         --              --
Renee M. Martin...............................      24/230      $36,000/$345,000

--------
(1) These shares represent shares issuable pursuant to stock options granted under our 1997 Plan. See "--1997 Plan."
(2) At December 31, 1998, an estimated market value of $1,500 per share of common stock was used to determine the value of the in-the-money options. At the assumed initial public offering price, the unexercisable options
    would have a value equal to $      .

1997 Plan

   Our 1997 Non-Qualified Stock Option Plan (the "1997 Plan") permits our Board of Directors broad discretion to grant non-qualified stock options to directors, officers and other key employees. The total number of shares of common stock that may be issued or transferred under the 1997 Plan may not exceed 17,060 shares of common stock, subject to adjustment upon completion of the stock split to be effected upon completion of this offering. The maximum share number can also be adjusted if Focal undertakes a stock split, stock dividend or other similar transactions. The Board of Directors determines who will receive options and what the terms of the options will be. The terms that the Board of Directors has discretion to determine include:

  .  The exercise price of the option

  . Any vesting provisions, including whether accelerated vesting will occur in connection with a Change in Control of Focal

  .  The term of the option, which cannot exceed 10 years

   The option agreements between us and each existing optionee provide that, upon the occurrence of a Change in Control, the portion of the option that would have vested in the 12 month period following the Change in Control (if the optionee remained employed by us during that period) will automatically become vested as of the date of the Change in Control. In addition, if we terminate the optionee's employment, actually or constructively, in connection with or in anticipation of a Change in Control, or within two years after a Change in Control, all of the optionee's remaining options will automatically become vested and exercisable as of the date of termination.

   "Change in Control" is defined under the 1997 Plan to mean any of the following:

  . a sale of all or substantially all of our assets or a merger or other similar transaction involving us which results in less than a majority of the voting power of the surviving corporation being held by the holders of our common stock immediately prior to the transaction

  . during any two year period, a majority of the Board of Directors consists of persons who are not members of or have not been approved by the incumbent Board of Directors

    or

  . the ownership or acquisition of 50% or more of our voting power (other than by us, any employee benefit plan sponsored by us or Madison Dearborn) by any person or group

   Immediately prior to the offering, there will be options covering 9,388 shares of Focal's common stock outstanding under the 1997 Plan with a weighted average exercise price of $1,247.

1998 Plan

   We also have the 1998 Equity Performance and Incentive Plan (the "1998 Plan") that permits the Board of Directors to grant a variety of awards to officers and other key employees. The Board of Directors can grant:

  .  Incentive and non-qualified stock options

  . SARs, which are rights to receive an amount equal to a specified portion of the increase in market value of a common stock over a specified exercise price between the date of grant and the date of exercise

  . Restricted shares, which involve the immediate transfer of shares of common stock for the performance of services. Restricted shares must be subject to a "substantial risk of forfeiture" within the meaning of
     Section 83 of the Internal Revenue Code

  . Deferred shares, which involve an agreement to deliver shares of common stock in the future in consideration for the performance of services

  . Performance shares, each of which is a bookkeeping unit equivalent to one share of common stock

  .  Performance units, each of which is a bookkeeping unit equivalent to
     $1.00

   The total number of shares of common stock that may be issued or transferred under the 1998 Plan may not exceed 11,500, and is dependent upon, among other things, the number of shares issued, or reserved for issuance, under the 1997 Plan prior to completion of this offering. The maximum share number is subject to adjustment in the event of a stock split, stock dividend or other similar transactions.

   The Board of Directors has broad discretion in granting and establishing the terms of awards under the 1998 Plan. However, the 1998 Plan does contain the following limitations:

  . The total number of shares of common stock actually issued or transferred upon the exercise of incentive stock options may not exceed 5,000 shares of common stock

  . No individual can be granted in any calendar year options and stock appreciation rights for more than 1,000 total shares of common stock

  . The number of shares of common stock issued as restricted shares may not exceed 2,500 shares

  . No individual can be granted in any one calendar year performance shares or performance units having a total maximum value in excess of $5,000,000, as judged on the grant date

  . The per share exercise price of options must be at least equal to the per share market value on the date of grant

  .  The term of options may not be more than 10 years

  . The amount to be paid to the holder of a stock appreciation right upon exercise of that right may not exceed 100% of the difference between the base price for the stock appreciation right and the market value per share on the date of exercise

  . Performance shares and performance units must specify performance criteria which, if achieved, will result in payment. These awards must also specify a minimum level of achievement and the method for determining the amount of payment if the minimum level, but not the maximum level, of achievement occurs

   The broad discretion given to the Board of Directors includes the discretion to:

  . Provide for the payment of dividend equivalents to an optionee or holder of deferred shares, performance shares or performance units or the crediting of dividend equivalents against an option exercise price

  . Determine any vesting terms of an award, including whether vesting will accelerate in connection with a Change in Control

  . Determine whether an optionee will automatically be granted an additional option upon exercise of a first option and the terms of the additional option

  . Determine the terms upon which the forfeiture of restricted shares will lapse

   Under the 1998 Plan, the Board of Directors must establish performance criteria for purposes of performance shares and performance units. The Board of Directors may also specify performance criteria for stock options, stock appreciation rights, restricted shares and dividend credits. Performance criteria may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a division, department, region or function within Focal. Performance criteria applicable to any award to a participant who is, or is determined by the Board of Directors likely to become, a "covered employee" within the meaning of
Section 162(m) of the Internal Revenue Code must be limited to specified levels of, or growth in, one or more of the following criteria:

  .  Market value of our stock

  .  Book value of our stock

  .  Market share of our business

  .  Operating profit

  .  Net income

  .  Cash flow

  . Earnings, including earnings before interest, taxes, depreciation and other non-cash items

  .  Debt/capital ratio

  .  Return on capital

  .  Return on equity

  .  Costs or expenses

  .  Net assets

  .  Return on assets

  .  Margins

  .  Earnings per share growth

  .  Revenue growth

  . Product volume growth, including growth in lines in service or minutes of use

  .  Total return to stockholders

Except where a modification would result in an award to a "covered employee" no longer qualifying as performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Code, the Board of Directors may modify a part or all of these performance criteria as it deems appropriate and equitable in light of events and circumstances, such as changes in our business, operations, corporate structure or capital structure.

   The 1998 Plan will become effective on the date immediately prior to completion of the offering. The Board of Directors may not grant awards under the 1998 Plan after August 21, 2008.

   No awards have been made under the 1998 Plan, and immediately following completion of the offering, there will be no awards outstanding under the 1998 Plan.

Director Plan

   We also have a 1998 Equity Plan for Non-Employee Directors that permits our non-employee directors ("Non-Employee Directors") who are not employees, representatives or affiliates of any of Madison Dearborn, Frontenac or Battery Ventures (collectively, the " Institutional Investors") to elect to receive all or a portion of their compensation as directors in the form of shares of common stock. The Director Plan also permits us to issue to Non-Employee Directors options to purchase shares of common stock.

   Available Shares. The number of shares of common stock that may be issued or transferred under the Director Plan, plus the number of shares of common stock covered by outstanding awards, may not in the aggregate exceed 300 shares. The maximum number of shares may be adjusted if Focal undertakes a stock split, stock dividend or other similar transactions.

   Voluntary Shares. Each Non-Employee Director may elect to have up to 100 percent of his annual director compensation paid in the form of shares of common stock ("Voluntary Shares") instead of cash. An election is irrevocable until the end of that year. An election continues in effect for subsequent calendar years, unless modified or revoked by another election.

   Voluntary Shares will be issued on a quarterly basis in arrears and will have a value based on the market value per share of the common stock on the last trading day of the applicable quarter. The total number of Voluntary Shares to be issued will equal the amount of fees that would otherwise have been payable to the Non-Employee Director in cash.

   Discretionary Options. The Director Plan also permits the Board of Directors to grant stock options to Non-Employee Directors. The Board of Directors will determine the terms and conditions of options in accordance with the following provisions:

  . the per share exercise price of an option must be equal to or greater than the market value per share on the date of grant

  . each award must specify the type of consideration to be paid in satisfaction of the exercise price and the manner of payment of such consideration, which may be any combination of the following:

    --in cash or by check acceptable to us

    --by the tender to us of shares of common stock owned by the optionee and having a total fair market value at the time of exercise equal to the exercise price

    --by delivery of irrevocable instructions to a financial institution or broker to deliver promptly to us sale or loan proceeds with respect to the shares sufficient to pay the total option exercise price

    --through the written election of the optionee to have shares of common stock withheld by us from the shares otherwise to be received, with such withheld shares having an aggregate fair market value on the date of exercise equal to the aggregate option exercise price of the shares being purchased

   Each discretionary option must provide conditions to be satisfied before the option becomes exercisable in whole or in part. These conditions could include a specified period of continuous service as a Non-Employee Director or achievements of performance objectives.

   No discretionary option right may have a term of more than ten years from the date of grant.

   Effective Date and Termination. The Director Plan will become effective on the date immediately prior to completion of the offering. The Board of Directors may not make awards under the Director Plan after August 21, 2008.

   Effect of Termination of Directorships. If a Non-Employee Director who has been granted options under the Director Plan is terminated due to death, disability, hardship or other special circumstances, and his options are not immediately and fully exercisable, the Board of Directors may, in its sole discretion, take any action that it deems equitable under the circumstances or in our best interests. These actions may include waiving or modifying any limitation or requirement with respect to any award under the Director Plan.

   No awards have been made under the Director Plan and immediately following completion of the offering, there will be no awards outstanding under the Director Plan.

Employment Agreements

   Focal is a party to identical Executive Stock Agreement and Employment Agreements ( "Employment Agreements") with each of Mr. Taylor, Mr. Barnicle, Mr. Beatty and Mr. Addy (the "Executive Investors"). The Employment Agreements provide that each Executive Investor will receive a minimum base salary of $120,000 (or any greater amount approved by a majority of the Board of Directors, including the Madison Dearborn designee and one of the Frontenac or Battery Ventures designees) and bonuses determined by the Board of Directors and based upon our achievement of performance goals set in advance of each year in the sole discretion of the Board of Directors. Unless he is terminated for cause, each Executive Investor is entitled for a period of between six and 12 months following termination of his employment with us (depending on the basis for termination) to continue to receive his salary and medical benefits, less any amounts the Executive Investor receives as compensation for other employment.

   We entered into an employment agreement with Ms. Martin on March 20, 1998, on substantially the same employment terms as the Executive Investors. Each Employment Agreement and Ms. Martin's agreement also require the Executive Investor or Ms. Martin, as applicable, to assign to us all inventions developed in the course of employment, maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from Focal during his or her employment and for a period of up to eighteen months after his or her termination. During this period, after any applicable severance pay period has expired, the Executive Investor or Ms. Martin, as applicable, is entitled to receive noncompetition compensation equal to his or her salary and medical benefits (net of any amounts he or she receives as compensation for other employment), unless he or she breaches his or her non-disclosure, non-compete or non-solicitation obligations.

   Pursuant to the Employment Agreements and in exchange for shares of common stock held by the Executive Investors prior to November 27, 1996:

  . 5,000 shares of common stock subject to time-vesting requirements set forth in the Employment Agreements were issued to each of the Executive Investors on November 27, 1996

     and

  . 3,677.885 shares of common stock subject to performance-vesting requirements set forth in the Vesting Agreements (as defined below) were issued to each of the Executive Investors on November 27, 1996. Of these shares, 3,177.885 were canceled in connection with the September 30, 1998 amendments to the Vesting Agreements. The remaining 500 shares are subject to time-vesting requirements set forth in Restricted Stock Agreements signed on September 30, 1998. See "--Vesting Agreements"

   Of the 5,000 shares issued on November 27, 1996 that are subject to time-vesting requirements under the Employment Agreements, 1,000 shares vested immediately and the remaining shares vest in equal installments over a four year period that commenced November 27, 1997 so long as the Executive Investor remains employed by Focal. Pursuant to this schedule, 1,000 shares vested on each of November 27, 1997 and 1998. Upon completion of the offering, 1,000 shares of the 2,000 shares that remain subject to vesting under the Employment Agreements will immediately vest and the remaining 1,000 shares will vest on November 27, 1999, if the Executive Investor remains in our employ. The Employment Agreements also contain provisions that provide for partial acceleration of vesting upon specific business combinations and total acceleration of vesting upon other business combinations or the Executive Investor's death or disability.

   Each Employment Agreement further provides Focal and other existing stockholders with rights (which will terminate with respect to vested shares of common stock upon the completion of the offering) if the Executive Investor ceases to be employed by Focal for any reason.

Vesting Agreements

   Pursuant to the original terms of three separate Vesting Agreements (the "Vesting Agreements"), each dated November 27, 1996, among Focal, the Executive Investors and each of our Institutional Investors, each of the Executive Investors was entitled to earn a number of shares of Class C common stock equivalent to 3,677.885 shares of common stock if specified financial performance criteria were satisfied. If any shares of Class C common stock vested, an equal number of shares of Class A common stock held by the Institutional Investors would be forfeited by the Institutional Investors.

   Pursuant to amendments to the Vesting Agreements, on September 30, 1998, the Vesting Agreements terminated and:

  . The Institutional Investors collectively forfeited 5,000 shares of the Class A common stock held by them prior to the stock split and reorganization

  . The Executive Investors each forfeited 3,177.888 shares of Class C common stock held by them (or a total of 12,711.54 shares for all Executive Investors)

  . 500 shares of Class C common stock held by each Executive Investor were vested and converted to 500 shares of Class B common stock and became subject to new time-vesting requirements based on periods of continuous service with us (the "Restricted Shares"). Twenty percent of the Restricted Shares immediately vested and the remaining Restricted Shares will vest 10% on September 30, 1999, 15% on September 30, 2000, 20% on September 30, 2001 and 35% on September 30, 2002. The Executive Investors are entitled to voting, dividend and other ownership rights with respect to the Restricted Shares, but the Restricted Shares are subject to restrictions on transfer until they vest. Vesting of the Restricted Shares is accelerated under specified circumstances, including upon a Change in Control or the Executive Investor's death or disability. Change in Control has the same definition as in the 1997 Plan

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of five directors, including Mr. Taylor, our President and Chief Executive Officer. Upon the completion of the offering, the Compensation Committee of the Board will consist of four directors, none of whom will be an executive officer. All matters concerning executive compensation in 1998 were addressed by the full Board of Directors, including Messrs. Taylor and Barnicle, who were executive officers of Focal during 1998. None of our executive officers served as a member of the compensation committee or as a director of any other entity.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The table below sets forth information regarding beneficial ownership of our common stock as of May 1, 1999 for:

  .  Each of the Named Executive Officers

  .  Each of our directors

  .  All of our executive officers and directors as a group

  . Each other person who we know beneficially owns 5% or more of our common stock

   All share amounts in the table have been adjusted to reflect the recapitalization, but not the stock split. Unless otherwise noted, the address of each Named Executive Officer and director of Focal is 200 North LaSalle Street, Suite 1100, Chicago, Illinois 60601.

                             Number of Shares            Percent of                  Percent of
Name                      Beneficially Owned (1) Shares Before the Offering Shares After the Offering (2)
----                      ---------------------- -------------------------- -----------------------------
Named Executive Officers
Robert C. Taylor, Jr.
 (3)....................         5,730.77                   5.9%                           %
John R. Barnicle (4)....         5,591.77                   5.7%                           %
Joseph A. Beatty (5)....         5,730.77                   5.9%                           %
Brian F. Addy (6).......         5,730.77                   5.9%                           %
Renee M. Martin (7).....            57.50                      *
Directors
James N. Perry, Jr. (8).        43,212.85                  44.2%                           %
Paul T. Finnegan (9)....        43,212.85                  44.2%                           %
James E. Crawford III
 (10)...................        20,165.96                  20.6%                           %
Richard D. Frisbie (11).        10,082.73                  10.3%                           %
Paul G. Yovovich (12)...           483.44                      *                           %
John A. Edwardson (13)..           326.00                      *
All Executive Officers
 and Directors as a
 Group (13 persons)
 (14)...................        97,178.56                  99.1%                           %
Other 5% Owners
Madison Dearborn Capital
 Partnership, L.P. (15).        43,212.85                  44.2%                           %
Frontenac VI, L.P. (16).        20,165.96                  20.6%                           %
Battery Ventures III,
 L.P. (17)..............        10,082.73                  10.3%                           %

--------
  * Less than 1% of the issued and outstanding shares of our common stock.
 (1) In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's holding have been calculated assuming full exercise of outstanding warrants and options exercisable by the holder within 60 days after May 1, 1999, but no exercise of outstanding warrants and options held by any other person. The table above assumes that the over-allotment option is not exercised by the underwriters. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to applicable community property laws.
 (2) Assumes no exercise of the underwriters' over-allotment option.
 (3) Includes 2,000 and 400 shares of common stock subject to vesting provisions contained in the executive's Employment Agreement and the Restricted Stock Agreements, respectively. See "Management--Employment Agreements" and "--Vesting Agreements." Also includes 2,230.77 shares of common stock held by Mistral Partners, L.P., a family limited partnership. Mr. Taylor exercises sole voting and investment power over shares held by this partnership.
 (4) Includes 2,000 and 400 shares of common stock subject to vesting provisions contained in the executive's Employment Agreement and the Restricted Stock Agreements, respectively. See "Management--Employment Agreements" and "--Vesting Agreements." Also includes 700 shares of common stock held by JRB Partners, L.P., a family limited partnership.
     Mr. Barnicle exercises sole voting and investment power over shares held by this partnership.
 (5) Includes 2,000 and 400 shares of common stock subject to vesting provisions contained in the executive's Employment Agreement and the Restricted Stock Agreements, respectively. See "Management--Employment Agreements" and "--Vesting Agreements." Also includes 1,730 shares of common stock held by Coventry Court Partners, L.P., a family limited partnership. Mr. Beatty exercises sole voting and investment power over shares held by this partnership.
 (6) Includes 2,000 and 400 shares of common stock subject to vesting provisions contained in the executive's Employment Agreement and the Restricted Stock Agreements, respectively. See "Management--Employment Agreements" and "--Vesting Agreements." Also includes 2,230.77 shares of common stock held by Ad-Venture Capital Partners, L.P., a family limited partnership. Mr. Addy exercises sole voting and investment power over shares held by this partnership.
 (7) Consists of shares of common stock subject to options which are exercisable within 60 days of May 1, 1999.
 (8) Mr. Perry, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Perry's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.
 (9) Mr. Finnegan, a director, owns no shares in his own name. Consists of shares of common stock owned by Madison Dearborn. See footnote 15 below. Mr. Finnegan's address is c/o Madison Dearborn Partners, Inc., Three
     First National Plaza, Suite 3800, Chicago, IL 60602.
(10) Mr. Crawford, a director, owns no shares in his own name. Consists of shares of common stock owned by Frontenac. See footnote 16 below. Mr. Crawford's address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603.
(11) Mr. Frisbie, a director, owns no shares in his own name. Consists of shares of common stock owned by Battery. See footnote 17 below. Mr. Frisbie's address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02481.
(12) Includes 297.437 shares of common stock and an additional 186 shares of common stock subject to options which are exercisable within 60 days of May 1, 1999.
(13) Includes 300 shares of common stock and an additional 26 shares of common stock subject to options which are exercisable within 60 days of May 1, 1999.
(14) Includes 96,843.06 shares of common stock and an additional 335.5 shares of common stock subject to options which are exercisable within 60 days of May 1, 1999.
(15) Consists of shares of common stock owned by Madison Dearborn. Messrs. Perry and Finnegan, directors of Focal, are principals of Madison
     Dearborn Capital Partners, Inc., the general partner of Madison Dearborn. Because of these positions, Messrs. Perry and Finnegan share voting and investment power with respect to the shares owned by Madison Dearborn.
     The address of Madison Dearborn is Three First National Plaza, Suite
     3800, Chicago, IL 60602. See "Management--Potential Conflicts of Interest of Some of Our Directors."
(16) Consists of shares of common stock owned by Frontenac. Mr. Crawford, a director, is a general partner of Frontenac Company, the general partner of Frontenac. Because of this position, Mr. Crawford shares voting and investment power with respect to the shares owned by Frontenac. The address of Frontenac is 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. See "Management--Potential Conflicts of Interest of Some of Our Directors."

(17) Consists of shares of common stock owned by Battery Ventures. Mr. Frisbie, a director, is a managing general partner of Battery Ventures. Because of this position, Mr. Frisbie shares voting and investment power with respect to the shares owned by Battery Ventures. The address of Battery Ventures is 20 William Street, Wellesley, MA 02481. See "Management--Potential Conflicts of Interest of Some of Our Directors."

                              CERTAIN TRANSACTIONS

The Stock Purchase Agreement and Stockholders' Agreement

   We have entered into a Stock Purchase Agreement with some of our stockholders, dated as of November 27, 1996 and amended after that date. Pursuant to the Stock Purchase Agreement and additional related agreements, our existing stockholders were granted put rights, voting rights, and registration rights described below and elsewhere in this prospectus.

   The Stock Purchase Agreement contains standard representations and warranties by Focal and affirmative and restrictive covenants and permits the Institutional Investors to force us to liquidate after February 2003. Most of the affirmative and restrictive covenants in the Stock Purchase Agreement and the right to force liquidation will terminate upon the completion of the offering. However, after completion of the offering, we will continue to be required to:

  . Deliver financial information to the Institutional Investors and certain of their transferees in a private sale of shares of common stock

  . Provide access by the Institutional Investors, and certain of their transferees in a private sale of shares of common stock, to our physical properties, books and records

  . Comply with the periodic reporting requirements under the Securities Exchange Act of 1934 to enable holders of "restricted shares" of common stock to sell those shares of common stock pursuant to Rule 144 under the Securities Act of 1933 or a short-form registration statement under the Securities Act of 1933. See "Shares Eligible For Future Sale"

   The Stockholders' Agreement contains provisions relating to:

  .  Election of our directors (see "Management--How Our Directors Are
     Elected")

  .  Business combinations involving Focal

  . Transfer restrictions and rights of first refusal and participation related to sales of shares of common stock by existing stockholders

   All of these provisions and restrictions, other than transfer restrictions on unvested shares of common stock held by the Executive Investors, will terminate upon completion of the offering.

   See "Description of Our Capital Stock" for a more detailed discussion of the various rights and restrictions affecting our common stock and our stockholders. See "Management--Employment Agreements" and "--Vesting Agreements" for a more detailed discussion of the various provisions of the Employment Agreements and Vesting Agreements.

Registration Rights

   Focal has granted registration rights to all existing holders of its common stock. The existing holders of common stock have the benefit of the following demand registration:

  . Subject to minimum dollar amounts, Madison Dearborn may demand two registrations on Form S-1

  .  Frontenac and Battery may each demand one registration on Form S-1

  . The holders of 8% of all shares of common stock subject to the registration agreement, approximately 7,813.92 shares of common stock, may demand an unlimited number of registrations on Form S-2 or Form S-3

   In addition, our existing stockholders have unlimited "piggyback" registration rights under which they have the right to request that we register their shares of common stock whenever we register any of our securities under the Securities Act of 1933 and the registration form to be used may be used for the registration of their shares of common stock. These piggyback registration rights will not, however, be available:

  . If the piggyback registration is in connection with an underwritten registration and the managing underwriter concludes that including shares of common stock owned by holders of "piggyback" registration rights would have an adverse impact on the marketing of the securities to be sold in the underwritten offering

  .  For registrations undertaken because of a demand registration

Stock Purchases by Our Directors

   In May 1997, Mr. Yovovich purchased 230.77 shares of common stock for a purchase price of $75,000. In November 1998, he purchased an additional 66.67 shares of common stock for himself and members of his family for a purchase price of $100,000. In March 1999, Mr. Edwardson purchased 300 shares of common stock for a purchase price of $472,500.

Some of Our Directors are also Directors of our Competitors

   Some of our directors, who serve as representatives of the Institutional Investors, also serve on the boards of directors of companies with which we may compete or enter into agreements. Specifically, Mr. Crawford, Mr. Finnegan, Mr. Frisbie and Mr. Perry are directors of Allegiance Telecom, a Dallas-based CLEC. Allegiance Telecom is one of our competitors. See "Management--Potential Conflicts of Interest of Some of Our Directors."

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of the offering, Focal's authorized capital stock will consist of 100,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. Giving effect to the recapitalization to be completed upon completion of the offering, but without giving effect to the stock split to be completed at that time, immediately prior to the offering 97,764 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued or outstanding. The discussion set forth below describes our capital stock and our certificate of incorporation and our by-laws that will be in effect upon completion of the offering.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Holders of common stock will be entitled to receive dividends, if any, declared from time to time by the Board of Directors out of funds legally available for dividends. If Focal is liquidated, dissolved or wound-up, holders of common stock will share proportionately in all assets available for distribution. However, dividend and distribution rights of holders of common stock will be subject to the rights of any holders of any series of preferred stock as described below. The holders of common stock have no preemptive or conversion rights. The common stock does not have cumulative voting rights. As a result, the holder or holders of more than half of the shares of common stock voting for the election of directors can elect all directors being elected at that time. All shares of common stock outstanding immediately following the offering will be fully paid and will not be subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   The certificate of incorporation gives our Board of Directors the authority, without further stockholder action, to issue shares of preferred stock in one or more series and to fix the relative powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock, including:

  .  Dividend rates

  .  Conversion rights

  .  Voting powers

  .  Terms of redemption

  .  Redemption prices

  .  Amounts payable upon liquidation

  . The number of shares constituting any series or the designation of such series

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Focal and may adversely affect the voting and other rights of the holders of the common stock. These effects may include the loss of voting control to others. We currently have no plans to issue any shares of preferred stock.

Delaware Law and Anti-Takeover Provisions

   Section 203 of the Delaware General Corporation Law. Upon completion of the offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of the person who is an interested stockholder for a period of three years from the date that the person became an interested stockholder, unless any of the following occurs:

  . the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder

  . the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes the person an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation and shares held by employee stock ownership plans

  . on or after the date the person became an interested stockholder, the business combination is approved by the corporation's board of directions and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at a stockholder meeting, excluding shares by the interested stockholder

   An "interested stockholder" is defined as any person that is:

  . The owner of 15% or more of the outstanding voting stock of the corporation

  . An affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder

   Section 203 may have the effect of delaying, deferring or preventing a change in control of Focal.

   Classified Board of Directors. Following completion of the offering, our Board of Directors will be divided into three classes of directors. Each class will serve a staggered three-year term. As a result, approximately one-third of the Board of Directors will be elected each year. Generally a director will stand for election only once every three years. The Board of Directors believes that a classified board will help to assure the continuity and stability of the board and our business strategies and policies. The classified board provision could have the effect, however, of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Focal, even though the attempt might be beneficial to us and our stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board from removing a majority of the board for two years.

   Other Provisions. Following completion of the offering, the certificate of incorporation and bylaws will provide, in general, that:

  . the directors in office from time to time, or, if no directors remain in office, our stockholders, will fill any vacancy or newly created directorship on the Board of Directors, with any new director to serve for the remaining term of the class of directors to which he or she is elected

  . directors may be removed by our stockholders only for cause and by a vote of the holders of at least 66 2/3% of our stock entitled to vote generally in the election of directors ("voting stock")

  . special meetings of stockholders may be called only by the Board of Directors or a committee of the Board of Directors expressly authorized to call a special meeting and,the business permitted to be conducted at a special meeting is limited to business brought before the meeting by the Board of Directors

  . election of directors and votes regarding amendments to the certificate of incorporation or bylaws must be by written ballot

  . stockholders may not act by written consent and must act on all proposals at an annual or special meeting

   The bylaws also require that stockholders wishing to bring any business, including director nominations, before an annual meeting of stockholders deliver written notice to us not later than 60 days or more than 90 days prior to the date on which we first mailed our proxy materials for the prior year's annual meeting of stockholders. If, however, our annual meeting is set for a date that is not within 30 calendar days of the anniversary of the prior year's meeting, notice by the stockholder must be delivered to us not later than the close of business on the tenth day following the day on which we publicly announce the date of our annual meeting. The bylaws further require that the notice by the stockholder set forth, among other things:

  . A description of the business to be brought before the meeting, including information with respect to a nominated director

  .  The reasons for conducting the business at the meeting

  . Specific information concerning the stockholder proposing the business and the beneficial owner, if any, on whose behalf the proposal is made

   The certificate of incorporation and bylaws provide that the provisions summarized above and the provisions relating to the classification of the Board of Directors may not be amended by our stockholders, nor may any provision inconsistent therewith be adopted by our stockholders, without the affirmative vote of the holders of at least 66 2/3% of Focal's voting stock, voting together as a single class.

   The foregoing provisions of the certificate of incorporation and bylaws relating to removal of directors, special meetings of stockholders and advance notice of stockholder proposals may discourage or make more difficult the acquisition of control of Focal by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging specific types of coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of Focal first to negotiate with the Board of Directors. We believe that these measures will benefit us and our stockholders by enhancing our ability to negotiate with the proponent of any unfriendly or unsolicited proposal to acquire or restructure Focal. We also believe that the benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in better terms.

Registration Rights

   Focal has granted registration rights to all existing holders of common stock. See "Certain Transactions--Registration Rights" for a description of these registration rights.

Listing

   We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "FCOM."

Transfer Agent and Registrar

   We have appointed                               as the transfer agent and
registrar for our common stock.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We have no plans to pay dividends on our common stock in the future and presently intend to retain any earnings to fund the growth of our business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the results of our operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. Our ability to pay dividends is currently restricted by covenants contained in the Notes indenture.

                              DESCRIPTION OF NOTES

   The following description is a summary of the material provisions of the Notes and the Notes indenture. It does not restate those agreements in their entirety. We urge you to read the Notes indenture and a sample Note, which we have previously filed with the Securities and Exchange Commission.

   The Notes have the following characteristics:

  . They mature on February 15, 2008 and are limited to an aggregate stated principal amount at maturity of $270,000,000

  . They were issued at an issue price of $555.6578 per $1,000 stated principal amount at maturity (the "Issue Price"), which represents 55.56578% of the stated principal amount at maturity

  .  They generated gross proceeds to Focal of $150,027,606

  .  They are senior, unsecured obligations of Focal

  . They bear interest on the Issue Price at a rate of 12.125% per annum computed on a semiannual Note equivalent basis from the Issue Date

  . In the period prior to February 15, 2003, interest at a rate of 12.125% per annum will accrue on the Issue Price of the Notes but will not be payable in cash ("Deferred Interest")

  . From and after February 15, 2003, interest at a rate of 12.125% per annum ("Current Interest") on the stated principal amount at maturity of the Notes will be payable in cash semiannually on August 15 and February 15 of each year, beginning on August 15, 2003

  . The stated principal amount at maturity is $1,000 per Note and represents the Issue Price, plus Deferred Interest accrued but unpaid up to February 15, 2003. Focal will pay interest on overdue principal and premium, if any, of the Notes and, to the extent lawful, interest on overdue installments of interest on the Notes at a rate per annum equal to the interest rate payable on the Notes

   We may elect to redeem all or part of the Notes at any time or from time to time, on or after February 15, 2003 at the redemption prices set forth below, which are expressed as percentages of stated principal amount at maturity, plus accrued and unpaid Current Interest, if any, on the stated principal amount at maturity so redeemed to the redemption date if redeemed during the 12-month period commencing February 15 of the years set forth below:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2003...........................................................  106.063%
      2004...........................................................  104.042%
      2005...........................................................  102.021%
      2006 and thereafter............................................  100.000%

   In addition, at any time and from time to time prior to February 15, 2001, we may redeem in the aggregate up to 35% of the original aggregate stated principal amount at maturity of the Notes with the proceeds from one or more registered underwritten primary public offerings of common stock. Redemption will be at a price (expressed as a percentage of the accreted value of the Notes on the redemption date) of 112.125% so long as at least 65% of the original aggregate stated principal amount at maturity of the Notes remains outstanding after each redemption. We do not intend to redeem any Notes with the net proceeds of the offering.

   If a Change of Control (as defined below) occurs, each holder of a Note will have the right to require us to repurchase all or any part of the holder's Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid Current Interest, if any, up to but excluding the Change of Control payment date. If after giving effect to the Change of Control repurchase offer, at least 95% of the original aggregate stated principal amount at maturity of the Notes has been redeemed or repurchased, we have the right to redeem the balance of the Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid Current Interest, if any, up to but excluding the determined redemption date.

   A "Change of Control" will occur under the Notes indenture if:

  . the sale, conveyance, transfer or lease of all or substantially all of the assets of Focal to any "person" or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange
     Act), other than Madison Dearborn, Frontenac, Battery Ventures or any of their affiliates, or subsidiaries of Focal occurs

  . any "person" or "group" (as the term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than Madison Dearborn, Frontenac, Battery or any of their affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the capital stock the holders of which are entitled to vote for the election of directors ("voting stock") of Focal (including any warrants, options or rights to acquire such voting stock), calculated on a fully diluted basis

  . during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any directors whose election or appointment by the Board or whose nomination for election by the stockholders of Focal was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office

    or

  . the merger, amalgamation or consolidation of Focal with or into another person or the merger of another person with or into Focal shall have occurred, and the securities of Focal that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of Focal are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after giving effect to such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation

   We are also required to offer to repurchase the Notes if all or some of the net proceeds of an asset sale are not used to purchase telecommunications equipment or repay other senior indebtedness.

   The Notes indenture contains restrictive covenants which, among other things, restrict our ability to:

  . Incur additional indebtedness and, in the case of our subsidiaries, issue preferred stock

  .  Pay dividends

  .  Prepay subordinated indebtedness

  .  Repurchase capital stock

  .  Enter into sale and leaseback transactions

  .  Make investments

  .  Engage in transactions with affiliates

  .  Create liens on our assets

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

  . Cause encumbrances or restrictions to exist on the ability of our subsidiaries to pay dividends

  .  Sell assets

  .  Engage in mergers and consolidations

   An event of default will occur under the Notes indenture if, among other things:

  . any principal payment in excess of $1,000,000 with respect to indebtedness of Focal is not paid when due within any applicable grace period

  . our indebtedness is accelerated by its holders and the principal amount of the accelerated indebtedness exceeds $5,000,000

  . a court enters a final judgment against us in an uninsured or unindemnified aggregate amount in excess of $10,000,000, which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the offering, there has been no public market for the common stock. Future sales of substantial amounts of common stock in the public market, or the perception that substantial sales could occur, could adversely affect the prevailing market price of the common stock. Upon completion of the offering,
there will be      shares of common stock outstanding. Of these shares, the
     shares to be sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 97,764 shares of common stock outstanding will be "restricted securities" under Rule 144, and may in the future be sold without registration under the Securities Act of 1933 to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act of 1933. Holders of all outstanding shares of common stock immediately prior to the offering may, under certain circumstances, include their shares in a registration statement filed by Focal for a public offering of common stock. Existing stockholders also have the right to demand that we register their shares of common stock for resale. See "Description of Capital Stock--Registration Rights."

   In connection with the offering, we, our executive officers and directors and some of our employees and other stockholders have agreed that, subject to specified exceptions, we and they will not offer, sell, contract to sell, pledge, assign or otherwise dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for common stock without the prior written consent of Salomon Smith Barney Inc. for a period of 180 days after the date of this prospectus. Salomon Smith Barney Inc. has sole discretion to release any of the shares subject to these lock-up agreements at any time without notice.

   In general, under Rule 144, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding, which will equal
approximately      shares immediately after the offering or (ii) the average
weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about Focal. Under Rule 144(k), a person who is not deemed to have been an affiliate of Focal at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Of the 97,764 shares of common stock to be outstanding immediately prior to the offering, 831 shares will be eligible for sale under Rule 144(k) immediately after the offering. None of these shares will be subject to lock-up agreements. An additional 94,015 shares will be eligible for sale under Rule 144, subject to the limitations described above, immediately after the offering. All of these shares will be subject to lock-up agreements.

   As of the date of this prospectus, we have granted options to purchase an aggregate of 9,388 shares of common stock to some of our officers, directors and employees under the 1997 Plan. Approximately 1,482 of the shares subject to these options are immediately exercisable and 7,906 of these shares will become exercisable at various times following completion of the offering, subject to conditions contained in the 1997 Plan and in the agreements covering the options. Upon completion of the offering, we intend to register the sale of shares of common stock issued or to be issued under our 1997 Plan, 1998 Plan and Director Plan. See "Management." Thereafter, these shares may be freely traded unless they are subject to vesting restrictions, limitations on resale by "affiliates" under Rule 144 or the 180-day lock-up agreement described above.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

   The following is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of Focal common stock applicable to non-U.S. holders, as defined below, of such common stock. You are a "non-U.S. holder" for United States federal income tax purposes if you are a beneficial owner of Focal common stock and are any of the following:

  .  A nonresident alien individual as to the United States

  . A corporation (or other entity treated as a corporation under the United States Internal Revenue Code of 1986 and the Treasury Regulations thereunder) that is not created or organized under the laws of the United States or of any State

  . A partnership (or other entity treated as a partnership under the United States Internal Revenue Code of 1986 and the Treasury Regulations thereunder) that is not created or organized under the laws of the United States or of any State

  . An estate that is not subject to United States federal income tax on a net income basis in respect of income or gain on the common stock

  . A trust if either its administration is not subject to the primary supervision of a United States court or with respect to which no United States persons (as defined in the United States Internal Revenue Code of
     1986) have authority to control all substantial decisions of the trust

   If you are an individual who is not a United States citizen, you should be aware that the rules for determining whether you are a nonresident alien individual as to the United States (and thus subject to United States federal income and estate taxation as described below) or a resident alien individual (and thus subject to United States federal income and estate taxation in the same manner as a United States citizen) are highly complex. You may be a resident alien individual as to the United States for United States federal income tax purposes for any year if any of the following apply:

  . You are a lawful permanent resident of the United States at any time during the year

  . You have elected to be treated as a resident alien individual under the provisions of the United States Internal Revenue Code of 1986

  . You are physically present in the United States for at least 31 days during the year and a number of other conditions are satisfied

   You should consult your own tax advisors regarding your status as a non-U.S. holder of Focal common stock.

   This discussion does not deal with all aspects of United States federal income and estate taxation and does not consider the specific facts and circumstances that may be relevant to a particular holder in light of such holder's personal investment or tax position. In addition, it does not address the treatment of holders of Focal common stock under the laws of any state, local or non-United States taxing jurisdiction.

   This discussion is based on the federal tax laws of the United States, including the Internal Revenue Code of 1986, the Treasury Regulations promulgated thereunder, rulings and pronouncements of the United States Internal Revenue Service and judicial decisions now in effect, all of which are subject to change at any time. Any of these changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly having an adverse effect on a beneficial owner of Focal common stock.

   You are urged to consult with your own tax advisors with regard to the application of the federal income and estate tax laws to your particular situation, as well as the applicability and effect of any state, local or non-United States tax laws to which you may be subject.

Dividends

   If you are a non-U.S. holder of Focal common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends you receive are effectively connected with the conduct of a trade or business in the United States by you or by a partnership that holds the common stock and of which you are a partner (and the dividends are attributable to a permanent establishment that is maintained by you or the partnership in the United States, if this further requirement must be met under the terms of an applicable income tax treaty as a condition for subjecting you to United States federal income taxation on a net income basis on such dividends), then such "effectively connected" dividends generally are not subject to withholding tax, provided that you satisfy a number of certification requirements. Instead, such effectively connected dividends are taxed on a net income basis at the same graduated rates applicable to United States citizens and resident alien individuals and United States corporations. In general, you will not be considered to be engaged in a trade or business in the United States solely as a result of your ownership of Focal common stock.

   Effectively connected dividends received by a non-U.S. holder that is a corporation may, in some circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

   Under currently effective United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has actual knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of these United States Treasury Regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has actual knowledge to the contrary, also applies for purposes of determining whether a lower rate of withholding tax applies under an applicable income tax treaty.

   Under newly issued United States Treasury Regulations, which will generally apply to dividends paid after December 31, 1999 (the "final withholding regulations"), if you claim the benefit of a lower rate of withholding tax under an applicable income tax treaty, you must satisfy a number of certification requirements. In addition, in the case of Focal common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership, and the partnership itself will have to provide some information, including a United States taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

   If you are eligible for a reduced rate of United States withholding tax under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the Internal Revenue Service.

Gain on Disposition of Common Stock

   If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on any gain recognized on a sale or other disposition of Focal common stock unless:

  . The gain is effectively connected with the conduct of a trade or business in the United States by you or by a partnership that holds the common stock and of which you are a partner (and the gain is attributable to a permanent establishment maintained by you or the partnership in the United States, if this further requirement must be met under the terms of an applicable income tax treaty as a condition for subjecting you to United States federal income taxation on a net income basis on gain from the sale or other disposition of the common stock)

  . You are an individual, you or a partnership of which you are a partner holds the common stock as a capital asset, and you are present in the United States for 183 or more days during the year of the sale or other disposition and several other conditions are satisfied

  . You are an individual who is a former citizen or long-term resident alien of the United States and are subject to tax pursuant to the provisions of the United States federal income tax laws applicable to United States expatriates

     or

  . Focal is or has been a "United States real property holding corporation" for United States federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the total outstanding common stock of Focal (and you are not eligible for any exemption under an applicable income tax treaty)

   Focal has not been, is not and does not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

   Effectively connected gains are taxed on a net income basis at the same graduated rates applicable to United States citizens and resident alien individuals and United States corporations. Effectively connected gains recognized by a non-U.S. holder that is a corporation may, in some circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

Federal Estate Taxes

   Focal common stock owned by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes and thus may be subject to United States federal estate tax, at graduated rates of up to 55%, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

   In general, United States information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

  .  Subject to the 30% withholding tax discussed above

     or

  . Not subject to the 30% withholding tax because an applicable income tax treaty reduces or eliminates the withholding tax although dividend payments to you will be reported to the Internal Revenue Service for purposes of the withholding tax. See "--Dividends." If you do not meet either of these requirements for exemption and you fail to provide necessary information (including your United States taxpayer identification number) or otherwise establish your status as an "exempt recipient," you may be subject to backup withholding of United States federal income tax at a rate of 31% on dividends paid to you with respect to your Focal common stock.

   Under current law, Focal may generally treat dividends paid to a payee with an address outside the United States as exempt from backup withholding tax and information reporting requirements unless Focal has actual knowledge that the payee is a United States person. However, under the final withholding regulations, dividends paid after December 31, 1999 will generally be subject to backup withholding and information reporting unless a number of certification requirements are met. See "--Dividends" for the rules applicable to foreign partnerships under the final withholding regulations.

   United States information reporting requirements and backup withholding tax generally will not apply to a payment of the proceeds of a sale or other disposition of Focal common stock made outside the United States through an office outside the United States of a non-U.S. broker. However, United States information reporting requirements, but not backup withholding tax, will apply to a payment of the proceeds of a sale or other disposition of common stock made outside the United States through an office outside the United States of a broker that:

  .  Is a United States person

  . Is a non-United States person who derives 50% or more of its gross income for a specified period preceding the year of the sale or other disposition from the conduct of a trade or business in the United States

  . Is a "controlled foreign corporation" as to the United States for United States federal income tax purposes

     or

  . With respect to payments made after December 31, 1999, is a foreign partnership, if at any time during its tax year:

    . one or more of its partners are United States persons, as defined in applicable Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership

       or

    . the foreign partnership is engaged in the conduct of a trade or business in the United States unless that broker has documentary evidence in its records that the holder or beneficial owner of the common stock disposed of is a non-U.S. holder (and the broker has no actual knowledge to the contrary), or the payee otherwise establishes its entitlement to an exemption.

   Payment of the proceeds of a sale or other disposition of Focal common stock through a United States office of a broker is subject to both United States information reporting requirements and backup withholding tax at the rate of 31% unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes its entitlement to an exemption.

   Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to the underwriter, the number of shares set forth below opposite the name of the underwriter.

                                                           Number
                                                             of
      Name                                                 Shares
      ----                                                 ------
      Salomon Smith Barney Inc.
      Credit Suisse First Boston Corporation
      Donaldson, Lufkin & Jenrette Securities Corporation
      Morgan Stanley Dean Witter








                                                            ----
          Total
                                                            ----

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of specific legal matters by counsel and to some other conditions. The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley Dean Witter are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to selected dealers at
the public offering price less a concession not in excess of $     per share.
The underwriters may allow, and these dealers may reallow, a concession not in
excess of $     per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to       additional shares of
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering any over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We, our executive officers and directors, some of our employees and other stockholders have agreed that, subject to specified exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge, assign or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   At our request, some of the underwriters have reserved up to 5% of the shares being offered (the "Directed Shares") for sale at the initial public offering price to persons who are directors, officers or employees of Focal, or who are otherwise associated with Focal and its affiliates, and who have advised Focal of their desire to purchase these shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. Focal has agreed to indemnify the underwriters against specified liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of the Directed Shares.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering for the shares was determined by negotiations between the representatives and us. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

   We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "FCOM."

   The table below shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and the full exercise of the underwriters' option to purchase additional shares of common stock.

                                                             Paid by Focal
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................   $            $
      Total...........................................   $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of specific bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   We estimate that the total expenses of this offering will be $      .

   We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   Jones, Day, Reavis & Pogue in Chicago, Illinois will pass upon for Focal the validity of the shares of common stock offered under this prospectus. Swidler Berlin Sheriff Friedman, LLP in Washington, D.C. will pass upon for Focal specific regulatory legal matters. Paul, Hastings, Janofsky & Walker LLP in New York, New York will pass upon specific legal matters for the underwriters.

                                    EXPERTS

   The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the Registration Statement. For further information about us and the offering, you can read the registration statement and the exhibits and financial schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. You can read a copy of each contract or other document filed as an exhibit to the registration statement.

   We are currently subject to the informational reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information with the Securities and Exchange Commission. After the offering we will also file proxy statements with the Securities and Exchange Commission.

   You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You can also inspect and copy these filings at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of all or any portion of these filings from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).

   We intend to furnish our stockholders with annual reports containing financial statements audited by independent auditors.

                                   GLOSSARY

   Access charges--The charges paid by an IXC to a local exchange carrier for the origination or termination of the IXC's customer's long distance calls.

   Access line--A telephone line that connects a customer to the telephone company's central office switching equipment.

   ATM (Asynchronous Transfer Mode)--High bandwidth, low-delay, connection-oriented, packet-like switching and multiplexing technique requiring 53-byte, fixed-sized cells.

   Backbone--An element of the network infrastructure that provides high-speed, high-capacity connections among the network's physical points of presence, i.e., connection points and service centers. The backbone is used to transport end user traffic across the metropolitan area and across the United States.

   Bandwidth--Refers to the maximum amount of data that can be transferred through a computer's backbone or communication channel in a given time. It is usually measured in Hertz, cycles per second, for analog communications and bits per second for digital communications.

   Carrier--A telephone service provider.

   Central office--A carrier's facility where subscriber lines are joined to a switching office.

   Circuit--An electronic, radio or optical connection over which communications may occur.

   CLEC (competitive local exchange carrier)--A category of telephone service provider that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, Internet access, etc.)

   CLEC certification--Granted by a state public service commission or public utility commission, this allows a telecommunications service provider the legal standing to offer local exchange telephone services in direct competition with the ILEC and other CLECs. Such certifications are granted on a state-by-state basis.

   Colocation--A location where a carrier's or customer's equipment interconnects with the network of a carrier inside the carrier's facility.

   Communications Act of 1934--Federal legislation that established rules for broadcast and nonbroadcast communications, both wireless and wired telephony.

   Copper line or loop--A pair of traditional copper telephone lines using electric current to carry signals.

   Data communications--Digital transmissions through wired or wireless networks, usually linking computers.

   Digital--Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion, such as graininess or "snow," in the case of video transmission, or static or other background distortion in the case of audio transmission.

   DMS-500--A digital central office switch manufactured by Northern Telecom, that provides both local exchange switching (also known as a "class 5" switch) and long distance switching (also known as a "class 4" switch) in a single device.

   DSL (Digital Subscriber Line)--A transmission technology enabling high-speed access in the local copper loop, often referred to as the last mile between the network service provider--i.e., an incumbent carrier, competitive carrier or an Internet service provider--and end user.

   DSLAM (Digital Subscriber Line Access Multiplexer)--A multiplexer which houses individual circuit cards used to provide DSL service.

   DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second. DS-0 is also equivalent to one standard telephone line.

   FCC (Federal Communications Commission)--The United States government federal regulatory agency with the authority to regulate all interstate and international communications media (i.e., radio, television, wire, etc.) originating or terminating in the United States.

   Fiber transport--A physical facility carrying optical signals over fiber cable.

   ILEC (incumbent local exchange carrier)--A company historically providing local telephone service. Often refers to one of the RBOCs or GTE.

   Interconnection agreement--A contract between an ILEC and a CLEC for the interconnection of the ILEC's and CLEC's networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

   ISP (Internet Service Provider)--A company that provides its customers with access to the Internet.

   IXC (Interexchange Carrier)--A provider of telecommunications services between exchanges, or cities; also called long distance carrier. A long distance carrier may offer services over its own or another carrier's facilities.

   Local exchange--An area inside of which telephone calls are generally completed without any toll or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

   LNP (Local number portability)--A technique that allows local exchange service customers of an ILEC to keep their existing telephone number, while moving their service to a CLEC.

   Minutes of use--A measure of time during which a telecommunications circuit is maintained.

   Modem--An abbreviation of Modulator-Demodulator. An electronic signal-conversion device used to convert digital signals from a computer to analog form for transmission over the telephone network. At the transmitting end, a modem working as a modulator converts the computer's digital signals into analog signals that can be transmitted over a telephone line. At the receiving end, another modem working as a demodulator converts analog signals back into digital signals and sends them to the receiving computer.

   MSA (metropolitan statistical area)--A contiguous, geographic area, which has a population of at least 50,000, defined by the United States government as having a substantial economic community of interest.

   Multiplexing--An electronic or optical process that combines several lower speed transmission signals into one higher speed signal.

   Network--An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport and recording of telecommunications traffic.

   Reciprocal Compensation--The compensation paid by one carrier to send traffic to another carrier's network.

   RBOC (Regional Bell Operating Company)--The five remaining local telephone companies (formerly part of AT&T) established as a result of the AT&T divestiture decree. These include BellSouth, Bell Atlantic, Ameritech, U S WEST and SBC.

   Router--A device that accepts the Internet Protocol from a local area network or another wide area network device and switches/routes Internet Protocol packets across a network backbone. Some routers also provide protocol conversion services to transfer Internet Protocol packets over frame relay, Asynchronous Transfer Mode, and other backbone network services.

   Switch--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. The DMS-500 by Northern Telecom is an example of a switch.

   Switched services--Transmission of switched calls through the local switched network.

   T-1--A digital communications circuit operating at a speed of 1.5 Mbps, also known as a DS-1 (digital signaling level one) and equivalent to 24 DS-0s.

   Time Division Multiplexing--An electronic process that combines multiple communications channels onto a single, higher-speed channel by interleaving portions of each in a consistent manner over time.

   Trunk or trunking--A circuit between two switches.

   VARs (value-added resellers)--Organizations that purchase telecommunications services on a wholesale basis, generally combine it with other products and services, and sell the resulting package of services to an end user.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..................................  F-2

CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1997, 1998 and March 31,
   1999...................................................................  F-3

  Consolidated Statements of Operations for the Period from May 31, 1996
   (Commencement of Operations), to December 31, 1996, for the Years Ended
   December 31, 1997, 1998 and for the Three Months Ended March 31, 1998
   and 1999...............................................................  F-4

  Consolidated Statements of Stockholders' Equity (Deficit) for the Period
   from May 31, 1996 (Commencement of Operations), to December 31, 1996,
   for the Years Ended December 31, 1997, 1998 and for the Three Months
   Ended March 31, 1999...................................................  F-5

  Consolidated Statements of Cash Flows for the Period from May 31, 1996
   (Commencement of Operations), to December 31, 1996, for the Years Ended
   December 31, 1997, 1998 and for the Three Months Ended March 31, 1998
   and 1999...............................................................  F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................. F-22

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS............................. F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Focal Communications Corporation:

   We have audited the accompanying consolidated balance sheets of FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES (a Delaware corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from May 31, 1996 (commencement of operations), to December 31, 1996, and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Focal Communications Corporation and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from May 31, 1996 (commencement of operations), to December 31, 1996, and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
January 22, 1999 (except withrespect to the matters discussed in Note 15, as to which the date is May 4, 1999)

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                        December    December 31,   March 31,
                ASSETS                  31, 1997        1998          1999
                ------                 -----------  ------------  ------------
                                                                  (Unaudited)
Current assets:
  Cash and cash equivalents........... $ 2,256,552  $126,041,001  $106,598,881
  Short-term investments..............         --      7,959,940     7,460,850
  Accounts receivable, net of
   allowance for doubtful accounts of
   $469,000, $1,189,000, and
   $1,960,000 at December 31, 1997,
   1998 and March 31, 1999,
   respectively.......................   2,355,814     9,792,532    15,975,803
  Related-party receivables...........      34,883           --            --
  Other current assets................      90,559       843,793     1,149,104
                                       -----------  ------------  ------------
    Total current assets..............   4,737,808   144,637,266   131,184,638
                                       -----------  ------------  ------------
Fixed assets, at cost:
  Buildings and improvements..........         --      2,350,000     2,350,000
  Communications network..............   7,906,336    44,774,965    57,015,325
  Construction in progress............   1,938,236    15,103,564    23,496,685
  Computer equipment..................     941,237     3,503,512     4,550,282
  Leasehold improvements..............     652,173     8,577,724    11,089,518
  Furniture and fixtures..............     355,759     1,790,596     2,041,502
  Motor vehicles......................         --         19,289        52,548
                                       -----------  ------------  ------------
                                        11,793,741    76,119,650   100,595,860
  Less--Accumulated depreciation and
   amortization.......................     616,967     6,146,530     9,872,098
                                       -----------  ------------  ------------
    Fixed assets, net.................  11,176,774    69,973,120    90,723,762
                                       -----------  ------------  ------------
Other noncurrent assets...............         --      4,963,894     4,662,711
                                       -----------  ------------  ------------
                                       $15,914,582  $219,574,280  $226,571,111
                                       ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
 ------------------------------------
Current liabilities:
  Accounts payable.................... $ 1,502,479  $  8,365,470  $  5,152,815
  Accrued liabilities.................     367,890     1,941,377     2,513,581
  Income taxes payable................         --      4,055,000           --
  Current maturities of long-term
   debt...............................     943,621     2,887,036     4,108,935
                                       -----------  ------------  ------------
    Total current liabilities.........   2,813,990    17,248,883    11,775,331
                                       -----------  ------------  ------------
Long-term debt, net of current
 maturities...........................   2,593,265   182,408,757   191,436,957
                                       -----------  ------------  ------------
Other noncurrent liabilities..........     179,481       588,228     1,644,128
                                       -----------  ------------  ------------
Redeemable common stock:
  Class A, $.01 par value; 100,000
   shares authorized; 80,307, 0 and 0
   shares issued and outstanding at
   December 31, 1997, 1998, and March
   31, 1999, respectively.............  12,403,218           --            --
                                       -----------  ------------  ------------
Commitments and contingencies
Stockholders' equity (deficit):
  Common Stock, Class A, $.01 par
   value; 100,000 shares authorized;
   0, 75,374, and 75,746 shares issued
   and outstanding at December 31,
   1997, 1998, and March 31, 1999,
   respectively.......................         --            753           757
  Common Stock, Class B, $.01 par
   value; 35,000 shares authorized;
   20,000, 22,000 and 22,000 shares
   issued at December 31, 1997, 1998,
   and March 31, 1999, respectively...         200           220           220
  Common Stock, Class C, $.01 par
   value; 15,000 shares authorized;
   14,711, issued at December 31, 1997
   and no shares issued at December
   31, 1998 and March 31, 1999,
   respectively.......................         147           --            --
  Additional paid-in capital..........   5,096,435    35,413,345    35,955,194
  Deferred compensation...............  (3,791,667)   (4,736,432)   (4,339,022)
  Accumulated deficit.................  (3,380,487)  (11,349,474)   (9,902,454)
                                       -----------  ------------  ------------
    Total stockholders' equity
     (deficit)........................  (2,075,372)   19,328,412    21,714,695
                                       -----------  ------------  ------------
                                       $15,914,582  $219,574,280  $226,571,111
                                       ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           Period from
                          May 31, 1996
                          (Commencement
                               of         For the
                          Operations),  year ending  For the year         For the
                           to December   December       ending      three months ending
                               31,          31,      December 31,        March 31,
                          ------------- -----------  ------------  -----------------------
                              1996         1997          1998         1998        1999
                          ------------- -----------  ------------  ----------  -----------
                                                                        (Unaudited)
REVENUES................    $     --    $ 4,023,690  $ 43,531,846  $5,102,448  $26,003,897
                            ---------   -----------  ------------  ----------  -----------
EXPENSES:
  Customer service and
   network operations...          --      2,154,980    15,284,641   1,826,893   10,369,319
  Selling, general and
   administrative.......      421,777     2,887,372    12,209,821   1,307,625    5,665,896
  Depreciation and
   amortization.........        1,150       615,817     6,670,986     890,871    4,026,750
  Non-cash compensation
   expense..............      108,333     1,300,000     3,069,553     325,000      397,410
                            ---------   -----------  ------------  ----------  -----------
    Total expenses......      531,260     6,958,169    37,235,001   4,350,389   20,459,375
                            ---------   -----------  ------------  ----------  -----------
OPERATING INCOME (LOSS).     (531,260)   (2,934,479)    6,296,845     752,059    5,544,522
                            ---------   -----------  ------------  ----------  -----------
OTHER INCOME (EXPENSE):
  Interest income.......       17,626       195,696     6,528,541   1,015,902    1,306,082
  Interest expense......          --       (128,070)  (16,134,373) (2,109,152)  (5,403,584)
                            ---------   -----------  ------------  ----------  -----------
    Total other income
     (expense)..........       17,626        67,626    (9,605,832) (1,093,250)  (4,097,502)
                            ---------   -----------  ------------  ----------  -----------
INCOME (LOSS) BEFORE
 INCOME TAXES...........     (513,634)   (2,866,853)   (3,308,987)   (341,191)   1,447,020
PROVISION FOR INCOME
 TAXES..................          --            --     (4,660,000)        --           --
                            ---------   -----------  ------------  ----------  -----------
Net income (loss).......     (513,634)   (2,866,853)   (7,968,987)   (341,191)   1,447,020
ACCRETION TO REDEMPTION
 VALUE OF CLASS A COMMON
 STOCK..................          --       (103,565)          --          --           --
                            ---------   -----------  ------------  ----------  -----------
Net income (loss)
 applicable to common
 stockholders...........    $(513,634)  $(2,970,418) $ (7,968,987) $ (341,191) $ 1,447,020
                            =========   ===========  ============  ==========  ===========
BASIC NET INCOME (LOSS)
 PER SHARE OF COMMON
 STOCK..................    $  (30.22)  $    (35.21) $     (91.05) $    (3.86) $     16.46
                            =========   ===========  ============  ==========  ===========
DILUTED NET INCOME
 (LOSS) PER SHARE OF
 COMMON STOCK...........    $  (30.22)  $    (35.21) $     (91.05) $    (3.86) $     14.44
                            =========   ===========  ============  ==========  ===========
BASIC WEIGHTED AVERAGE
 NUMBER OF SHARES OF
 COMMON STOCK
 OUTSTANDING............       16,996        84,373        87,526      88,307       87,922
                            =========   ===========  ============  ==========  ===========
DILUTED WEIGHTED AVERAGE
 NUMBER OF SHARES OF
 COMMON STOCK
 OUTSTANDING............       16,996        84,373        87,526      88,307      100,208
                            =========   ===========  ============  ==========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       For the Period from May 31, 1996 (Commencement of Operations), to December 31, 1996, for the Years Ended December 31, 1997, 1998, and for the
                       Three Months Ended March 31, 1999

                                        Common Stock, $.01 Par Value
                                 ----------------------------------------------
                  Common Stock      Class A         Class B        Class C       Additional
                  -------------- --------------  ------------- ----------------    Paid-in      Deferred    Accumulated
                  Shares  Amount Shares  Amount  Shares Amount  Shares   Amount    Capital    Compensation    Deficit
                  ------  ------ ------  ------  ------ ------ --------  ------  -----------  ------------  -----------
May 31, 1996
(commencement of
operations)          --    $--      --   $ --       --   $--        --   $ --    $       --   $       --    $       --
Issuance of
Common Stock....   1,500    --      --     --       --    --        --     --            --           --            --
Conversion of
Common Stock to
Class B Common..  (1,125)   --      --     --    20,000   200       --     --            --           --            --
Conversion of
Common Stock to
Class C Common..    (375)   --      --     --       --    --     14,711    147           --           --            --
Deferred
compensation....     --     --      --     --       --    --        --     --      5,200,000   (5,200,000)          --
Amortization of
deferred
compensation....     --     --      --     --       --    --        --     --            --       108,333           --
Net loss........     --     --      --     --       --    --        --     --            --           --       (513,634)
                  ------   ----  ------  -----   ------  ----  --------  -----   -----------  -----------   -----------
BALANCE,
December 31,
1996                 --     --      --     --    20,000   200    14,711    147     5,200,000   (5,091,667)     (513,634)
Accretion of
redeemable
Common Stock....     --     --      --     --       --    --        --     --       (103,565)         --            --
Amortization of
deferred
compensation....     --     --      --     --       --    --        --     --            --     1,300,000           --
Net loss........     --     --      --     --       --    --        --     --            --           --     (2,866,853)
                  ------   ----  ------  -----   ------  ----  --------  -----   -----------  -----------   -----------
BALANCE,
December 31,
1997                 --     --      --     --    20,000   200    14,711    147     5,096,435   (3,791,667)   (3,380,487)
Reclassification
resulting from
amendment to
stock purchase
agreement.......     --     --   80,307    803      --    --        --     --     12,402,415          --            --
Class A Common
capital
contributions...     --     --      --     --       --    --        --     --     13,800,000          --            --
Issuance of
Class A Common
Stock...........     --     --       67    --       --    --        --     --        100,000          --            --
Cancellation and
conversion of
Common Stock....     --     --   (5,000)   (50)   2,000    20   (14,711)  (147)    4,014,495   (4,014,318)          --
Amortization of
deferred
compensation....     --     --      --     --       --    --        --     --            --     3,069,553           --
Net loss........     --     --      --     --       --    --        --     --            --           --     (7,968,987)
                  ------   ----  ------  -----   ------  ----  --------  -----   -----------  -----------   -----------
BALANCE,
December 31,
1998                 --     --   75,374    753   22,000   220       --     --     35,413,345   (4,736,432)  (11,349,474)
Issuance of
Class A Common
Stock...........     --     --      372      4      --    --        --     --        541,849          --            --
Amortization of
deferred
compensation....     --     --      --     --       --    --        --     --            --       397,410           --
Net Income......     --     --      --     --       --    --        --     --            --           --      1,447,020
                  ------   ----  ------  -----   ------  ----  --------  -----   -----------  -----------   -----------
BALANCE, March
31, 1999
(Unaudited).....     --    $--   75,746  $ 757   22,000  $220       --   $ --    $35,955,194  $(4,339,022)  $(9,902,454)
                  ======   ====  ======  =====   ======  ====  ========  =====   ===========  ===========   ===========
                     Total
                  ------------
May 31, 1996
(commencement of
operations)       $       --
Issuance of
Common Stock....          --
Conversion of
Common Stock to
Class B Common..          200
Conversion of
Common Stock to
Class C Common..          147
Deferred
compensation....          --
Amortization of
deferred
compensation....      108,333
Net loss........     (513,634)
                  ------------
BALANCE,
December 31,
1996                 (404,954)
Accretion of
redeemable
Common Stock....     (103,565)
Amortization of
deferred
compensation....    1,300,000
Net loss........   (2,866,853)
                  ------------
BALANCE,
December 31,
1997               (2,075,372)
Reclassification
resulting from
amendment to
stock purchase
agreement.......   12,403,218
Class A Common
capital
contributions...   13,800,000
Issuance of
Class A Common
Stock...........      100,000
Cancellation and
conversion of
Common Stock....          --
Amortization of
deferred
compensation....    3,069,553
Net loss........   (7,968,987)
                  ------------
BALANCE,
December 31,
1998               19,328,412
Issuance of
Class A Common
Stock...........      541,853
Amortization of
deferred
compensation....      397,410
Net Income......    1,447,020
                  ------------
BALANCE, March
31, 1999
(Unaudited).....  $21,714,695
                  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          Period from
                         May 31, 1996
                         (Commencement
                              of
                         Operations),  For the year  For the year
                          to December     ended         ended        For the three months
                              31,      December 31,  December 31,       ended March 31,
                         ------------- ------------  ------------  --------------------------
                             1996          1997          1998          1998          1999
                         ------------- ------------  ------------  ------------  ------------
                                                                          (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....   $ (513,634)  $ (2,866,853) $ (7,968,987) $   (341,191) $  1,447,020
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating
  activities--
   Depreciation and
    amortization.......        1,150        615,817     6,670,986       890,871     4,026,750
   Deferred lease
    costs..............          --         179,481       408,747        89,741       389,234
   Non-cash
    compensation
    expense............      108,333      1,300,000     3,069,553       325,000       397,410
   Amortization of
    discount on senior
    discount notes.....          --             --     16,080,249     2,062,174     4,952,327
   Provision for losses
    on accounts
    receivable.........          --         469,000       720,000       577,000     1,145,000
   Changes in operating
    assets and
    liabilities--
     Accounts
      receivable.......          --      (2,824,814)   (8,156,718)   (3,418,065)   (7,328,271)
     Related-party
      receivables......      (16,883)       (18,000)       34,883       (85,466)          --
     Other current
      assets...........          --         (90,559)     (753,234)     (238,072)     (305,311)
     Accounts payable
      and accrued
      liabilities......      268,458      1,601,911     8,436,478     3,883,263    (2,640,451)
     Income taxes
      payable..........          --             --      4,055,000           --     (4,055,000)
     Other non-current
      liabilities......          --             --            --            --        666,666
                          ----------   ------------  ------------  ------------  ------------
      Net cash provided
       by (used in)
       operating
       activities......     (152,576)    (1,634,017)   22,596,957     3,745,255    (1,304,626)
                          ----------   ------------  ------------  ------------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures..      (82,303)   (11,655,524)  (64,229,247)   (7,593,061)  (24,476,209)
 Change in short-term
  investments..........          --             --     (7,959,940)          --        499,090
                          ----------   ------------  ------------  ------------  ------------
      Net cash used in
       investing
       activities......      (82,303)   (11,655,524)  (72,189,187)   (7,593,061)  (23,977,119)
                          ----------   ------------  ------------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Loan origination fees.          --             --        (90,000)          --            --
 Proceeds from issuance
  of long-term debt....          --       3,697,500   163,103,565   144,083,351     5,807,191
 Payments on long-term
  debt.................          --        (216,528)   (3,536,886)   (3,533,153)     (509,419)
 Proceeds from the
  issuance of Class A
  Common Stock.........    4,025,000      8,275,000    13,900,000    13,800,000       541,853
                          ----------   ------------  ------------  ------------  ------------
      Net cash provided
       by financing
       activities......    4,025,000     11,755,972   173,376,679   154,350,198     5,839,625
                          ----------   ------------  ------------  ------------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........    3,790,121     (1,533,569)  123,784,449   150,502,392   (19,442,120)
CASH AND CASH
 EQUIVALENTS
 beginning of period...          --       3,790,121     2,256,552     2,256,552   126,041,001
                          ----------   ------------  ------------  ------------  ------------
CASH AND CASH
 EQUIVALENTS
 end of period.........   $3,790,121   $  2,256,552  $126,041,001  $152,758,944  $106,598,881
                          ==========   ============  ============  ============  ============

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          December 31, 1997 and 1998, and March 31, 1999--(Unaudited)

1. ORGANIZATION AND OPERATIONS

   Focal Communications Corporation began operations on May 31, 1996. Focal Communications Corporation and Subsidiaries (the "Company") is a competitive local exchange carrier ("CLEC") in the United States and offers a range of telecommunications services. The Company competes with incumbent local exchange carriers ("ILECs") by providing high-quality, local telecommunications services to meet the data, voice and colocation transmission needs of its customers. The Company's customers include large corporations, Internet service providers and value-added resellers.

   The Company incurred an accumulated deficit of $11,349,474, from May 31, 1996 (commencement of operations), through December 31, 1998. The Company had an accumulated deficit of $9,902,454 as of March 31, 1999. The Company must generate significant sales and obtain additional capital to adequately grow its operations. Future profitability of the Company is dependent upon continued market acceptance and the Company continuing to adequately provide and maintain its services. Management believes that current financial forecasts, marketing strategies and capital raising plans are adequate to address these issues.

2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The 1997, 1998, and March 31, 1999 consolidated balance sheets include the accounts of the Company and all wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

 Basis of Accounting

   The accompanying consolidated financial statements have been prepared on the accrual basis of accounting.

 Unaudited Interim Financial Information

   The unaudited consolidated balance sheet as of March 31, 1999, the unaudited consolidated statement of stockholders' equity for the three months ended March 31, 1999 and the unaudited statements of operations and cash flows for the three months ended March 31, 1998 and 1999 include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results which may be expected for the year ended December 31, 1999. All information included in these notes to consolidated financial statements related to the three months ended March 31, 1999 is unaudited.

 Use of Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 Risks and Uncertainties

   Reciprocal compensation payments are amounts paid by one carrier to send particular traffic to another carrier's network. Reciprocal compensation is currently a significant component of the Company's total revenues representing approximately 81%, 75% and 73% of the Company's total revenues for 1997, 1998 and for the first quarter of 1999, respectively.

   One carrier is disputing its obligation to pay some of the reciprocal compensation owed to the Company. Although this dispute was ruled on in favor of the Company by the Illinois Commerce Commission in March 1998 and by federal court in July 1998, it is currently subject to appeal. Substantially all of the disputed amounts have since been collected. There is a risk that prior decisions and any future appeal regarding the settlement of this dispute in favor of the Company could be revisited, which could allow the carrier to obtain a refund of prior reciprocal compensation payments.

   As a result of several trends in our business and the current regulatory environment, the Company expects revenues from reciprocal compensation to decline significantly. A reduction in or elimination of revenues attributable to reciprocal compensation which is not offset by increases in other revenues generated by the Company may have a material adverse effect on the Company.

 Concentration of Suppliers

   The Company currently leases its transport capacity from a limited amount of suppliers and is dependent upon the availability of fiber transmission facilities owned by the suppliers. The Company is currently vulnerable to the risk of renewing favorable supplier contracts, timeliness of the supplier in processing the Company's orders for customers and is at risk to regulatory agreements that govern the rates to be charged to the Company.

 Financial Instruments

   The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments primarily consist of debt securities, which typically mature between three months and one year from the purchase date and are held to maturity and valued at amortized cost, which approximates fair value. The carrying value for current assets and current liabilities as of December 31, 1997, 1998 and March 31, 1999 reasonably approximates fair value due to the nature of the financial instrument and the short maturity of these items. Fair value for the Company's long-term debt is based on market quotes, where available or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities. The fair value of the Company's long-term debt is approximately $3,500,000, $165,000,000 and $171,641,000 as of December 31, 1997, 1998 and March 31, 1999,
respectively.

 Revenue Recognition

   Revenue is recognized over the period in which the services are provided. Monthly recurring charges include fees paid by customers for lines in service, additional features on those lines and colocation space. These charges are billed monthly, in advance, and are fully earned during the month. Usage charges, initial, nonrecurring charges and reciprocal compensation charges are billed in arrears and are fully earned when billed.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 Depreciation and Amortization

   Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

      Asset Description                                Useful Life
      -----------------                   --------------------------------------
      Buildings and improvements......... 20 years
      Communications network............. 3-8 years
      Computer equipment................. 3 years
      Leasehold improvements............. Shorter of asset life or life of lease
      Furniture and fixtures............. 2-5 years
      Motor vehicles..................... 2-3 years

   When depreciable assets are replaced or retired, the amounts at which such assets were carried are removed from the respective accounts and charged to accumulated depreciation and any gains or losses on disposition is recorded currently in the consolidated statements of operations.

   Maintenance and repairs are charged to expense as incurred, while major replacements and improvements are capitalized.

 Impairment of Long-Lived Assets

   The Company periodically assesses the recoverability of the carrying cost of its long-lived assets based on a review of its projected undiscounted cash flows related to the asset held for use. If assets are determined to be impaired, then the asset is written down to its fair value based on the present value of the discounted cash flows of the related asset or other relevant measures (quoted market prices, third-party offers, etc.). Based on its review, management does not believe that an impairment of the long-lived assets has occurred.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes may be based on factors other than income.

 Segment Information

   In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry approach" with the "management approach." The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. We operate in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers over fiber networks. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position but did affect the disclosure of segment information (Note 13).

 Stock-based Compensation

   The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, the exercise price of the employee stock options equals the fair value of the underlying stock on the date of grant and no compensation expense is recorded. The Company has adopted the disclosure only provisions of the SFAS No. 123, "Accounting for Stock-Based Compensation."

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 Accretion to Redemption Value of Class A Common Stock

   Accretion to redemption value of redeemable Class A Common Stock represents the change in the redemption value of all outstanding Class A Common Stock allocable to each period. The redemption values for all Class A Common shares are based on fair market value and accretion is calculated using the effective interest method (Note 11).

 Comprehensive Income

   In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. Other than net loss applicable to Common stockholders, the Company had no comprehensive income components for the period from May 31, 1996, to December 31, 1996, for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999.

 Accounting for Derivative Instruments and Hedging Activities

   In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS No. 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The standard is effective for the Company's 2000 fiscal year. The Company will adopt SFAS No. 133 during 1999. Adoption of SFAS No. 133 is not expected to have a material effect on the Company based on the Company not currently using derivatives or participating in hedging activities.

 Reclassifications

   Certain prior-year amounts have been reclassified to conform to the fiscal 1998 and March 31, 1999 presentation. These changes had no impact on the Company's previously reported financial position or results of operations.

3. RELATED-PARTY RECEIVABLES

   As part of the stock purchase agreement (Note 10), executive shareholders, as defined, purchased their Class A Common shares with 90-day promissory notes. The promissory notes are with recourse to each executive and have a prepayment provision without penalty. The notes are secured by a pledge of all Company Common Stock and other assets held by the executives. Interest accrues on a daily basis at a rate equal to the applicable federal rate for obligations of similar duration. These notes were paid in January 1998.

4. LONG-TERM DEBT

   During September 1997, the Company entered into a credit facility with a bank which provides for, among other things, a committed equipment line of up to a maximum principal amount of $6,000,000. In February 1998, all amounts outstanding on this credit facility were repaid and the credit facility was terminated.

   In February 1998, the Company completed its offering of $270 million stated principal amount at maturity of its 12.125% senior discount notes due 2008 (the "Notes"), which resulted in gross proceeds of $150,027,606. The Notes bear interest at the rate of 12.125% per annum (computed on a semiannual Note equivalent basis). In the period prior to February 15, 2003, interest will accrue but will not be payable in cash.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

From February 15, 2003, interest on the stated principal amount at maturity of the Notes will be payable in cash semiannually on August 15 and February 15 of each year, beginning on August 15, 2003.

   The Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future senior indebtedness of the Company, if any, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any. Holders of secured indebtedness of the Company, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other indebtedness. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries (including accounts payable).

   The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003, at 106.063% of their stated principal amount at maturity, plus accrued and unpaid current interest, declining ratably to 100% of their stated principal amount at maturity, plus accrued and unpaid current interest, on or after February 15, 2006. In addition, at any time and from time to time, prior to February 15, 2001, the Company may redeem in the aggregate up to 35% of the original aggregate stated principal amount at maturity of the Notes with the proceeds from one or more public equity offerings following which there is a public market, at a redemption price (expressed as a percentage of accreted value on the redemption date) of 112.125%, plus additional interest, if any; provided that at least 65% of the original aggregate stated principal amount at maturity of the Notes remains outstanding after each such redemption.

   The Notes indenture contains certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness (and, in the case of certain subsidiaries, issue preferred stock), pay dividends or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, incur liens, cause encumbrances or restrictions to exist on the ability of certain subsidiaries to pay dividends or make distributions in respect of their capital stock, issue and sell capital stock of certain subsidiaries, enter into transactions with affiliates, sell assets, or amalgamate, consolidate, merge or sell or otherwise dispose of all or substantially all of their property and assets. These covenants are subject to exceptions and qualifications. The Company is in compliance with these covenants as of December 31, 1998 and as of March 31, 1999.

   In December 1998, the Company obtained a secured equipment term loan (the "Facility") from a third party with a maximum borrowing level of $25,000,000. The Facility provides for, among other things, equipment drawdowns through December 30, 1999, and requires repayment based on 60 equal monthly installments of principal and interest for each drawdown. All drawdowns under the Facility bear interest at the five-year swap rate percent plus additional basis points, as defined in the Facility. Total drawdowns of $19,192,809 and $24,490,581 were outstanding under the Facility as of December 31, 1998 and March 31, 1999, respectively. The Facility provides for certain restrictive financial and nonfinancial covenants. Among other things, these covenants require the maintenance of minimum cash flow and revenue levels. The Company was in compliance with these covenants as of December 31, 1998 and March 31, 1999.

   In April 1999, the Company amended the Facility to provide a maximum borrowing level of $50 million (Note 15).

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   Long-term debt at December 31, 1997, 1998 and March 31, 1999, consists of the following:

                                                December 31,        March 31,
                                           ----------------------- ------------
                                              1997        1998         1999
                                           ---------- ------------ ------------
Credit facility with a bank, maximum
 borrowing level at $6,000,000...........  $3,480,972 $        --  $        --
12.125% senior discount notes due 2008,
 net of unamortized discount of
 $103,897,016 and $98,944,689 at December
 31, 1998 and March 31, 1999,
 respectively............................         --   166,102,984  171,055,311
Secured equipment term loan, maximum
 borrowing level at $25,000,000..........         --    19,192,809   24,490,581
Capital leases on equipment with interest
 at 14.66%, $2,327 due monthly through
 April, 2000.............................      55,914          --           --
                                           ---------- ------------ ------------
                                            3,536,886  185,295,793  195,545,892
Less--Current maturities.................     943,621    2,887,036    4,108,935
                                           ---------- ------------ ------------
                                           $2,593,265 $182,408,757 $191,436,957
                                           ========== ============ ============

   Aggregate maturities of long-term debt outstanding as of December 31, 1998, is as follows:

      1999......................................................... $  2,887,036
      2000.........................................................    3,442,991
      2001.........................................................    3,777,502
      2002.........................................................    4,143,053
      2003.........................................................    4,544,309
      Thereafter...................................................  166,500,902
                                                                    ------------
          Total.................................................... $185,295,793
                                                                    ============

5. STOCK OPTIONS

   The Company established the Focal Communications Corporation 1997 Non Qualified Stock Option Plan (the "1997 Plan") effective February 27, 1997. The 1997 Plan is administered by the compensation committee of the Company's Board of Directors (the "Board"). The Board has sole and complete authority to select participants and grant options for the Company's Class A Common shares which shall not exceed 5,260 shares, as defined in the plan. On August 21, 1998, the 1997 Plan was amended and the Board increased the number of shares available for issuance under the 1997 Plan to up to 17,060.

   The Company adopted the Focal Communications Corporation 1998 Equity and Performance Incentive Plan (the "1998 Plan") on August 21, 1998. The Board has sole and complete authority to select participants and grant options, and other equity-based instruments for the Company's Class A Common shares. The total number of shares authorized for issuance pursuant to the 1998 Plan shall not exceed 11,500 shares, and is dependent upon, among other things, the number of shares issued, or reserved for issuance, under the 1997 Plan prior to the consummation of an initial public offering of Common Stock by the Company.

   On August 21, 1998, the Company also adopted the 1998 Equity Plan for Non-Employee Directors of Focal Communications Corporation (the "1998 Non-Employee Plan"). The Board has sole and complete authority to select participants and grant options for the Company's Class A Common shares which shall not exceed 300 shares, as defined in the 1998 Non-Employee Plan.

   The total number of shares available under the amended 1997 Plan, the 1998 Plan and the 1998 Non-Employee Plan shall not exceed 17,060 shares.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   Under the Company's stock option plans, the Board has complete discretion in determining vesting periods and terms of each participant's options granted. The options granted to participants under the Company's stock option plans typically vest at 25% on the first-year anniversary from grant date and vesting at 12.5% every six months for the remainder of vesting years. The term of each option has a life of 10 years. In addition, the plans provide for accelerated vesting upon certain events, as defined.

   The following summarizes option activity:

                                                                        Weighted
                                                                        Average
                                                             Exercise   Exercise
                                                    Shares    Prices     Prices
                                                    ------  ----------- --------
Outstanding at December 31, 1996...................   --    $       --   $  --
Granted during 1997................................ 1,222       290-320     297
                                                    -----   -----------  ------
Outstanding at December 31, 1997................... 1,222       290-320     297
Granted during 1998................................ 6,110     335-1,500   1,229
Canceled during 1998...............................  (142)    315-1,500     134
                                                    -----   -----------  ------
Outstanding at December 31, 1998................... 7,190   $290-$1,500  $1,090
                                                    =====   ===========  ======
Granted during the three months ended March 31,
 1999.............................................. 1,034   $     1,575  $1,575
Exercised during the three months ended March 31,
 1999..............................................   (72)    290-1,500     962
Canceled during the three months ended March 31,
 1999..............................................   (30)  1,500-1,575   1,530
                                                    -----   -----------  ------
Outstanding at March 31, 1999...................... 8,122   $290-$1,575  $1,165
                                                    =====   ===========  ======

   The following table summarizes information about fixed stock options outstanding at December 31, 1998 and March 31, 1999:

                            Options Outstanding        Options Exercisable
                      -------------------------------- --------------------
                                   Weighted
                                    Average   Weighted             Weighted
                                   Remaining  Average              Average
 Range of Exercise      Options   Contractual Exercise   Options   Exercise
       Prices         Outstanding    Life      Price   Exercisable  Price
 -----------------    ----------- ----------- -------- ----------- --------
$290-$335                1,799        8.6      $  311       569     $  301
$1,050-$1,500            5,391        9.6       1,350       --         --
                         -----        ---      ------     -----     ------
At December 31, 1998     7,190        9.3      $1,090       569     $  301
                         =====        ===      ======     =====     ======
$290-$335                1,767        8.3      $  311       596     $  307
$1,050-$1,575            6,355        9.4       1,384       494      1,504
                         -----        ---      ------     -----     ------
At March 31, 1999        8,122        9.4      $1,165     1,090     $  850
                         =====        ===      ======     =====     ======

   The Company utilized the Black-Scholes option pricing model to estimate the fair value of options at the date of grant during 1997, 1998 and for the three months ended March 31, 1999. Had the Company adopted SFAS No. 123, pro forma net income (loss) applicable to Common stockholders and pro forma basic and diluted net loss per share of Common Stock would have been approximately $(3,010,434) and $(35.68), $(8,602,554) and $(98.29), for the years ended
December 31, 1997 and 1998. Pro forma net income applicable to Common stockholders and pro forma basic and diluted net income per share of Common Stock would have been approximately $936,000 and $10.65 and $9.34 for the three months ended March 31,1999, respectively. The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, compensation expense is recognized over the vesting period and additional awards may also be granted.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   The Black-Scholes option model estimated the weighted average fair value at the date of grant of options granted in 1997, 1998, and for the three months ended March 31, 1999 to be approximately $167, $1,114 and $1,113 per option, respectively. The remaining contractual life of all options was approximately nine years. Principal assumptions used in applying the Black-Scholes model were as follows:

                                                                      For the
                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                                  1997      1998        1999
                                                --------- --------- ------------
      Risk-free interest rates................. 5.6%-6.7% 4.4%-5.6%     4.57%
      Expected life............................  5 years   5 years    5 years
      Expected volatility......................   41.67%   142.03%     87.29%
      Expected dividend yield..................    --        --         --
                                                ========= =========   =======

6. INCOME TAXES

   There is no current or deferred tax expense for the period from May 31, 1996 (commencement of operations), to December 31, 1996, for the year ended December 31, 1997 and for the three months ended March 31, 1998 and 1999. Valuation allowances were provided which offset the tax benefits recorded as deferred tax assets relating primarily to operating loss carryforwards. The state and local taxes, net of the federal tax benefit, and the change in valuation allowances are the only differences between the U.S. federal statutory tax rate and the Company's effective tax rate for these periods.

   For the year ended December 31, 1998, the Company recorded an income tax provision of $4,660,000. Even though the Company is reporting a loss before income taxes, the Company has a positive taxable income and is paying income taxes. This is primarily the result of the nondeductibility, for tax purposes, of the interest accrued on the Company's 12.125% discount Notes. This interest expense is subject to the high yield discount obligation ("HYDO") rules which limits the amount of original issue discount ("OID") which can be deducted in the current taxable period. This interest will become deductible for tax purposes in the period in which the Notes are redeemed or when the interest is paid. The deferred tax consequences related to the interest accrued and other temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income. Management has considered these factors and has concluded that a full valuation allowance for financial reporting purposes is required for the deferred tax assets.

   The income tax provision for the year ended December 31, 1998, consists of the following:

      Current taxes--
        U.S. federal................................................. $4,100,000
        State and local..............................................    560,000
                                                                      ----------
                                                                       4,660,000
                                                                      ----------
      Deferred taxes--
        U.S. federal.................................................        --
        State and local..............................................        --
                                                                      ----------
                                                                             --
                                                                      ----------
          Income tax provision....................................... $4,660,000
                                                                      ==========

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   U.S. income tax benefit at the statutory tax rate is reconciled below to the Company's overall provision for income taxes for the year ended December 31, 1998:

      Tax at U.S. federal income tax rate......................... $(1,125,000)
      State and local taxes, net of U.S. federal tax benefit......     560,000
      Non-cash compensation expense...............................   1,044,000
      Change in valuation allowance...............................   4,005,000
      Other.......................................................     176,000
                                                                   -----------
          Provision for income taxes.............................. $ 4,660,000
                                                                   ===========

   The income tax effect of temporary differences comprising the net deferred tax assets and tax liabilities as of December 31, 1997, 1998 and March 31, 1999 consists of the following:

                                                        December
                                          December 31,     31,       March 31,
                                          ------------ -----------  -----------
                                              1997        1998         1999
                                          ------------ -----------  -----------
Deferred income tax liabilities--
  Depreciation...........................  $(227,000)  $(2,331,000) $(2,998,000)
Deferred income tax assets--
  Net operating loss carryforwards.......    724,000           --           --
  Interest on 12.125% discount notes.....        --      6,432,000    8,413,000
  Allowance for doubtful accounts........     17,500       476,000      784,000
  Employment related accruals............    187,500       130,000      218,000
                                           ---------   -----------  -----------
                                             929,000     7,038,000    9,415,000
Less--Valuation allowance................   (702,000)   (4,707,000)  (6,417,000)
                                           ---------   -----------  -----------
    Net deferred tax assets..............  $     --    $       --   $       --
                                           =========   ===========  ===========

   The Company has an alternative minimum tax ("AMT") credit carryforward as of December 31, 1998 and March 31, 1999, of approximately $320,000 for tax purposes to offset the Company's future regular federal income tax liability. The AMT benefit has not been recorded as an asset due to the uncertainty of its realization. The AMT credit does not expire.

7. INCOME (LOSS) PER SHARE

   SFAS No. 128, "Earnings Per Share," requires the Company to calculate its earnings per share based on basic and diluted earnings per share, as defined. Basic and diluted income (loss) per share for the period from May 31, 1996 (commencement of operations), to December 31, 1996, for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1998 and 1999, was computed by dividing net income (loss) applicable to Common stockholders by the weighted average number of shares of Common Stock (Class A Common Stock and the vested Class B Common Stock).

   Diluted earnings per common share are adjusted for the assumed exercise of dilutive options and unvested Class B Common shares. Since the adjustments required for the calculation of diluted weighted average common shares outstanding are anti-dilutive, this calculation has been excluded from the diluted loss per share calculation for the period from May 31, 1996 (commencement of operations), to December 31, 1996, for the years ended December 31, 1997, 1998 and for the first quarter of 1998. Under the requirements of SFAS

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

No. 128 the Company's basic and diluted weighted average number of shares outstanding at December 31, 1996, 1997, 1998 and at March 31, 1998 and 1999 is as follows:

                          December 31, December 31, December 31, March 31, March 31,
                              1996         1997         1998       1998      1999
                          ------------ ------------ ------------ --------- ---------
Basic Weighted Average
 Number of Common Shares
 Outstanding............     16,996       84,373       87,526      88,307    87,922
Dilutive Stock Options
 and Unvested Class B
 Common Stock...........      1,447       12,048       11,043      13,304    12,286
                             ------       ------       ------     -------   -------
Dilutive Weighted
 Average Number of
 Common Shares
 Outstanding............     18,443       96,421       98,569     101,611   100,208
                             ======       ======       ======     =======   =======

8. EMPLOYEE BENEFIT PLAN

   The Company has a 401(k) Plan (the "Plan") covering substantially all eligible employees. Under the Plan, participants may make pretax contributions from 1% to 15% of eligible earnings, as defined. The
Company may elect to contribute to the Plan at its discretion. There have been no Company contributions to the Plan for the period from May 31, 1996, to December 31, 1996, and for the year ended December 31, 1997. In February, 1998, the Company elected to match 30% of the first 10% that an employee contributes to the Plan. The Company's matching contributions totaled approximately $145,000 and $84,000 for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively.

9. COMMITMENTS AND CONTINGENCIES

   Under the terms of various short- and long-term contracts, the Company is obligated to pay office rents and rent for leasing fiber transmission facilities. The Company is obligated to pay office rents with its operations through 2012. The office rent contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. The Company expects to enter into other contracts for additional office space, other facilities, equipment and maintenance services in the future. A summary of such fixed commitments at December 31, 1998, is as follows:

      Year                                                             Amount
      ----                                                           -----------
      1999.......................................................... $ 3,388,548
      2000..........................................................   3,667,922
      2001..........................................................   3,614,522
      2002..........................................................   3,721,598
      2003..........................................................   3,787,627
      Thereafter....................................................  20,438,214
                                                                     -----------
          Total..................................................... $38,618,431
                                                                     ===========

   Rent expense under operating leases for office rent and rent for leasing fiber transmission facilities was approximately $6,488, $651,159, $1,522,499 and $1,125,044, respectively, for the period from May 31, 1996, to December 31, 1996, for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999.

   In April and May of 1999, the Company entered into two agreements for the rights to use fiber transport capacity with a combined total minimum commitment of $87.9 million (Note 15).

10. STOCK PURCHASE AGREEMENT

   On November 27, 1996, the Company entered into a Stock Purchase Agreement (the "Agreement") with Institutional Investors and Executives ("Investors"), as defined. The Agreement resulted in 79,384 shares of

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Class A Common Stock, par value $.01 per share being issued for an aggregate purchase price of $4 million, and subsequent transactions in which Investors were required to make pro rata contributions to the capital of the Company (with no additional shares being issued) of up to an additional $21.8 million (total investment of up to $25.8 million). Total capital contributions to the Company for the issuance of Class A Common were $4,025,000, $8,275,000 and $13,900,000, respectively, for the period from May 31, 1996, to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively.

   Subsequent to the closing of the Agreement, the Company sold 77 shares and 846 shares of Class A Common shares to Designees (as defined in the Agreement) of the Institutional Investors, for a total purchase price of $25,000 and $275,000 for the period from May 31, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively.

   As part of the Agreement, the existing Common Stock held by the Executives was converted into newly issued Class B Common and Class C Common shares (the "Exchange"). The closing of the Exchange and issuance of Class B Common and Class C Common shares took place simultaneously with the initial closing of the issuance of Class A Common shares under the Agreement. In connection with this transaction, compensation expense totaling approximately $5.2 million will be charged to income over the vesting period of the Class B Common shares issued that did not vest immediately. Total non-cash compensation expense of $108,333 was recorded for the period from May 31, 1996, to December 31, 1996; $1,300,000 for 1997 and 1998; and $325,000 for each of the three month periods ended March 31, 1998 and 1999.

   The Company amended certain vesting agreements of the Executives and Institutional Investors on September 30, 1998, which effected the cancellation of 12,711 shares of the Company's Class C Common Stock then outstanding, cancellation of 5,000 shares of the Company's Class A Common Stock held by certain institutional shareholders and the conversion of 2,000 shares of the Company's Class C Common Stock into Class B Common Stock. The new converted Class B Common Stock is subject to certain restrictions, and was issued to the Company's executives (founding shareholders) in satisfaction of the obligations of the Company and such shareholders set forth in certain vesting agreements as defined in the Agreement. In connection with such transactions, non-cash compensation expense totaling approximately $4 million will be charged to income over the vesting period of the restricted Class B Common shares issued. Total non-cash compensation expense relating to this matter of $1,769,553 and $72,410 was recorded during 1998 and for the first quarter of 1999, respectively. A summary of the Company's Class A, B and C Common Stock is as follows:

   Class A Common--A total of 100,000 shares are authorized, of which 80,307, 75,374 and 75,746 were issued and outstanding as of December 31, 1997, 1998 and March 31, 1999, respectively. Institutional Investors, as defined, who hold Class A Common shares had the right to put the shares to the Company at fair market value but the Agreement was amended and the put right was replaced by a provision which would require the Company to voluntarily liquidate (Note 11). The Class A Common Stock held by Institutional Investors have demand registration rights; all Class A Common stockholders have voting rights, piggyback registration rights, participate in earnings and dividends and other preference features, as defined.

   Class B Common--A total of 35,000 shares have been authorized and 20,000, 22,000 and 22,000 shares are issued and outstanding as of December 31, 1997, 1998 and March 31, 1999, respectively. Class B Common stockholders have demand registration rights, voting rights, piggyback registration rights, participate in earnings and dividends and other preference features, as defined. The Class B Common issued upon the Exchange will vest 20% on the closing of the Agreement and 20% on each of the four anniversaries of the closing date of the Agreement. Accelerated vesting will occur on the dates of certain (as defined) events: (a) qualified sale of the Company; (b) qualified reorganization; and (c) public offering of the Company's stock. For the Class B Common converted from Class C Common, the Restricted Stock Agreement ("RSA") provides, among other

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES things, vesting of 20% at the closing of the RSA (September 30, 1998), 10%, 15%, 20% and 35% on each of the consecutive anniversaries of the closing of the RSA, respectively, with immediate vesting upon a Change in Control, as defined in the RSA.

   Class C Common--A total of 15,000 shares have been authorized and 14,711 and 0 shares are issued and outstanding as of December 31, 1997 and 1998, respectively. The Company amended certain vesting agreements of the Executives and Institutional Investors on September 30, 1998, which effected the cancellation of 12,711 shares of the Company's Class C Common Stock then outstanding and the conversion of 2,000 shares of the Company's Class C Common Stock into Class B Common Stock.

11. REDEEMABLE COMMON STOCK

   As defined in the Agreement (Note 10), Institutional Investors which hold an aggregate of 78,461 shares of Class A Common shares had the right to put the shares to the Company on or after November 27, 2003, at the greater of the initial purchase price per share of Class A Common owned by the Institutional Investors or fair market value, as defined in the Agreement. On January 23, 1998, the Agreement was amended and the aforementioned put right was replaced by a provision which would allow the Class A Common Institutional Investors, Executive Investors and Designees of Institutional Investors, as defined, to require the Company to voluntarily liquidate. The Institutional Investors at any time and from time to time on or after November 27, 2003, but not after the consummation of a public offering, shall have the right to require the Company to voluntarily liquidate the assets of the Company. Upon receipt of notice of the required liquidation, the Company may elect to purchase all but not less than all of the Institutional Investors' Class A Common shares.

   Although management had not obtained an appraisal of the fair market value of the Company during 1997, certain public equity transactions have occurred within the industry upon which management has based its estimate on the potential redemption value of the aforementioned shares to be $333 per share as of December 31, 1997. The Company recorded accretion totaling $0 and $103,565 for the period from May 31, 1996, to December 31, 1996, and for the year ended December 31, 1997.

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   Cash paid for interest and non-cash investing and financing activities for the period from May 31, 1996 (commencement of operations), to December 31, 1996, for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999, was as follows:

                                                                    Three Months
                                                                       ended
                                                                     March 31,
                                         1996     1997       1998       1999
                                         -----  ---------  -------- ------------
Cash paid during the year for interest.  $ --   $  94,533  $ 69,079  $  452,069
Fixed assets acquired under capital
 leases................................  $ --   $  68,589  $    --   $      --
Payments made under capital leases.....  $ --   $  12,675  $ 51,908  $      --
Accretion to redemption value of Class
 A
Common Stock...........................   $--    $103,565   $   --   $      --
Cash paid for income taxes.............  $ --   $     --   $605,000  $3,725,000

13. SEGMENT INFORMATION

   In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is organized primarily on the basis of strategic geographic operating segments that provide communications services in each respective geographic region. All of the Company's geographic

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES operating segments as of December 31, 1998 and March 31, 1999 have been aggregated into one reportable segment, "Communications Services," for the year and as of December 31, 1998 and as of and for the three months ended March 31, 1999. The Company has two strategic geographic operating segments as of December 31, 1997, and they have been aggregated into one reportable segment, "Communications Services," for the year and as of December 31, 1997. For the period from May 31, 1996, to December 31, 1996, the Company did not separately track its only geographic operating segment from its corporate operations, and it is not practicable to restate its results by operating segment for that period.

   The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The Company's chief operating decision maker views earnings before interest, taxes, depreciation and amortization ("EBITDA") as the primary measure of profit and loss. The following represents information about revenues and EBITDA which excludes non-cash compensation, total assets and capital expenditures for the Communications Services reportable segment as of and for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999:

                                                                      March 31,
                                               1997         1998        1999
                                            -----------  ----------- -----------
      Revenues............................. $ 4,023,690  $43,531,846 $26,003,897
      EBITDA...............................    (986,815)  15,161,031  10,000,062
      Total assets.........................  13,006,600   73,436,768  94,287,205
      Capital expenditures.................  11,655,524   64,229,247  24,476,209
                                            ===========  =========== ===========

   The following reconciles total segment EBITDA to consolidated net income
(loss) before income taxes for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999:

                                                                  Three months
                                                                     ended
                                         1997          1998      March 31, 1999
                                      -----------  ------------  --------------
      Total EBITDA for reportable
       segment....................... $  (986,815) $ 15,161,031   $10,000,062
      Corporate EBITDA...............     (31,847)      876,353       (31,380)
      Depreciation and amortization..    (615,817)   (6,670,986)   (4,026,750)
      Interest expense...............    (128,070)  (16,134,373)   (5,403,584)
      Interest income................     195,696     6,528,541     1,306,082
      Non-cash compensation..........  (1,300,000)   (3,069,553)     (397,410)
                                      -----------  ------------   -----------
          Net income (loss) before
           income taxes.............. $(2,866,853) $ (3,308,987)  $ 1,447,020
                                      ===========  ============   ===========

   The following reconciles segment total assets to consolidated total assets as of December 31, 1997, 1998 and March 31, 1999:

                                           December   December 31,  March 31,
                                           31, 1997       1998         1999
                                          ----------- ------------ ------------
      Total assets for reportable
       segment........................... $13,006,600 $ 73,436,768 $ 94,287,205
      Cash, cash equivalents and short-
       term investments..................   2,037,861  133,307,515  114,059,731
      Other current assets...............      41,864    1,125,124      199,235
      Fixed assets, net..................     828,257    6,740,979   13,362,229
      Other noncurrent assets............         --     4,963,894    4,662,711
                                          ----------- ------------ ------------
          Total consolidated assets...... $15,914,582 $219,574,280 $226,571,111
                                          =========== ============ ============

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   The Company currently only operates in the United States. Revenues by major customer for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999, are as follows:

                                                                  Three months
                                                                     ended
                                             1997       1998     March 31, 1999
                                          ---------- ----------- --------------
      Revenues from major customer A..... $3,266,853 $25,747,481  $13,265,330
      Revenues from major customer B..... $      --  $ 6,735,663  $ 5,761,531
                                          ========== ===========  ===========

14. SELECTED QUARTERLY INFORMATION (UNAUDITED)

                            1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                            -----------  -----------  -----------  -----------
1997--
  Revenues................. $       --   $    86,908  $ 1,226,076  $ 2,710,706
  Loss from operations.....    (757,521)  (1,145,689)    (786,384)    (244,885)
  Net loss applicable to
   Common stockholders.....    (740,492)  (1,119,257)    (791,445)    (319,224)
                            ===========  ===========  ===========  ===========
  Basic and diluted net
   loss per share.......... $     (8.87) $    (13.34) $     (9.39) $     (3.72)
                            ===========  ===========  ===========  ===========
1998--
  Revenues................. $ 5,102,448  $ 8,078,043  $12,755,293  $17,596,062
  Income from operations...     752,059    1,886,430      418,968    3,239,388
  Net loss applicable to
   Common stockholders.....    (341,191)    (583,399)  (4,653,717)  (2,390,680)
                            ===========  ===========  ===========  ===========
  Basic and diluted net
   loss per share.......... $     (3.86) $     (6.61) $    (52.73) $    (28.04)
                            ===========  ===========  ===========  ===========
1999--
  Revenues................. $26,003,897
  Income from operations...   5,544,522
  Net income (loss)
   applicable to Common
   stockholders............   1,447,020
                            ===========
  Basic net income per
   share................... $     16.46
                            ===========
  Diluted net income per
   share................... $     14.44
                            ===========

   The Company's net loss applicable to Common stockholders and basic and diluted net loss per share increased significantly in the third quarter of 1998 from the second quarter of 1998 due primarily to the immediate recognition of approximately $1,697,000 of non-cash compensation resulting from the amendment to the stock purchase agreement. Additionally, the Company determined that it would become liable for income taxes in the third quarter, and a tax provision of approximately $2,197,000 was recorded.

15. SUBSEQUENT EVENTS

   On March 25, 1999, the Company amended its product purchase agreement with a vendor, which provides for, among other things, a minimum commitment to purchase $25 million in communications network equipment every 12 months, or an aggregate over the term of the agreement of $75 million, at pre-established prices.

   On April 15, 1999, the Company amended the Facility to increase the maximum borrowing level from $25 million to $50 million.

   On April 28, 1999, the Company signed an agreement for the acquisition of indefeasible rights of use for fiber transport capacity for a minimum of 8,300 fiber miles. The term of the agreement is 20 years and the total minimum commitment is approximately $17.9 million. The agreement requires an initial payment of approximately $3.6 million in the second quarter of 1999.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   On May 4, 1999, the Company signed an agreement with another carrier for the lease of fiber transport capacity for a five year term and a minimum commitment of $70 million. The Company has committed to $10 million in year one; $13.2 million in year two; and $15.6 million for each of the remaining three years of the agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Focal Communications Corporation:

   We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Focal Communications Corporation and its Subsidiaries included in this annual report and issued our report thereon dated January 22, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Valuation and Qualifying Accounts, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Chicago, Illinois
January 22, 1999

                                                                     Schedule II

                        FOCAL COMMUNICATIONS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                             Balance
                             at the
                            Beginning Charged to Charged             Balance at
                             of the    Cost and  to other            the End of
Accounts                     Period    Expense   Accounts Deductions the Period
--------                    --------- ---------- -------- ---------- ----------
1996:
  Allowance for Doubtful
   Accounts................ $    --   $      --    $--     $    --   $      --
1997:
  Allowance for Doubtful
   Accounts................ $    --   $  469,000   $--     $    --   $  469,000
1998:
  Allowance for Doubtful
   Accounts................ $469,000  $1,348,000   $--     $628,000  $1,189,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         Shares

                        Focal Communications Corporation

                                  Common Stock

[FOCAL LOGO]

                                   --------

                                   PROSPECTUS

                                        , 1999
                                   --------

                              Salomon Smith Barney

                           Credit Suisse First Boston

                          Donaldson, Lufkin & Jenrette

                           Morgan Stanley Dean Witter

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses to be borne by Focal in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

      Securities and Exchange Commission Registration Fee............ $ 31,970
      NASD Filing Fee................................................   12,000
      NASDAQ Listing Fee.............................................         *
      Printing.......................................................  100,000
      Legal Fees and Expenses........................................  350,000
      Accounting Fees and Expenses...................................   75,000
      Transfer Agent Fees and Expenses...............................         *
      Miscellaneous..................................................         *
                                                                      --------
          Total...................................................... $       *
                                                                      ========

--------
*  To be provided by amendment.

Item 14. Indemnification of Directors and Officers

   Delaware General Corporation Law. We have statutory authority to indemnify our officers and directors. The applicable provisions of the DGCL state that, to the extent an officer or director is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, a "Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

   Under the applicable provisions of the DGCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

      (1) By the Board of Directors by a majority vote the directors who are not parties to such action, suit or proceeding, even if less than a quorum;

      (2) By a committee of such directors designated by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum;

      (3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

      (4) By the stockholders.

   Focal's certificate of incorporation and bylaws provide for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of Focal or of any subsidiary of Focal or of any other corporation, partnership, joint venture, trust or other entity which he has served in such capacity at the request of Focal if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director, officer employee or agent of Focal.

Item 15. Recent Sales of Unregistered Securities

   Since its inception, Focal has issued the following securities without registration under the Securities Act (the disclosure, including the number of shares, set forth below does not give effect to the recapitalization and stock split referred to in the prospectus). As used below, the term "Focal," for all times prior to June 12, 1997 (the date of the Plan of Reorganization and Agreement whereby Focal became the holding company of Focal Communications of Illinois and its subsidiaries), refers to Focal Communications Corporation of Illinois.

   On May 18, 1996, in connection with Focal's formation, Focal issued 1 share of common stock to Robert C. Taylor, Jr. for consideration of $1.00.

   On October 19, 1996, Focal issued an aggregate of 1,499 shares of common stock to the Executive Investors for consideration of $1,499.

   On November 27, 1996, Focal issued an aggregate of 79,461.542 shares of Class A common stock to the Institutional Investors, the Executive Investors and an institution for an aggregate initial purchase price of $4,025,000.

   On November 27, 1996, Focal issued an aggregate of 20,000 shares of Class B common stock and 14,711.54 shares of Class C common stock to the Executive Investors upon conversion of the 1,500 shares of common stock previously held by them into shares of Class B common stock and Class C common stock pursuant to the terms of Focal's Amended and Restated Certificate of Incorporation. The issuance of these securities was exempt from registration under the Securities Act pursuant to Section 3(a)(9) of the Securities Act, as exempt securities.

   On May 20, 1997, Focal issued an aggregate of 846.15 shares of Class A common stock to a director, two other individuals and a partnership for an aggregate purchase price of $275,000.

   On June 30, 1997, Focal issued an aggregate of 80,307.57 shares of Class A common stock, 20,000 shares of Class B common stock and 14,711.54 shares of Class C common stock to the Institutional Investors, the Executive Investors, a director, two other individuals, a partnership and an institution in exchange for an equal number of shares of such classes of common stock of Focal Communications Corporation of Illinois, pursuant to a Plan of Reorganization and Agreement between Focal and Focal Communications Corporation of Illinois whereby Focal became the holding company of Focal Communications Corporation of Illinois and its subsidiaries.

   No underwriters were engaged in connection with the foregoing sales of securities. Except as specifically otherwise provided above, the above-described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving any public offering.

   On February 12, 1998, Focal issued $270,000,000 stated amount at maturity of 12.125% Senior Discount Notes due February 15, 2008 (the "Notes"). Focal received approximately $150.0 million in gross proceeds and $144.0 million in net proceeds (after discounts and commissions of approximately $6.0 million and other transaction costs) from the issuance of the Notes. The Notes were issued to (1) "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), and (2) outside the United States in compliance with Regulation S under the Securities Act, and therefore, the issuance of the Notes was exempt from registration under the Securities Act. Salomon Brothers Inc, Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC were the initial purchasers of the Notes.

   On November 23, 1998, Focal issued 66.667 shares of Class A common stock to a director and to a director and his wife as custodian for their children for an aggregate purchase price of $100,000.

   On March 15, 1999, Focal issued 300 shares of Class A common stock to a director for a purchase price of $472,500.

   On March 27, 1999, an employee of Focal was issued 72.25 shares of Class A common stock upon exercise of stock options granted under its 1997 Plan for an aggregate purchase price of $69,352.50.

   On April 25, 1999, an employee of Focal was issued 18 shares of Class A common stock upon exercise of stock options granted under its 1997 Plan for an aggregate purchase price of $27,000.

   No underwriters were engaged in connection with the sales of securities set forth in the four preceding paragraphs, and these transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions not involving any public offering, or pursuant to Rule 701 under the Securities Act as sales of securities pursuant to certain compensatory benefit plans.

Item 16. Exhibits And Financial Statement Schedules

   (A) Exhibits

      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
      1.1      Form of U.S. Underwriting Agreement.+

      2.1      Plan of Reorganization and Agreement by and among Focal
               Communications Corporation and its Subsidiaries, dated June 12,
               1997. (Incorporated by reference to Exhibit No. 2.1 to the Registrant's Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on August 13, 1998
               (Registration No. 333-49397) (the "S-4"))

      3.1 Certificate of Incorporation. (Incorporated by reference to Exhibit No. 3.1 of the S-4)

      3.2 Amendment to Certificate of Incorporation. (Incorporated by reference to Exhibit No. 3.2 to Focal's Annual Report on Form
               10-K for year ended December 31, 1998 originally filed with the Securities and Exchange Commission on March 31, 1998 (the "1998
               10-K"))

      3.3      Form of Amended and Restated Certificate of Incorporation.+

      3.4      By-Laws. (Incorporated by reference to Exhibit No. 3.2 of the S-
               4)

      3.5      Form of Amended and Restated By-Laws.+

      4.1      Indenture with Harris Trust and Savings Bank, dated February 18,
               1998. (Incorporated by reference to Exhibit No. 4.1 of the S-4)

      4.2      Initial Global 12.125% Senior Discount Note Due February 15,
               2008, dated February 18, 1998. (Incorporated by reference to
               Exhibit No. 4.2 of the S-4)

      4.3      Stock Purchase Agreement with Madison Dearborn Capital Partners,
               L.P., Frontenac VI, L.P., Battery Ventures III, L.P., Brian F.
               Addy, John R. Barnicle, Joseph Beatty, and Robert C. Taylor Jr., dated November 27, 1996. (Incorporated by reference to Exhibit
               No. 4.5 of the S-4)

      4.4      Amendment No. 1 to Stock Purchase Agreement with Madison
               Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery
               Ventures III, L.P., Brian F. Addy, John R. Barnicle, Joseph
               Beatty, and Robert C. Taylor Jr., dated January 23, 1998.
               (Incorporated by reference to Exhibit No. 4.6 of the S-4)

      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
      4.5      Amendment No. 2 to Stock Purchase Agreement with Madison
               Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery
               Ventures III, L.P., Brian F. Addy, John R. Barnicle, Joseph
               Beatty and Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.8 to the
               Registrant's Quarterly Report on Form 10-Q for the period ending
               September 30, 1998, originally filed with the Securities and
               Exchange Commission on November 16, 1998 (the "3rd Quarter 1998
               10-Q"))

      4.6      Vesting Agreement with Madison Dearborn Capital Partners, L.P.,
               Brian F. Addy, John R. Barnicle, Joseph Beatty and Robert C.
               Taylor, Jr., dated as of November 27, 1996. (Incorporated by reference to Exhibit No. 4.1 of the 3rd Quarter 1998 10-Q)

      4.7      Vesting Agreement with Frontenac VI, L.P., Brian F. Addy, John
               R. Barnicle, Joseph Beatty and Robert C. Taylor, Jr., dated as of November 27, 1996. (Incorporated by reference to Exhibit No.
               4.2 of the 3rd Quarter 1998 10-Q)

      4.8      Vesting Agreement with Battery Ventures III, L.P., Brian F.
               Addy, John R. Barnicle, Joseph Beatty and Robert C. Taylor, Jr., dated as of November 27, 1996. (Incorporated by reference to Exhibit No. 4.3 of the 3rd Quarter 1998 10-Q)

      4.9      Amendment No. 1 to Vesting Agreement and Consent as of August
               21, 1998, between Focal Communications Corporation with Madison
               Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery
               Ventures III, L.P., Brian F. Addy, John R. Barnicle, Joseph
               Beatty and Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.4 of the 3rd Quarter
               1998 10-Q)

      4.10     Amendment No. 1 to Vesting Agreement and Consent as of August
               21, 1998, between Focal Communications Corporation with Madison
               Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery
               Ventures III, L.P., Brian F. Addy, John R. Barnicle, Joseph
               Beatty and Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.5 of the 3rd Quarter
               1998 10-Q)

      4.11     Amendment No. 1 to Vesting Agreement and Consent as of August
               21, 1998, between Focal Communications Corporation with Madison
               Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery
               Ventures III, L.P., Brian F. Addy, John R. Barnicle, Joseph
               Beatty and Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.6 of the 3rd Quarter
               1998 10-Q)

      4.12 Form of Restricted Stock Agreement, dated September 30, 1998 between Focal Communications Corporation and each of Brian F.
               Addy, John R. Barnicle, Joseph Beatty, and Robert C. Taylor, Jr.
               (Incorporated by reference to Exhibit No. 4.7 of the 3rd Quarter
               1998 10-Q)

      4.13     Stockholders Agreement with Madison Dearborn Capital Partners,
               L.P., Frontenac VI, L.P., Battery Ventures III, L.P., Brian F.
               Addy, John R. Barnicle, Joseph Beatty, and Robert C. Taylor,
               Jr., dated November 27, 1996. (Incorporated by reference to
               Exhibit No. 4.11 of the S-4)

      4.14     Amendment No. 1 to Stockholders Agreement with Madison Dearborn
               Capital Partners, L.P., Frontenac VI, L.P., Battery Ventures
               III, L.P., Brian F. Addy, John R. Barnicle, Joseph Beatty and
               Robert C. Taylor, Jr., dated as of July 7, 1998. (Incorporated by reference to Exhibit No. 4.9 of the 3rd Quarter 1998 10-Q)

      4.15     Amendment No. 2 to Stockholders Agreement with Madison Dearborn
               Capital Partners, L.P., Frontenac VI, L.P., Battery Ventures
               III, L.P., Brian F. Addy, John R. Barnicle, Joseph Beatty and
               Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.10 of the 3rd
               Quarter 1998 10-Q)


      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
      4.16     Amendment No. 3 to Stockholders Agreement with Madison Dearborn
               Capital Partners, L.P., Frontenac VI, L.P., Battery Ventures
               III, L.P., Brian F. Addy, John R. Barnicle, Joseph Beatty, and
               Robert C. Taylor, Jr., dated February 16, 1999. (Incorporated by reference to Exhibit No. 4.16 to the 1998 10-K)

      4.17     Executive Stock Agreement and Employment Agreement with Brian F.
               Addy, dated November 27, 1996. (Incorporated by reference to
               Exhibit No. 4.12 of the S-4)++

      4.18     Executive Stock Agreement and Employment Agreement with John R.
               Barnicle, dated November 27, 1996. (Incorporated by reference to
               Exhibit No. 4.13 of the S-4)++

      4.19     Executive Stock Agreement and Employment Agreement with Joseph
               A. Beatty, dated November 27, 1996. (Incorporated by reference to Exhibit No. 4.14 of the S-4)++

      4.20     Executive Stock Agreement and Employment Agreement with Robert
               C. Taylor, Jr., dated November 27, 1996. (Incorporated by reference to Exhibit No. 4.15 of the S-4)++

      4.21 Amendment No. 1 to Executive Employment Agreement and Consent with Brian F. Addy, dated as of August 21, 1998. (Incorporated by reference to Exhibit No. 4.11 of the 3rd Quarter 1998 10-Q)++

      4.22 Amendment No. 1 to Executive Employment Agreement and Consent with John R. Barnicle, dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.12 of the 3rd
               Quarter 1998 10-Q)++

      4.23 Amendment No. 1 to Executive Employment Agreement and Consent with Joseph Beatty, dated as of August 21, 1998. (Incorporated by reference to Exhibit No. 4.13 of the 3rd Quarter 1998 10-Q).++

      4.24 Amendment No. 1 to Executive Employment Agreement and Consent with Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.14 of the 3rd
               Quarter 1998 10-Q)++

      4.25     Registration Agreement with Madison Dearborn Capital Partners,
               L.P., Frontenac VI, L.P., Battery Ventures III, L.P., Brian F.
               Addy, John R. Barnicle, Joseph Beatty, and Robert C. Taylor,
               Jr., dated November 27, 1996. (Incorporated by reference to
               Exhibit No. 4.16 of the S-4)

      4.26     Amendment No. 1 to Registration Agreement with Madison Dearborn
               Capital Partners, L.P., Frontenac VI, L.P., Battery Ventures
               III, L.P., Brian F. Addy, John R. Barnicle, Joseph Beatty and
               Robert C. Taylor, Jr., dated as of August 21, 1998.
               (Incorporated by reference to Exhibit No. 4.15 of the 3rd
               Quarter 1998 10-Q)

      5.1 Opinion of Jones, Day, Reavis & Pogue regarding validity of shares.+

     10.1      Interconnection Agreement with Ameritech Information Industry
               Services, dated October 28, 1996. (Incorporated by reference to
               Exhibit No. 10.1 of the S-4)

     10.2      Interconnection Agreement with Ameritech Information Industry
               Services, dated October 24, 1997. (Incorporated by reference to
               Exhibit No. 10.2 of the S-4)

     10.3      Interconnection Agreement with New York Telephone Company, dated
               November 10, 1997. (Incorporated by reference to Exhibit No.
               10.3 of the S-4)

     10.4      Amended and Restated Interconnection Agreement with Ameritech
               Information Industry Services, dated March 16, 1998.
               (Incorporated by reference to Exhibit No. 10.4 of the 1998 S-4)


      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
     10.5      Interconnection Agreement with Bell Atlantic-Pennsylvania, dated
               April 27, 1998. (Incorporated by reference to Exhibit No. 10.26 of the S-4)

     10.6      Interconnection Agreement with Bell Atlantic-Delaware, dated
               April 27, 1998. (Incorporated by reference to Exhibit No. 10.25 of the S-4)

     10.7      Interconnection Agreement with Bell Atlantic-New Jersey, dated
               April 27, 1998. (Incorporated by reference to Exhibit No. 10.24 of the S-4)

     10.8      Interconnection Agreement with GTE--California, dated June 12,
               1998. (Incorporated by reference to Exhibit No. 10.23 of the S-
               4)

     10.9      Interconnection Agreement with Pacific Bell, dated June 15,
               1998. (Incorporated by reference to Exhibit No. 10.22 of the S-
               4)

     10.10     Interconnection Agreement with Bell-Atlantic-District of
               Columbia dated October 1, 1998. (Incorporated by reference to
               Exhibit No. 10.1 to Focal's Quarterly Report on Form 10-Q for the Period Ended March 31, 1999 (the "1st Quarter 1999 10-Q"))

     10.11     Interconnection Agreement with Bell-Atlantic-Maryland dated
               October 2, 1998. (Incorporated by reference to Exhibit No. 10.2 to the 1st Quarter 1999 10-Q)

     10.12     Interconnection Agreement with Bell Atlantic-Virginia dated
               October 2, 1998. (Incorporated by reference to Exhibit No. 10.3 to the 1st Quarter 1999 10-Q)

     10.13     Interconnection Agreement with U.S. West-Washington State dated
               January 15, 1999. (Incorporated by reference to Exhibit No. 10.4 to the 1st Quarter 1999 10-Q)

     10.14     Interconnection Agreement with Ameritech Information Industry
               Services, on behalf of and as agent for Ameritech Michigan dated
               February 10, 1999. (Incorporated by reference to Exhibit No.
               10.5 to the 1st Quarter 1999 10-Q)

     10.15     Interconnection Agreement with Bell Atlantic-Massachusetts dated
               February 15, 1999. (Incorporated by reference to Exhibit No.
               10.6 to the 1st Quarter 1999 10-Q)

     10.16     First Amendment to the Interconnection Agreement with Ameritech
               Information Industry Services, dated September 8, 1998.
               (Incorporated by reference to Exhibit No. 10.1 of the 3rd
               Quarter 1998 10-Q)

     10.17 Network Products Purchase Agreement with Northern Telecom Inc., dated January 21, 1997. (Incorporated by reference to Exhibit
               No. 10.5 of the S-4)*

     10.18     Amendments No. 1 and No. 2 to Network Products Purchase
               Agreement with Northern Telecom Inc., both dated March 6, 1998.
               (Incorporated by reference to Exhibit No. 10.6 of the S-4)*

     10.19     Amendment No. 3 to Network Products Purchase Agreement with
               Northern Telecom Inc., dated March 25, 1999. (Incorporated by reference to Exhibit No. 10.7 to the 1st Quarter 1999 10-Q)*

     10.20     Software License with DPI/TFS, Inc., dated April 10, 1997.
               (Incorporated by reference to Exhibit No. 10.17 of the S-4)*

     10.21     Second Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated November 15, 1997.
               (Incorporated by reference to Exhibit No. 10.9 of the S-4)

     10.22     Lease Agreement for property located at 200 North LaSalle,
               Chicago, IL, dated December 31, 1996. (Incorporated by reference to Exhibit No. 10.7 of the S-4)


      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
     10.23     First Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated May 14, 1997. (Incorporated by reference to Exhibit No. 10.8 of the S-4)

     10.24     Loan and Security Agreement with NTFC Capital Corporation dated
               December 30, 1998. (Incorporated by reference to Exhibit No.
               10.17 of the 1998 10-K)*

     10.25     Amendment No. 1 to Loan and Security Agreement with NTFC Capital
               Corporation dated as of April 15, 1999.

     10.26     Purchase Agreement with XCOM Technologies, Inc., dated January
               6, 1999. (Incorporated by reference to Exhibit No. 10.8 to the
               1st Quarter 1999 10-Q)

     10.27     Third Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated March 2, 1998. (Incorporated by reference to Exhibit No. 10.10 of the S-4)

     10.28     Fourth Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated April 4, 1998. (Incorporated by reference to Exhibit No. 10.18 of the S-4)

     10.29     Fifth Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated October 14, 1998.
               (Incorporated by reference to Exhibit No. 10.9 to the 1st
               Quarter 1999 10-Q)

     10.30     Sixth Amendment to Lease Agreement for property located at 200
               North LaSalle, Chicago, IL, dated February 18, 1999.
               (Incorporated by reference to Exhibit No. 10.10 to the 1st
               Quarter 1999 10-Q)

     10.31     Lease Agreement for property located at 32 Old Slip, New York,
               NY, dated May 20, 1997. (Incorporated by reference to Exhibit
               No. 10.11 of the S-4)

     10.32     Lease Agreement for property located at 650 Townsend Street, San
               Francisco, CA, dated January 26, 1998. (Incorporated by reference to Exhibit No. 10.12 of the S-4)

     10.33     First Amendment to Lease Agreement for property located at 650
               Townsend Street, San Francisco, CA, dated March 3, 1998.
               (Incorporated by reference to Exhibit No. 10.11 to the 1st
               Quarter 1999 10-Q)

     10.34     Second Amendment to Lease Agreement for property located at 650
               Townsend Street, San Francisco, CA, dated June 16, 1998.
               (Incorporated by reference to Exhibit No. 10.12 to the 1st
               Quarter 1999 10-Q)

     10.35     Third Amendment to Lease Agreement for property located at 650
               Townsend Street, San Francisco, CA, dated February 16, 1999.
               (Incorporated by reference to Exhibit No. 10.13 to the 1st
               Quarter 1999 10-Q)

     10.36     Lease Agreement for property located at 701 Market Street,
               Philadelphia, Pennsylvania, dated March 10, 1998. (Incorporated by reference to Exhibit No. 10.13 of the S-4)

     10.37     Lease Agreement for property located at 1120 Vermont Avenue, NW,
               Washington, D.C., dated as of May 4, 1998. (Incorporated by reference to Exhibit No. 10.19 of the S-4)

     10.38     First Amendment to Lease Agreement for property located at 1120
               Vermont, NW, Washington, D.C., dated July 23, 1998.
               (Incorporated by reference to Exhibit No. 10.6 of the 3rd
               Quarter 1998 10-Q)

     10.39     Lease Agreement for property located at 1200 West Seventh
               Street, Los Angeles, California, dated as of May 19, 1998.
               (Incorporated by reference to Exhibit No. 10.20 of the 1998 S-4)


      Exhibit
      Number                          Exhibit Description
      -------                         -------------------
     10.40     First Amendment to Lease Agreement for property located at 1200
               West 7th Street, Los Angeles, CA, dated July 8, 1998.
               (Incorporated by reference to Exhibit No. 10.5 of the 3rd
               Quarter 1998 10-Q)

     10.41     Lease Agreement for property located at 1511 6th Avenue,
               Seattle, WA, dated August 7, 1998. (Incorporated by reference to
               Exhibit No. 10.2 of the 3rd Quarter 1998 10-Q)

     10.42     Lease Agreement for property located at 23800 West Ten Mile
               Road, Southfield, MI, dated August 31, 1998. (Incorporated by reference to Exhibit No. 10.3 of the 3rd Quarter 1998 10-Q)

     10.43     Lease Agreement for property located at One Penn Plaza, New
               York, NY, dated September 25, 1998. (Incorporated by reference to Exhibit No. 10.4 of the 3rd Quarter 1998 10-Q)

     10.44     Lease Agreement for property located at 1950 Stemmons Freeway,
               Dallas, TX, dated December 15, 1998. (Incorporated by reference to Exhibit No. 10.14 to the 1st Quarter 1999 10-Q)

     10.45     Lease Agreement for property located at One Main Street,
               Cambridge, MA, dated January 6, 1999. (Incorporated by reference to Exhibit No. 10.15 to the 1st Quarter 1999 10-Q)

     10.46     Lease Agreement for property located at 250 Williams Street,
               Atlanta, GA, dated February 5, 1999. (Incorporated by reference to Exhibit No. 10.16 to the 1st Quarter 1999 10-Q)

     10.47     Lease Agreement for property located at Christopher Columbus
               Drive & Washington Street, Jersey City, NJ, dated February 19,
               1999. (Incorporated by reference to Exhibit No. 10.17 to the 1st
               Quarter 1999 10-Q)

     10.48     Employment Agreement with Renee M. Martin, dated March 20, 1998.
               (Incorporated by reference to Exhibit No. 10.16 of the S-4)++

     10.49     Amendment No. 1 to Executive Employment Agreement with Renee M.
               Martin, dated as of August 21, 1998. (Incorporated by reference to Exhibit No. 10.10 of the 3rd Quarter 1998 10-Q)++

     10.50     1997 Nonqualified Stock Option Plan, amended and restated as of
               August 21, 1998. (Incorporated by reference to Exhibit No. 10.7 of the 3rd Quarter 1998 10-Q)++

     10.51     Form of Amended and Restated Stock Option Agreement.
               (Incorporated by reference to Exhibit No. 10.33 of the 1998 10-
               K)++

     10.52 1998 Equity and Performance Incentive Plan. (Incorporated by reference to Exhibit No. 10.8 of the 3rd Quarter 1998 10-Q)++

     10.53 1998 Equity Plan for Non-Employee Directors. (Incorporated by reference to Exhibit No. 10.9 of the 3rd Quarter 1998 10-Q)++

     10.54     Agreement for Sale of Real Property between Focal Communications
               Corporation and United Air Lines, Inc. dated August 13, 1998.
               (Incorporated by reference to Exhibit No. 10.36 of the 1998 10-
               K)

     10.55     IRU Agreement dated April 28, 1999, by and between Focal
               Financial Services, Inc. and Level 3 Communications, LLC.*

     10.56 Private Line Service Agreement, dated May 4, 1999, by and between Focal Communications Corporation and WorldCom
               Technologies, Inc.*


      Exhibit
      Number                         Exhibit Description
      -------                        -------------------
     21.1      Subsidiaries of the Registrant. (Incorporated by reference to
               Exhibit No. 21.1 to the 1998 10-K)

     23.1      Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Day, Reavis & Pogue. (to be included as part of its opinion filed as Exhibit 5.1)

     24.1      Powers of Attorney.

--------
*Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted portions have been filed separately with the Securities and Exchange Commission.
+To be filed by Amendment
++Management contract or compensatory plan

   (B) Financial Statement Schedules.

   Schedule II Valuation of Qualifying Accounts

Item 17. Undertakings

   The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 7, 1999.

                                          Focal Communications Corporation

                                               /s/ Robert C. Taylor, Jr.
                                          By: _________________________________
                                                   Robert C. Taylor, Jr.
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1999.

                 Signature                                   Title(s)
                 ---------                                   --------


       /s/ Robert C. Taylor, Jr.            President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
           Robert C. Taylor, Jr.

         /s/ John R. Barnicle               Executive Vice President, Chief Operating
___________________________________________   Officer and Director
             John R. Barnicle

         /s/ Joseph A. Beatty               Executive Vice President and Chief
___________________________________________   Financial Officer (Principal Financial
             Joseph A. Beatty                 Officer)

        /s/ Gregory J. Swanson              Controller (Principal Accounting Officer)
___________________________________________
            Gregory J. Swanson

      /s/ James E. Crawford, III*           Director
___________________________________________
          James E. Crawford, III

        /s/ John A. Edwardson*              Director
___________________________________________
            John A. Edwardson

         /s/ Paul J. Finnegan*              Director
___________________________________________
             Paul T. Finnegan

        /s/ Richard D. Frisbie*             Director
___________________________________________
            Richard D. Frisbie

       /s/ James N. Perry, Jr.*             Director
___________________________________________
           James N. Perry, Jr.

         /s/ Paul G. Yovovich*              Director
___________________________________________
             Paul G. Yovovich

--------
 * Signed by Joseph A. Beatty pursuant to a power of attorney filed as an exhibit to this registration statement.

 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
  1.1    Form of U.S. Underwriting Agreement.         To be filed by Amendment

  2.1    Plan of Reorganization and Agreement by      Incorporated by reference
         and among Focal Communications Corporation
         and its Subsidiaries, dated June 12, 1997.
         (Incorporated by reference to Exhibit No.
         2.1 to the Registrant's Registration
         Statement on Form S-4 originally filed
         with the Securities and Exchange
         Commission on August 13, 1998
         (Registration No. 333-49397) (the "S-4"))

  3.1    Certificate of Incorporation.                Incorporated by reference
         (Incorporated by reference to Exhibit
         No. 3.1 of the S-4)

  3.2    Amendment to Certificate of Incorporation.   Incorporated by reference
         (Incorporated by reference to Exhibit No.
         3.2 to Focal's Annual Report on Form 10-K
         for year ended December 31, 1998
         originally filed with the Securities and
         Exchange Commission on March 31, 1998 (the
         "1998 10-K"))

  3.3    Form of Amended and Restated Certificate     To be filed by Amendment
         of Incorporation.

  3.4    By-Laws. (Incorporated by reference to       Incorporated by reference
         Exhibit No. 3.2 of the S-4)

  3.5    Form of Amended and Restated By-Laws.        To be filed by Amendment

  4.1    Indenture with Harris Trust and Savings      Incorporated by reference
         Bank, dated February 18, 1998.
         (Incorporated by reference to Exhibit No.
         4.1 of the S-4)

  4.2    Initial Global 12.125% Senior Discount       Incorporated by reference
         Note Due February 15, 2008, dated February
         18, 1998. (Incorporated by reference to
         Exhibit No. 4.2 of the S-4)

  4.3    Stock Purchase Agreement with Madison        Incorporated by reference
         Dearborn Capital Partners, L.P., Frontenac
         VI, L.P., Battery Ventures III, L.P.,
         Brian F. Addy, John R. Barnicle, Joseph
         Beatty, and Robert C. Taylor Jr., dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.5 of the S-4)

  4.4    Amendment No. 1 to Stock Purchase            Incorporated by reference
         Agreement with Madison Dearborn Capital
         Partners, L.P., Frontenac VI, L.P.,
         Battery Ventures III, L.P., Brian F. Addy,
         John R. Barnicle, Joseph Beatty, and
         Robert C. Taylor Jr., dated January 23,
         1998. (Incorporated by reference to
         Exhibit No. 4.6 of the S-4)

  4.5    Amendment No. 2 to Stock Purchase            Incorporated by reference
         Agreement with Madison Dearborn Capital
         Partners, L.P., Frontenac VI, L.P.,
         Battery Ventures III, L.P., Brian F. Addy,
         John R. Barnicle, Joseph Beatty and Robert
         C. Taylor, Jr., dated as of August 21,
         1998. (Incorporated by reference to
         Exhibit No. 4.8 to the Registrant's
         Quarterly Report on Form 10-Q for the
         period ending September 30, 1998,
         originally filed with the Securities and
         Exchange Commission on November 16, 1998
         (the "3rd Quarter 1998 10-Q"))

  4.6    Vesting Agreement with Madison Dearborn      Incorporated by reference
         Capital Partners, L.P., Brian F. Addy,
         John R. Barnicle, Joseph Beatty and Robert
         C. Taylor, Jr., dated as of November 27,
         1996. (Incorporated by reference to
         Exhibit No. 4.1 of the 3rd Quarter 1998
         10-Q)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
  4.7    Vesting Agreement with Frontenac VI, L.P.,   Incorporated by reference
         Brian F. Addy, John R. Barnicle, Joseph
         Beatty and Robert C. Taylor, Jr., dated as
         of November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.2 of the 3rd
         Quarter 1998 10-Q)

  4.8    Vesting Agreement with Battery Ventures      Incorporated by reference
         III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty and Robert C.
         Taylor, Jr., dated as of November 27,
         1996. (Incorporated by reference to
         Exhibit No. 4.3 of the 3rd Quarter 1998
         10-Q)

  4.9    Amendment No. 1 to Vesting Agreement and     Incorporated by reference
         Consent as of August 21, 1998, between
         Focal Communications Corporation with
         Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III,
         L.P., Brian F. Addy, John R. Barnicle,
         Joseph Beatty and Robert C. Taylor, Jr.,
         dated as of August 21, 1998. (Incorporated
         by reference to Exhibit No. 4.4 of the 3rd
         Quarter 1998 10-Q)

  4.10   Amendment No. 1 to Vesting Agreement and     Incorporated by reference
         Consent as of August 21, 1998, between
         Focal Communications Corporation with
         Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III,
         L.P., Brian F. Addy, John R. Barnicle,
         Joseph Beatty and Robert C. Taylor, Jr.,
         dated as of August 21, 1998. (Incorporated
         by reference to Exhibit No. 4.5 of the 3rd
         Quarter 1998 10-Q)

  4.11   Amendment No. 1 to Vesting Agreement and     Incorporated by reference
         Consent as of August 21, 1998, between
         Focal Communications Corporation with
         Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III,
         L.P., Brian F. Addy, John R. Barnicle,
         Joseph Beatty and Robert C. Taylor, Jr.,
         dated as of August 21, 1998. (Incorporated
         by reference to Exhibit No. 4.6 of the 3rd
         Quarter 1998 10-Q)

  4.12   Form of Restricted Stock Agreement, dated    Incorporated by reference
         September 30, 1998 between Focal
         Communications Corporation and each of
         Brian F. Addy, John R. Barnicle, Joseph
         Beatty, and Robert C. Taylor, Jr.
         (Incorporated by reference to Exhibit No.
         4.7 of the 3rd Quarter 1998 10-Q)

  4.13   Stockholders Agreement with Madison          Incorporated by reference
         Dearborn Capital Partners, L.P., Frontenac
         VI, L.P., Battery Ventures III, L.P.,
         Brian F. Addy, John R. Barnicle, Joseph
         Beatty, and Robert C. Taylor Jr., dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.11 of the S-4)

  4.14   Amendment No. 1 to Stockholders Agreement    Incorporated by reference
         with Madison Dearborn Capital Partners,
         L.P., Frontenac VI, L.P., Battery Ventures
         III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty and Robert C.
         Taylor, Jr., dated as of July 7, 1998.
         (Incorporated by reference to Exhibit No.
         4.9 of the 3rd Quarter 1998 10-Q)

  4.15   Amendment No. 2 to Stockholders Agreement    Incorporated by reference
         with Madison Dearborn Capital Partners,
         L.P., Frontenac VI, L.P., Battery Ventures
         III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty and Robert C.
         Taylor, Jr., dated as of August 21, 1998.
         (Incorporated by reference to Exhibit No.
         4.10 of the 3rd Quarter 1998 10-Q)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
  4.16   Amendment No. 3 to Stockholders Agreement    Incorporated by reference
         with Madison Dearborn Capital Partners,
         L.P., Frontenac VI, L.P., Battery Ventures
         III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty, and Robert C.
         Taylor, Jr., dated February 16, 1999.
         (Incorporated by reference to Exhibit No.
         4.16 to the 1998 10-K)

  4.17   Executive Stock Agreement and Employment     Incorporated by reference
         Agreement with Brian F. Addy, dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.12 of the S-
         4)++

  4.18   Executive Stock Agreement and Employment     Incorporated by reference
         Agreement with John R. Barnicle, dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.13 of the S-
         4)++

  4.19   Executive Stock Agreement and Employment     Incorporated by reference
         Agreement with Joseph A. Beatty, dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.14 of the S-
         4)++

  4.20   Executive Stock Agreement and Employment     Incorporated by reference
         Agreement with Robert C. Taylor, Jr.,
         dated November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.15 of the S-
         4)++

  4.21   Amendment No. 1 to Executive Employment      Incorporated by reference
         Agreement and Consent with Brian F. Addy,
         dated as of August 21, 1998. (Incorporated
         by reference to Exhibit No. 4.11 of the
         3rd Quarter 1998 10-Q)++

  4.22   Amendment No. 1 to Executive Employment      Incorporated by reference
         Agreement and Consent with John R.
         Barnicle, dated as of August 21, 1998.
         (Incorporated by reference to Exhibit No.
         4.12 of the 3rd Quarter 1998 10-Q)++

  4.23   Amendment No. 1 to Executive Employment      Incorporated by reference
         Agreement and Consent with Joseph Beatty,
         dated as of August 21, 1998. (Incorporated
         by reference to Exhibit No. 4.13 of the
         3rd Quarter 1998 10-Q)++

  4.24   Amendment No. 1 to Executive Employment      Incorporated by reference
         Agreement and Consent with Robert C.
         Taylor, Jr., dated as of August 21, 1998.
         (Incorporated by reference to Exhibit No.
         4.14 of the 3rd Quarter 1998 10-Q)++

  4.25   Registration Agreement with Madison          Incorporated by reference
         Dearborn Capital Partners, L.P., Frontenac
         VI, L.P., Battery Ventures III, L.P.,
         Brian F. Addy, John R. Barnicle, Joseph
         Beatty, and Robert C. Taylor Jr., dated
         November 27, 1996. (Incorporated by
         reference to Exhibit No. 4.16 of the S-4)

  4.26   Amendment No. 1 to Registration Agreement    Incorporated by reference
         with Madison Dearborn Capital Partners,
         L.P., Frontenac VI, L.P., Battery Ventures
         III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty and Robert C.
         Taylor, Jr., dated as of August 21, 1998.
         (Incorporated by reference to Exhibit No.
         4.15 of the 3rd Quarter 1998 10-Q)

  5.1    Opinion of Jones, Day, Reavis & Pogue        To be filed by Amendment
         regarding validity of shares.

 10.1    Interconnection Agreement with Ameritech     Incorporated by reference
         Information Industry Services, dated
         October 28, 1996. (Incorporated by
         reference to Exhibit No. 10.1 of the S-4)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
 10.2    Interconnection Agreement with Ameritech     Incorporated by reference
         Information Industry Services, dated
         October 24, 1997. (Incorporated by
         reference to Exhibit No. 10.2 of the S-4)

 10.3    Interconnection Agreement with New York      Incorporated by reference
         Telephone Company, dated November 10,
         1997. (Incorporated by reference to
         Exhibit No. 10.3 of the S-4)

 10.4    Amended and Restated Interconnection         Incorporated by reference
         Agreement with Ameritech Information
         Industry Services, dated March 16, 1998.
         (Incorporated by reference to Exhibit No.
         10.4 of the 1998 S-4)

 10.5    Interconnection Agreement with Bell          Incorporated by reference
         Atlantic--Pennsylvania, dated April 27,
         1998. (Incorporated by reference to
         Exhibit No. 10.26 of the S-4)

 10.6    Interconnection Agreement with Bell          Incorporated by reference
         Atlantic--Delaware, dated April 27, 1998.
         (Incorporated by reference to Exhibit No.
         10.25 of the S-4)

 10.7    Interconnection Agreement with Bell          Incorporated by reference
         Atlantic--New Jersey, dated April 27,
         1998. (Incorporated by reference to
         Exhibit No. 10.24 of the S-4)

 10.8    Interconnection Agreement with GTE--         Incorporated by reference
         California, dated June 12, 1998.
         (Incorporated by reference to Exhibit No.
         10.23 of the S-4)

 10.9    Interconnection Agreement with Pacific       Incorporated by reference
         Bell, dated June 15, 1998. (Incorporated
         by reference to Exhibit No. 10.22 of the
         S-4)

 10.10   Interconnection Agreement with Bell-         Incorporated by reference
         Atlantic--District of Columbia dated
         October 1, 1998. (Incorporated by
         reference to Exhibit No. 10.1 to Focal's
         Quarterly Report on Form 10-Q for the
         Period Ended March 31, 1999 (the "1st
         Quarter 1999 10-Q"))

 10.11   Interconnection Agreement with Bell-         Incorporated by reference
         Atlantic--Maryland dated October 2, 1998.
         (Incorporated by reference to Exhibit No.
         10.2 to the 1st Quarter 1999 10-Q)

 10.12   Interconnection Agreement with Bell          Incorporated by reference
         Atlantic--Virginia dated October 2, 1998.
         (Incorporated by reference to Exhibit No.
         10.3 to the 1st Quarter 1999 10-Q)

 10.13   Interconnection Agreement with U.S. West--   Incorporated by reference
         Washington State dated January 15, 1999.
         (Incorporated by reference to Exhibit No.
         10.4 to the 1st Quarter 1999 10-Q)

 10.14   Interconnection Agreement with Ameritech     Incorporated by reference
         Information Industry Services, on behalf
         of and as agent for Ameritech Michigan
         dated February 10, 1999. (Incorporated by
         reference to Exhibit No. 10.5 to the 1st
         Quarter 1999 10-Q)

 10.15   Interconnection Agreement with Bell          Incorporated by reference
         Atlantic--Massachusetts dated February 15,
         1999. (Incorporated by reference to
         Exhibit No. 10.6 to the 1st Quarter 1999
         10-Q)

 10.16   First Amendment to the Interconnection       Incorporated by reference
         Agreement with Ameritech Information
         Industry Services, dated September 8,
         1998. (Incorporated by reference to
         Exhibit No. 10.1 of the 3rd Quarter 1998
         10-Q)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
 10.17   Network Products Purchase Agreement with     Incorporated by reference
         Northern Telecom Inc., dated January 21,
         1997. (Incorporated by reference to
         Exhibit No. 10.5 of the S-4)*

 10.18   Amendments No. 1 and No. 2 to Network        Incorporated by reference
         Products Purchase Agreement with Northern
         Telecom Inc., both dated March 6, 1998.
         (Incorporated by reference to Exhibit No.
         10.6 of the S-4)*

 10.19   Amendment No. 3 to Network Products          Incorporated by reference
         Purchase Agreement with Northern Telecom
         Inc., dated March 25, 1999. (Incorporated
         by reference to Exhibit No. 10.7 to the
         1st Quarter 1999 10-Q)*

 10.20   Software License with DPI/TFS, Inc., dated   Incorporated by reference
         April 10, 1997. (Incorporated by reference
         to Exhibit No. 10.17 of the S-4)*

 10.21   Second Amendment to Lease Agreement for      Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated November 15, 1997.
         (Incorporated by reference to Exhibit No.
         10.9 of the S-4)

 10.22   Lease Agreement for property located at      Incorporated by reference
         200 North LaSalle, Chicago, IL, dated
         December 31, 1996. (Incorporated by
         reference to Exhibit No. 10.7 of the S-4)

 10.23   First Amendment to Lease Agreement for       Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated May 14, 1997.
         (Incorporated by reference to Exhibit No.
         10.8 of the S-4)

 10.24   Loan and Security Agreement with NTFC        Incorporated by reference
         Capital Corporation dated December 30,
         1998. (Incorporated by reference to
         Exhibit No. 10.17 of the 1998 10-K)*

 10.25   Amendment No. 1 to Loan and Security         Filed herewith
         Agreement with NTFC Capital Corporation
         dated as of April 15, 1999.

 10.26   Purchase Agreement with XCOM Technologies,   Incorporated by reference
         Inc., dated January 6, 1999. (Incorporated
         by reference to Exhibit No. 10.8 to the
         1st Quarter 1999 10-Q)*

 10.27   Third Amendment to Lease Agreement for       Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated March 2, 1998.
         (Incorporated by reference to Exhibit No.
         10.10 of the S-4)

 10.28   Fourth Amendment to Lease Agreement for      Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated April 4, 1998.
         (Incorporated by reference to Exhibit No.
         10.18 of the S-4)

 10.29   Fifth Amendment to Lease Agreement for       Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated October 14, 1998.
         (Incorporated by reference to Exhibit No.
         10.9 to the 1st Quarter 1999 10-Q)

 10.30   Sixth Amendment to Lease Agreement for       Incorporated by reference
         property located at 200 North LaSalle,
         Chicago, IL, dated February 18, 1999.
         (Incorporated by reference to Exhibit No.
         10.10 to the 1st Quarter 1999 10-Q)

 10.31   Lease Agreement for property located at 32   Incorporated by reference
         Old Slip, New York, NY, dated May 20,
         1997. (Incorporated by reference to
         Exhibit No. 10.11 of the S-4)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
 10.32   Lease Agreement for property located at      Incorporated by reference
         650 Townsend Street, San Francisco, CA,
         dated January 26, 1998. (Incorporated by
         reference to Exhibit No. 10.12 of the S-4)

 10.33   First Amendment to Lease Agreement for       Incorporated by reference
         property located at 650 Townsend Street,
         San Francisco, CA, dated March 3, 1998.
         (Incorporated by reference to Exhibit No.
         10.11 to the 1st Quarter 1999 10-Q)

 10.34   Second Amendment to Lease Agreement for      Incorporated by reference
         property located at 650 Townsend Street,
         San Francisco, CA, dated June 16, 1998.
         (Incorporated by reference to Exhibit No.
         10.12 to the 1st Quarter 1999 10-Q)

 10.35   Third Amendment to Lease Agreement for       Incorporated by reference
         property located at 650 Townsend Street,
         San Francisco, CA, dated February 16,
         1999. (Incorporated by reference to
         Exhibit No. 10.13 to the 1st Quarter 1999
         10-Q)

 10.36   Lease Agreement for property located at      Incorporated by reference
         701 Market Street, Philadelphia,
         Pennsylvania, dated March 10, 1998.
         (Incorporated by reference to Exhibit No.
         10.13 of the S-4)

 10.37   Lease Agreement for property located at      Incorporated by reference
         1120 Vermont Avenue, NW., Washington,
         D.C., dated as of May 4, 1998.
         (Incorporated by reference to Exhibit No.
         10.19 of the S-4)

 10.38   First Amendment to Lease Agreement for       Incorporated by reference
         property located at 1120 Vermont, NW,
         Washington, D.C., dated July 23, 1998.
         (Incorporated by reference to Exhibit No.
         10.6 of the 3rd Quarter 1998 10-Q)

 10.39   Lease Agreement for property located at      Incorporated by reference
         1200 West Seventh Street, Los Angeles,
         California, dated as of May 19, 1998.
         (Incorporated by reference to Exhibit No.
         10.20 of the 1998 S-4)

 10.40   First Amendment to Lease Agreement for       Incorporated by reference
         property located at 1200 West 7th Street,
         Los Angeles, CA, dated July 8, 1998.
         (Incorporated by reference to Exhibit No.
         10.5 of the 3rd Quarter 1998 10-Q)

 10.41   Lease Agreement for property located at      Incorporated by reference
         1511 6th Avenue, Seattle, WA, dated August
         7, 1998. (Incorporated by reference to
         Exhibit No. 10.2 of the 3rd Quarter 1998
         10-Q)

 10.42   Lease Agreement for property located at      Incorporated by reference
         23800 West Ten Mile Road, Southfield, MI,
         dated August 31, 1998. (Incorporated by
         reference to Exhibit No. 10.3 of the 3rd
         Quarter 1998 10-Q)

 10.43   Lease Agreement for property located at      Incorporated by reference
         One Penn Plaza, New York, NY, dated
         September 25, 1998. (Incorporated by
         reference to Exhibit No. 10.4 of the 3rd
         Quarter 1998 10-Q)

 10.44   Lease Agreement for property located at      Incorporated by reference
         1950 Stemmons Freeway, Dallas, TX, dated
         December 15, 1998. (Incorporated by
         reference to Exhibit No. 10.14 to the 1st
         Quarter 1999 10-Q)

 10.45   Lease Agreement for property located at      Incorporated by reference
         One Main Street, Cambridge, MA, dated
         January 6, 1999. (Incorporated by
         reference to Exhibit No. 10.15 to the 1st
         Quarter 1999 10-Q)


 Exhibit
 Number              Exhibit Description                      Location
 ------- ------------------------------------------   -------------------------
 10.46   Lease Agreement for property located at      Incorporated by reference
         250 Williams Street, Atlanta, GA, dated
         February 5, 1999. (Incorporated by
         reference to Exhibit No. 10.16 to the 1st
         Quarter 1999 10-Q)

 10.47   Lease Agreement for property located at      Incorporated by reference
         Christopher Columbus Drive & Washington
         Street, Jersey City, NJ, dated February
         19, 1999. (Incorporated by reference to
         Exhibit No. 10.17 to the 1st Quarter 1999
         10-Q)

 10.48   Employment Agreement with Renee M. Martin,   Incorporated by reference
         dated March 20, 1998. (Incorporated by
         reference to Exhibit No. 10.16 of the S-
         4)++

 10.49   Amendment No. 1 to Executive Employment      Incorporated by reference
         Agreement with Renee M. Martin, dated as
         of August 21, 1998. (Incorporated by
         reference to Exhibit No. 10.10 of the 3rd
         Quarter 1998 10-Q)++

 10.50   1997 Nonqualified Stock Option Plan,         Incorporated by reference
         amended and restated as of August 21,
         1998. (Incorporated by reference to
         Exhibit No. 10.7 of the 3rd Quarter 1998
         10-Q)++

 10.51   Form of Amended and Restated Stock Option    Incorporated by reference
         Agreement. (Incorporated by reference to
         Exhibit No. 10.33 of the 1998 10-K)++

 10.52   1998 Equity and Performance Incentive        Incorporated by reference
         Plan. (Incorporated by reference to
         Exhibit No. 10.8 of the 3rd Quarter 1998
         10-Q)++

 10.53   1998 Equity Plan for Non-Employee            Incorporated by reference
         Directors. (Incorporated by reference to
         Exhibit No. 10.9 of the 3rd Quarter 1998
         10-Q)++

 10.54   Agreement for Sale of Real Property          Incorporated by reference
         between Focal Communications Corporation
         and United Air Lines, Inc. dated August
         13, 1998. (Incorporated by reference to
         Exhibit No. 10.36 of the 1998 10-K)

 10.55   IRU Agreement dated April 28, 1999, by and   Filed herewith
         between Focal Financial Services, Inc. and
         Level 3 Communications, LLC. *

 10.56   Private Line Service Agreement, dated May    Filed herewith
         4, 1999, between Focal Communications
         Corporation and WorldCom Technologies,
         Inc. *

 21.1    Subsidiaries of the Registrant.              Incorporated by reference
         (Incorporated by reference to Exhibit
         No. 21.1 to the 1998 10-K)

 23.1    Consent of Arthur Andersen LLP.              Filed herewith

 23.2    Consent of Jones, Day, Reavis & Pogue.       To be filed by amendment
         (included as part of its opinion filed as
         Exhibit 5.1)

 24.1    Powers of Attorney.                          Filed herewith

--------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted portions have been filed separately with the Securities and Exchange Commission
++ Management Contract or Compensatory Plan